      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2001


                                             1933 ACT REGISTRATION NO. 333-52194
                                             1940 ACT REGISTRATION NO. 811-08559

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-6


               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                    OF SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

                    LINCOLN LIFE & ANNUITY FLEXIBLE PREMIUM
                            VARIABLE LIFE ACCOUNT M

                           (EXACT NAME OF REGISTRANT)

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                              (NAME OF DEPOSITOR)

               120 Madison Street, Suite 1700, Syracuse, NY 13202
              (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

               Depositor's Telephone Number, including Area Code

                                 (888) 223-1860


         Robert O. Sheppard, Esquire                            COPY TO:
  Lincoln Life & Annuity Company of New York           Jeffrey A. Brine, Esquire
        120 Madison Street, Suite 1700            The Lincoln National Life Insurance
              Syracuse NY 13202                                 Company
   (NAME AND ADDRESS OF AGENT FOR SERVICE)                 350 Church Street
                                                           Hartford, CT 06103


                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
                 As soon as practicable after effective date of
              Registration Statement, and continuously thereafter.

  INDEFINITE NUMBER OF UNITS OF INTEREST IN VARIABLE LIFE INSURANCE CONTRACTS
                     (TITLE OF SECURITIES BEING REGISTERED)

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) shall determine.

                             CROSS REFERENCE SHEET
                            (RECONCILIATION AND TIE)
                     REQUIRED BY INSTRUCTION 4 TO FORM S-6

ITEM OF FORM N-8B-2            LOCATION IN PROSPECTUS
-------------------            ----------------------
  1                            Cover Page; Highlights

  2                            Cover Page

  3                            *

  4                            Distribution of Policies

  5                            LLANY, the Separate Account and the General
                               Account

  6(a)                         LLANY, the Separate Account and the General
                               Account

  6(b)                         *

  9                            *

  10(a)-(c)                    Right-to-Examine Period; Surrenders; Accumulation
                               Value; Reports to Owners

  10(d)                        Right to Exchange the Policy; Policy Loans;
                               Surrender of the Policy; Allocation of Net
                               Premium Payments

  10(e)                        Lapse and Reinstatement

  10(f)                        Voting Rights

  10(g)-(h)                    Substitution of Securities

  10(i)                        Premium Payments; Transfers; Death Benefit;
                               Policy Values; Settlement Options

  11                           The Funds

  12                           The Funds

  13                           Charges; Fees

  14                           The Policy

  15                           Premium Payments; Transfers

  16                           LLANY, the Separate Account and the General
                               Account

  17                           Surrender of the Policy

  18                           LLANY, the Separate Account and the General
                               Account

  19                           Reports to Policy Owners

  20                           *

  21                           Policy Loans

  22                           *

  23                           LLANY, the Separate Account and the General
                               Account

  24                           Incontestability; Suicide; Misstatement of Age or
                               Gender

  25                           LLANY, the Separate Account and the General
                               Account

  26                           Fund Participation Agreements

  27                           LLANY, the Separate Account and the General
                               Account

ITEM OF FORM N-8B-2            LOCATION IN PROSPECTUS
-------------------            ----------------------
  28                           Directors and Officers of LLANY

  29                           LLANY, the Separate Account and the General
                               Account

  30                           *

  31                           *

  32                           *

  33                           *

  34                           *

  35                           *

  37                           *

  38                           Distribution of Policies

  39                           Distribution of Policies

  40                           *

  41(a)                        Distribution of Policies

  42                           *

  43                           *

  44                           The Funds; Premium Payments

  45                           *

  46                           Surrender of the Policy

  47                           LLANY, the Separate Account and the General
                               Account; Surrender of the Policy, Transfers

  48                           *

  49                           *

  50                           LLANY, the Separate Account and the General
                               Account

  51 Cover Page; Highlights; Premium Payments; Right to Exchange the Policy

  52                           Substitution of Securities

  53                           Tax Matters

  54                           *

  55                           *

* Not Applicable

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

LINCOLN LIFE & ANNUITY FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT M

HOME OFFICE LOCATION:                              ADMINISTRATIVE OFFICE:
120 MADISON STREET                                 PERSONAL SERVICE CENTER MVLI
SUITE 1700                                         350 CHURCH STREET
SYRACUSE, NY 13202                                 HARTFORD, CT 06103-1106
(888) 223-1860                                     (800) 444-2363

--------------------------------------------------------------------------------
               A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

This Prospectus describes LVUL(DB), a flexible premium variable life insurance contract (the "Policy"), offered by Lincoln Life & Annuity Company of New York ("LLANY," "we," "our" or "us").

The Policy features include: flexible premium payments; a choice of one of two death benefit options; a choice of underlying investment options.

It may not be advantageous to replace existing insurance or supplement an existing flexible premium variable life insurance contract with the Policy. This Prospectus and the Prospectuses of the Funds, furnished with this Prospectus, should be read carefully to understand the Policy being offered.

The Policy described in this prospectus is available only in New York.

You may allocate net premiums to the Sub-Accounts of our Flexible Premium Variable Life Account M ("Separate Account"). Each Sub-Account invests in one of the funds listed below.

AIM VARIABLE INSURANCE FUNDS
AIM V.I. Growth Fund
AIM V.I. International Equity Fund
AIM V.I. Value Fund


AMERICAN FUNDS INSURANCE SERIES
Global Small Capitalization Fund -- Class 2
Growth Fund -- Class 2
Growth-Income Fund -- Class 2


BARON CAPITAL FUNDS TRUST
Baron Capital Asset Fund -- Insurance Shares


DELAWARE GROUP PREMIUM FUND
Devon Series -- Standard Class
Emerging Markets Series -- Standard Class
High Yield Series -- Standard Class
REIT Series -- Standard Class
Small Cap Value Series -- Standard Class
Trend Series -- Standard Class



DEUTSCHE ASSET MANAGEMENT VIT FUNDS TRUST
EAFE-Registered Trademark- Equity Index Fund
Equity 500 Index Fund
Small Cap Index Fund


FIDELITY VARIABLE INSURANCE PRODUCTS FUND
Growth Portfolio -- Service Class
High Income Portfolio -- Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
Contrafund Portfolio -- Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
Growth Opportunities Portfolio -- Service Class


FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
Templeton Growth Securities Fund -- Class 2
Templeton International Securities Fund -- Class 2


JANUS ASPEN SERIES
Janus Aspen Series Balanced Portfolio --
  Institutional Shares
Janus Aspen Series Global Technology Portfolio --
  Service Shares
Janus Aspen Series Worldwide Growth Portfolio --
  Institutional Shares


LINCOLN NATIONAL FUNDS
LN Bond Fund, Inc.
LN Capital Appreciation Fund, Inc.
LN Equity-Income Fund, Inc.
LN Global Asset Allocation Fund, Inc.
LN Money Market Fund, Inc.
LN Social Awareness Fund, Inc.



MFS-Registered Trademark- VARIABLE INSURANCE TRUST
MFS Emerging Growth Series -- Initial Class
MFS Total Return Series -- Initial Class
MFS Utilities Series -- Initial Class


NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
AMT Mid-Cap Growth Portfolio
AMT Partners Portfolio

TO BE VALID, THIS PROSPECTUS MUST HAVE THE CURRENT MUTUAL FUNDS' PROSPECTUSES WITH IT. KEEP ALL FOR FUTURE REFERENCE.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE.


                         Prospectus dated: May 11, 2001

                               TABLE OF CONTENTS


CONTENTS                                  PAGE
--------                                  ----
HIGHLIGHTS............................       3
  Initial Choices To Be Made..........       3
  Death Benefit.......................       3
  Amount of Premium Payments..........       4
  Selection of Funding Vehicles.......       4
  Charges and Fees....................       5
  Fund Expenses.......................       5
  Changes in Specified Amount.........       8
LLANY, THE SEPARATE ACCOUNT AND THE
 GENERAL ACCOUNT......................       9
BUYING VARIABLE LIFE INSURANCE........      10
  Replacements........................      11
APPLICATION...........................      11
OWNERSHIP.............................      12
BENEFICIARY...........................      12
THE POLICY............................      13
  Policy Specifications...............      13
PREMIUM FEATURES......................      13
  Planned Premiums; Additional
   Premiums...........................      13
    Limits on Right to Make Payments
     of Additional and Planned
     Premiums.........................      13
    Premium Load; Net Premium
     Payment..........................      14
RIGHT-TO-EXAMINE PERIOD...............      14
TRANSFERS AND ALLOCATION AMONG
 ACCOUNTS.............................      14
  Allocation of Net Premium
   Payments...........................      14
  Transfers...........................      14
  Optional Sub-Account Allocation
   Programs...........................      15
    Dollar Cost Averaging.............      15
    Automatic Rebalancing.............      16
POLICY VALUES.........................      16
  Accumulation Value..................      16
  Separate Account Value..............      17
    Variable Accumulation Unit
     Value............................      17
    Variable Accumulation Units.......      17
  Fixed Account and Loan Account
   Value..............................      17
  Net Accumulation Value..............      18
FUNDS.................................      18
  Substitution of Securities..........      23
  Voting Rights.......................      23
  Fund Participation Agreements.......      23
CHARGES AND FEES......................      24
  Deductions from Premium Payments....      24
  Deductions Made Monthly.............      24
    Administrative Expenses...........      24
    Cost of Insurance Charge..........      25
  Mortality and Expense Risk Charge...      25
  Surrender Charges...................      25
  Reduction of Charges -- Purchases on
   a Case Basis; Exchanges............      26
  Transaction Fee for Excess
   Transfers..........................      26
DEATH BENEFITS........................      26
  Death Benefit Options...............      27
  Changes in Death Benefit Options and
   Specified Amount...................      27
  Federal Income Tax Definition of
   Life Insurance.....................      28



CONTENTS                                  PAGE
--------                                  ----
NOTICE OF DEATH OF INSURED............      28
PAYMENT OF DEATH BENEFIT PROCEEDS.....      28
  Settlement Options..................      29
POLICY LIQUIDITY......................      29
  Policy Loans........................      29
  Partial Surrender...................      30
  Surrender of the Policy.............      31
    Surrender Value...................      31
  Deferral of Payment and Transfers...      31
ASSIGNMENT; CHANGE OF OWNERSHIP.......      31
LAPSE AND REINSTATEMENT...............      32
  Lapse of a Policy...................      32
  No Lapse Provision..................      32
  Reinstatement of a Lapsed Policy....      33
COMMUNICATIONS WITH LLANY.............      33
  Proper Written Form.................      33
  Telephone Transaction Privileges....      33
OTHER POLICY PROVISIONS...............      33
  Issuance............................      33
  Date of Coverage....................      34
  Incontestability....................      34
  Misstatement of Age or Gender.......      34
  Suicide.............................      34
  Nonparticipating Policies...........      34
  Riders..............................      34
TAX ISSUES............................      34
  Taxation of Life Insurance Contracts
   in General.........................      35
  Policies Which Are MECS.............      36
  Policies Which Are Not MECS.........      37
  Other Considerations................      37
  Tax Status of LLANY.................      38
FAIR VALUE OF THE POLICY..............      38
DIRECTORS AND OFFICERS OF LLANY.......      39
DISTRIBUTION OF POLICIES..............      41
CHANGES OF INVESTMENT POLICY..........      41
STATE REGULATION......................      41
REPORTS TO OWNERS.....................      42
ADVERTISING...........................      42
LEGAL PROCEEDINGS.....................      42
EXPERTS...............................      42
REGISTRATION STATEMENT................      43
APPENDIX 1: MONTHLY CHARGES...........      44
APPENDIX 2: GUARANTEED MAXIMUM COST OF
 INSURANCE RATES......................      45
APPENDIX 3: ILLUSTRATION OF MAXIMUM
 SURRENDER CHARGES....................      46
APPENDIX 4: CORRIDOR PERCENTAGES......      48
APPENDIX 5: ILLUSTRATION OF
 ACCUMULATION VALUES, SURRENDER VALUES
 AND DEATH BENEFIT PROCEEDS...........      49
FINANCIAL STATEMENTS..................
  Separate Account....................     M-1
  Lincoln Life & Annuity Company of
   New York...........................     S-1

HIGHLIGHTS

                    This section is an overview of key Policy features. Your Policy is a flexible premium variable life insurance policy under which flexible premium payments are permitted and the Death Benefit and Policy values may vary with the investment performance of the funding option(s) selected. Its value may change on a:

                    1) fixed basis;
                    2) variable basis; or a
                    3) combination of both fixed and variable bases.


                    Review your personal financial objectives and discuss them with a qualified financial counselor before you buy a variable life insurance policy. This Policy may, or may not, be appropriate for your individual financial goals. If you are already entitled to favorable financial tax treatment, you should satisfy yourself that this Policy meets your other financial goals before you buy it. The value of the Policy and, under one option, the death benefit amount depend on the investment results of the funding options you select.



                    We offer other variable life insurance policies and variable annuity contracts with different features, benefits and charges. These policies also provide values that vary in accordance with the investment experience of a separate account of LLANY.


                    At all times, your Policy must qualify as life insurance under the Internal Revenue Code of 1986 (the "Code") to receive favorable tax treatment under Federal law. If these requirements are met, you may benefit from such tax treatment. LLANY reserves the right to return your premium payments if they result in your Policy failing to meet Code requirements.

                    INITIAL CHOICES TO BE MADE

                    The Policy Owner (the "Owner" or "you") is the person named in the "Policy Specifications" who has all of the Policy ownership rights. If no Owner is named, the Insured (the person whose life is insured under the Policy) will be the Owner of the Policy. You, as the Owner, have three important choices to make when the Policy is first purchased. You need to choose:

                    1) one of the two Death Benefit Options;
                    2) the amount of premium you want to pay; and
                    3) the amount of your Net Premium Payment to be placed in
                       each of the funding options you select. The Net Premium Payment is the balance of your Premium Payment that remains after certain charges are deducted from it.


                    DEATH BENEFIT


                    The Death Benefit is the amount LLANY pays to the Beneficiary(ies) when the Insured dies. Before we pay the Beneficiary(ies), any outstanding loan account balances or outstanding amounts due are subtracted from the Death Benefit. LLANY calculates the Death Benefit payable as of the date on which the Insured died.

                    When you purchase your Policy, you must choose one of two Death Benefit Options:


                    1) the Specified Amount (as explained in the Death Benefits section on page 26), as found on the Policy's Specification Page; or


                    2) the sum of the Specified Amount and the Net Accumulation Value (as explained in the Policy Values section on page 16).



                    You may also choose a ten-year "No Lapse Provision". This means that the Policy will not lapse during its first ten years regardless of the gains or losses of the Funds you select as long as you pay the specified No Lapse Premium. Therefore, the Initial Death

                    Benefit under your Policy will be guaranteed for ten years even though your Net Accumulation Value is insufficient to pay your current Monthly Deductions. The No Lapse Provision is available for no additional charge. Loans or Partial Surrenders may jeopardize the No Lapse Provision. See page 32.


                    If you have borrowed against your Policy or surrendered a portion of your Policy, your Death Benefit will be reduced by the Loan Account balance, by any loan interest accrued, but not yet charged, and any surrendered amount.

                    AMOUNT OF PREMIUM PAYMENT


                    When you apply for your Policy, you must decide how much premium to pay. Premium payments may be changed within the limits described on page 13.



                    You may use the value of the Policy to pay the premiums due and continue the Policy in force if sufficient values are available for premium payments. Be careful; if the investment options you choose do not do as well as you expect, there may not be enough value to continue the Policy in force without more premium payments. Charges against Policy values for the Cost of Insurance (see page 25) increase as the Insured gets older.


                    If your Policy lapses because your Monthly Premium Deduction is larger than the Net Accumulation Value, you may reinstate your Policy. See page 33.


                    When you first receive your Policy you will have 10 days to look it over. This is called the "Right-to-Examine" period. Use this time to review your Policy and make sure it meets your needs. During this period, your Initial Premium Payment will be deposited in the Money Market Sub-Account. If you then decide you do not want your Policy, we will return all Premium Payments to you with no interest paid. See page 14.


                    SELECTION OF FUNDING VEHICLES

                    This Prospectus focuses on the Separate Account investment information that makes up the "variable" part of the Policy. If you put money into the variable funding options, you assume all the investment risk on that money. This means that if the mutual fund(s) you select go up in value, the value of your Policy, net of charges and expenses, also goes up. If those funds lose value, so does your Policy. Each fund has its own investment objective. You should carefully read each Fund's prospectus before making your decision.


                    You must choose the Sub-Accounts in which you want to place your Net Premium Payment. These Sub-Accounts make up the Separate Account. Each Sub-Account invests in shares of a certain Fund. You may also place your Net Premium Payment or part of it into the Fixed Account. A Sub-Account is not guaranteed and will increase or decrease in value according to the particular Fund's investment performance. See page 18.


                    You may also use LLANY's Fixed Account to fund your Policy. Net Premium payments put into the Fixed Account:

                     - become part of LLANY's General Account;
                     - do not share the investment experience of the Separate
                       Account; and
                     - have a guaranteed minimum interest rate of 4% per year.


                    Interest beyond 4% is credited at LLANY's discretion. For additional information on the Fixed Account, see page 10.

                    CHARGES AND FEES (Fees Charged by LLANY)



                    LLANY may profit from any of these charges, including mortality and expense risk and cost of insurance charges, and may use the profit for any purpose, including covering shortfalls from other charges.


                    DEDUCTION FROM PREMIUM PAYMENTS. We deduct a premium charge of 5% from each Premium Payment.

                    MONTHLY DEDUCTION. There is a Monthly Deduction which includes administrative expenses, a cost of insurance charge and charges for riders that are placed on your policy.

                        ADMINISTRATIVE EXPENSES. We deduct a flat dollar Monthly Deduction of $10 for administrative expenses.


                        In addition, for the first two Policy Years, we deduct a monthly charge per $1,000 of Specified Amount. This monthly charge will vary with the insured's age as described on page 24 and as shown in Appendix 1. This monthly charge also applies, for 24 months, to any increase in Specified Amount.


                        The maximum for this additional monthly charge would be $0.4242 per $1,000 of Specified Amount. This would apply only if the insured's age as of the birth date nearest the Policy's issue date (or increase in specified amount) is 81 or older.

                        COST OF INSURANCE CHARGE. A monthly deduction is made for the Cost of Insurance charge. This charge varies by policy duration and insured's age, gender and premium class. The maximum monthly deductions are listed in Appendix 2.

                    Mortality and Expense Risk Charge. We make daily charges against the Separate Account for mortality and expense risk. This charge is guaranteed at an annual rate of 0.90% for Policy Years 1-19 and 0.20% for Policy Years 20 and beyond.

                    Transfer Charge. Each Policy Year you may make 12 transfers between funding options without charge. Beyond 12, a $25 fee may apply.


                    SURRENDER CHARGES. FULL SURRENDER. If you totally surrender your Policy within the first 15 Policy Years, the Surrender Charge is the amount retained by us. Calculation of the maximum Surrender Charge is described in Appendix 3. This charge is based on age, gender and policy duration. The maximum Surrender Charge will never exceed $46.82 per $1,000 of Specified Amount. PARTIAL SURRENDER. Each time you request a partial surrender of your Policy, we charge you 2% of the amount withdrawn, not to exceed $25. See page 26.



                    Loans. You may borrow within described limits against the Policy. If you borrow against your Policy, interest will be charged on the Loan Account Value at an annual interest rate of 8%. As a benefit to you Lincoln Life will credit interest of 7% per year on the Loan Account Value. See page 29.



                    REDUCTION OF CHARGES. Charges and fees may be reduced in some circumstances. See page 26.


                    FUND EXPENSES

                    The investment advisor for each of the Funds deducts a daily charge as a percent of the net assets in each fund as an asset management charge. The charge reflects asset management fees of the investment advisor (Management Fees), and other expenses incurred by the funds (including 12b-1 fees for Class 2 shares and Other Expenses). The charge has the effect of reducing the investment results credited to the Sub-Accounts. Future Fund expenses will vary.

                            PORTFOLIO EXPENSE TABLE



                                                                                             TOTAL
                                                                                             ANNUAL
                                                                                              FUND
                                                                                           OPERATING                   TOTAL FUND
                                                                                            EXPENSES      TOTAL        OPERATING
                                                                                            WITHOUT      WAIVERS     EXPENSES WITH
                                                       MANAGEMENT     12B-1      OTHER     WAIVERS OR      AND        WAIVERS AND
                                      FUND               FEES(1)       FEES     EXPENSES   REDUCTIONS   REDUCTIONS   REIMBURSEMENTS
                            -------------------------  -----------   --------   --------   ----------   ----------   --------------
                            AIM V.I. Growth..........     0.61%         N/A       0.22%       0.83%          N/A          0.83%
                            AIM V.I. International
                              Equity.................     0.73%         N/A       0.29%       1.02%          N/A          1.02%
                            AIM V.I. Value...........     0.61%         N/A       0.23%       0.84%          N/A          0.84%
                            AFIS Global Small
                              Capitalization --
                              Class 2................     0.80%        0.25%      0.06%       1.11%          N/A          1.11%
                            AFIS Growth --
                              Class 2................     0.36%        0.25%      0.02%       0.63%          N/A          0.63%
                            AFIS Growth-Income --
                              Class 2................     0.34%        0.25%      0.01%       0.60%          N/A          0.60%
                            Baron Capital Asset --
                              Insurance Shares (2)...     1.00%        0.25%      0.41%       1.66%       (0.16)%         1.50%
                            Delaware Devon --
                              Standard Class (3a)....     0.65%         N/A       0.19%       0.84%       (0.04)%         0.80%
                            Delaware Emerging Markets
                              -- Standard
                              Class (3b).............     1.25%         N/A       0.43%       1.68%       (0.18)%         1.50%
                            Delaware High Yield --
                              Standard Class (3c)....     0.65%         N/A       0.12%       0.77%          N/A          0.77%
                            Delaware REIT -- Standard
                              Class (3d).............     0.75%         N/A       0.28%       1.03%       (0.18)%         0.85%
                            Delaware Small Cap Value
                              -- Standard
                              Class (3e).............     0.75%         N/A       0.14%       0.89%       (0.04)%         0.85%
                            Delaware Trend --
                              Standard Class (3f)....     0.73%         N/A       0.11%       0.84%       (0.01)%         0.83%
                            Deutsche Asset Management
                              VIT -- EAFE Equity
                              Index (4)..............     0.45%         N/A       0.47%       0.92%       (0.27)%         0.65%
                            Deutsche Asset Management
                              VIT -- Equity 500 Index
                              (4)....................     0.20%         N/A       0.14%       0.34%       (0.04)%         0.30%
                            Deutsche Asset Management
                              VIT -- Small Cap Index
                              (4)....................     0.35%         N/A       0.34%       0.69%       (0.24)%         0.45%
                            Fidelity VIP: Growth --
                              Service Class (5)......     0.57%        0.10%      0.09%       0.76%          N/A          0.76%
                            Fidelity VIP: High Income
                              -- Service Class.......     0.58%        0.10%      0.10%       0.78%          N/A          0.78%
                            Fidelity VIP II:
                              Contrafund -- Service
                              Class (5)..............     0.57%        0.10%      0.09%       0.76%          N/A          0.76%
                            Fidelity VIP III: Growth
                              Opportunities --
                              Service Class (5)......     0.58%        0.10%      0.11%       0.79%          N/A          0.79%
                            Janus Aspen Series
                              Balanced --
                              Institutional
                              Shares (6).............     0.65%         N/A       0.01%       0.66%          N/A          0.66%
                            Janus Aspen Series Global
                              Technology -- Service
                              Shares (6).............     0.65%        0.25%      0.04%       0.94%          N/A          0.94%
                            Janus Aspen Series
                              Worldwide Growth --
                              Institutional
                              Shares (6).............     0.65%         N/A       0.04%       0.69%          N/A          0.69%
                            LN Bond..................     0.45%         N/A       0.09%       0.54%          N/A          0.54%
                            LN Capital
                              Appreciation...........     0.71%         N/A       0.05%       0.76%          N/A          0.76%
                            LN Equity-Income.........     0.72%         N/A       0.07%       0.79%          N/A          0.79%
                            LN Global Asset
                              Allocation.............     0.72%         N/A       0.22%       0.94%          N/A          0.94%
                            LN Money Market..........     0.48%         N/A       0.10%       0.58%          N/A          0.58%
                            LN Social Awareness......     0.33%         N/A       0.05%       0.38%          N/A          0.38%
                            MFS Emerging Growth --
                              Initial Class (7)......     0.75%         N/A       0.10%       0.85%          N/A          0.85%

                                                                                             TOTAL
                                                                                             ANNUAL
                                                                                              FUND
                                                                                           OPERATING                   TOTAL FUND
                                                                                            EXPENSES      TOTAL        OPERATING
                                                                                            WITHOUT      WAIVERS     EXPENSES WITH
                                                       MANAGEMENT     12B-1      OTHER     WAIVERS OR      AND        WAIVERS AND
                                      FUND               FEES(1)       FEES     EXPENSES   REDUCTIONS   REDUCTIONS   REIMBURSEMENTS
                            -------------------------  -----------   --------   --------   ----------   ----------   --------------
                            MFS Total Return --
                              Initial Class (7)......     0.75%         N/A       0.15%       0.90%          N/A          0.90%
                            MFS Utilities -- Initial
                              Class (7)..............     0.75%         N/A       0.16%       0.91%          N/A          0.91%
                            Neuberger Berman AMT Mid-
                              Cap Growth.............     0.84%         N/A       0.14%       0.98%          N/A          0.98%
                            Neuberger Berman AMT
                              Partners...............     0.82%         N/A       0.10%       0.92%          N/A          0.92%
                            Templeton Growth
                              Securities -- Class
                              2 (8a,b)...............     0.81%        0.25%      0.06%       1.12%          N/A          1.12%
                            Templeton International
                              Securities -- Class 2
                              (8b)...................     0.67%        0.25%      0.20%       1.12%          N/A          1.12%


                     ---------------------------------------------------

                     (1) Certain of the fund advisors reimburse the company for administrative costs incurred in connection with administering the funds as variable funding options under the contract. These reimbursements are generally paid out of the management fees and are not charged to investors. Some advisors pay higher fees than others.



                     (2) The Advisor is contractually obligated to reduce its fee to the extent required to limit Baron Capital Asset Fund's total operating expenses to 1.5% for the first $250 million of assets in the Fund, 1.35% for Fund assets over $250 million and 1.25% for Fund assets over $500 million. Without the expense limitations, total operating expenses for the Fund for the period January 1, 2000 through December 31, 2000 would have been 1.66%.



                     (3)   (a)The investment advisor for the Devon Series is
                              Delaware Management Company ("DMC"). Effective
                              May 1, 2001 through October 31, 2001, DMC has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 0.80%. Without such an arrangement, the total operating expense for the Series would have been 0.84%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows:
                              0.65% on the first $500 million, 0.60% on the next $500 million, 0.55% on the next $1,500 million, 0.50% on assets in excess of $2,500 million, all per year.



                           (b)The investment advisor for the Emerging Markets
                              Series is Delaware International Advisers Ltd. ("DIAL"). Effective May 1, 2001 through October 31, 2001, DIAL has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 1.50%. Without such an arrangement, the total operating expense for the Series would have been 1.68%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows: 1.25% on the first $500 million, 1.20% on the next $500 million, 1.15% on the next $1,500 million, 1.10% on assets in excess of $2,500 million, all per year.



                           (c)The investment advisor for the High Yield Series
                              is Delaware Management Company ("DMC"). Effective May 1, 2001 through October 31, 2001, DMC has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 0.80%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows: 0.65% on the first $500 million, 0.60% on the next $500 million, 0.55% on the next $1,500 million, 0.50% on assets in excess of $2,500 million, all per year.



                           (d)The investment advisor for the REIT Series is
                              Delaware Management Company ("DMC"). Effective
                              May 1, 2001 through October 31, 2001, DMC has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 0.85%. Without such an arrangement, the total operating expense for the Series would have been 1.03%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows:
                              0.75% on the first $500 million, 0.70% on the next $500 million, 0.65% on the next $1,500 million, 0.60% on assets in excess of $2,500 million, all per year.



                           (e)The investment advisor for the Small Cap Value
                              Series is Delaware Management Company ("DMC"). Effective May 1, 2001 through October 31, 2001, DMC has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 0.85%. Without such an arrangement, the total operating expense for the Series would have been 0.89%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows: 0.75% on the first $500 million, 0.70% on the next $500 million, 0.65% on the next $1,500 million, 0.60% on assets in excess of $2,500 million, all per year.



                           (f)The investment advisor for the Trend Series is
                              Delaware Management Company ("DMC"). Effective
                              May 1, 2001 through October 31, 2001, DMC has voluntarily agreed to waive its management fee and reimburse the Series for expenses to the extent that total expenses will not exceed 0.85%. Under its Management Agreement, the Series pays a management fee based on average daily net assets as follows: 0.75% on the first $$500 million, 0.70% on the next $500 million, 0.65% on the next $1,500 million, 0.60% on assets in excess of $2,500 million, all per year.



                     (4) Under the Advisory Agreement with Deutsche Asset Management, Inc. (the "Advisor"), the fund will pay an advisory fee at an annual percentage rate of 0.20% of the average daily net assets of the Equity 500 Index Fund. These fees are accrued daily and paid monthly. The Advisor has voluntarily undertaken to waive its fee and to reimburse the fund for certain expenses so that the fund's total operating expenses will not exceed 0.30% of average daily net assets. Under the Advisory Agreement with the "Advisor", the Small Cap Index Fund will pay an advisory fee at an annual percentage rate of 0.35% of the average daily net assets of the fund. These fees are accrued daily and paid monthly. The Advisor has voluntarily undertaken to waive its fee and to reimburse the fund for certain expenses so that the fund's total operating expenses will not exceed 0.45% of average daily net assets. Under the Advisory Agreement the "Advisor", the EAFE Equity Index Fund will pay an advisory fee at an annual percentage rate of 0.45% of the average daily net assets of the fund. These fees are accrued daily and paid monthly. The Advisor has voluntarily undertaken to waive its fee and to reimburse the fund for certain expenses so that the fund's total operating expenses will not exceed 0.65% of average daily net assets. Without the reimbursement to the Funds for the year ended 12/31/00 total expenses would have been 0.34% for the Equity 500 Index Fund, 0.69% for the Small Cap Index Fund and 0.92% for the EAFE Equity Index Fund.



                     (5) Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying fund expenses for details.



                     (6) Expenses are based upon expenses for the fiscal year ended December 31, 2000, restated to reflect a reduction in the management fee for Growth, Aggressive Growth and Worldwide Growth Portfolios. Expenses are stated both with and without contractual waivers by Janus Capital. Waivers, if applicable, are first applied against the management fee and then against other expenses, and will continue until at least the next annual renewal of the advisory agreement. All expenses are shown without the effect of any expense offset arrangements.



                     (7) Each series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. Each series may enter into such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. "Other Expenses" do not take into account these expense reductions, and are therefore higher than the actual expenses of the series. Had these fee reductions been taken into account, "Net Expenses" would be lower for certain series and would equal: 0.84% for Emerging Growth; 0.89% for Total Return; 0.90% for Utilities.



                     (8)   (a)The Fund administration fee is paid indirectly
                              through the management fee.



                           (b)The Fund's class 2 distribution plan or 'rule
                              12b-1 plan' is described in the Fund's prospectus.



                    CHANGES IN SPECIFIED AMOUNT


                    The Initial Specified Amount, chosen by the Policy Owner, is the initial Death Benefit.


                    Within certain limits, you may decrease or, with satisfactory evidence of insurability, increase the Specified Amount. The minimum Specified Amount is currently $100,000. Such changes will affect other aspects of your Policy. See page 27.

LLANY, THE SEPARATE ACCOUNT AND
THE GENERAL ACCOUNT

                    Lincoln Life & Annuity Company of New York is a life insurance company chartered under New York law on June 6, 1996. Wholly-owned by The Lincoln National Life Insurance Company ("Lincoln Life") and in turn by Lincoln National Corporation ("LNC"), a publicly held Indiana insurance holding company incorporated in 1968, it is licensed to sell life insurance policies and annuity contracts in New York. Its principal office is at 120 Madison Street, Suite 1700, Syracuse, NY 13202. LLANY, Lincoln Life, LNC and their affiliates comprise the "Lincoln Financial Group" which provides a variety of wealth accumulation and protection products and services.


                    Lincoln Life & Annuity Flexible Premium Variable Life Account M ("Account M") is a "separate account" established on November 24, 1997, pursuant to a resolution of the Board of Directors of LLANY. Under New York law, the assets of Account M attributable to the Policies, though LLANY's property, are not chargeable with liabilities of any other business of LLANY and are available first to satisfy LLANY's obligations under the Policies. Account M's income, gains, and losses are credited to or charged against Account M without regard to other income, gains, or losses of LLANY. Its values and investment performance are not guaranteed. It is registered with the Securities and Exchange Commission (the "Commission") as a "unit investment trust" under the 1940 Act and meets the 1940 Act's definition of "separate account". Such registration does not involve supervision by the Commission of Account M's or our management, investment practices, or policies. We have other registered separate accounts which fund other variable life insurance policies and variable annuity contracts.


                    Account M is divided into Sub-Accounts, each of which is invested solely in the shares of one of the Funds available as funding vehicles under the Policies. On each Valuation Day (any day on which the New York Stock Exchange is open and trading is unrestricted), Net Premium Payments allocated to Account M will be invested in Fund shares at net asset value, and monies necessary to pay for deductions, charges, transfers and surrenders from Account M are raised by selling Fund shares at net asset value.

                    The Funds and their investment objectives, which they may or may not achieve, are described in FUNDS. More Fund information is in the Funds' prospectuses, which must accompany or precede this prospectus and should be read carefully. Some Funds have investment objectives and policies similar to those of other funds managed by the same investment adviser. Their investment results may be higher or lower than those of the other funds, and there can be no assurance, and no representation is made, that a Fund's investment results will be comparable to the investment results of any other fund.


                    We reserve the right to add, withdraw or substitute Funds, subject to the conditions of the Policy and in compliance with regulatory requirements, if in our sole discretion, legal, regulatory, marketing, tax or investment considerations so warrant. In addition, a particular Fund may no longer be available for investment by the Sub-Accounts. No substitution will take place without prior approval of the Commission, to the extent required by law.


                    Shares of the Funds may be used by us and other insurance companies to fund both variable annuity contracts and variable life insurance policies. While this is not perceived as problematic, the Funds' governing bodies (Boards of Directors/Trustees) have agreed to monitor events to identify any material irreconcilable conflicts which might arise and to decide what responsive action might be appropriate. If a Sub-Account were to withdraw its investment in a Fund because of a conflict, a Fund might have to sell portfolio securities at unfavorable prices.

                    A Policy may also be funded in whole or in part through the "Fixed Account", part of LLANY's General Account supporting its insurance and annuity obligations. We will credit interest on amounts held in the Fixed Account as we determine from time to time, but not less than 4% per year. Interest, once credited, and Fixed Account principal are guaranteed. Interests in the Fixed Account have not been registered under the 1933 Act in reliance on exemptive provisions. The Commission has not reviewed Fixed Account disclosures, but they are subject to securities law provisions relating to accuracy and completeness.

BUYING VARIABLE LIFE INSURANCE


                    The Policies this Prospectus offers are variable life insurance policies which provide death benefit protection. Investors not needing death benefit protection should consider other forms of investment, as there are extra costs and expenses of providing the insurance feature. Further, life insurance purchasers who are risk-averse or want more predictable premium levels and benefits may be more comfortable buying more traditional, non-variable life insurance. However, variable life insurance is a flexible tool for financial and investment planning for persons needing death benefit protection and willing to assume investment risk and to monitor investment choices they have made.


                    Flexibility starts with the ability to make differing levels of premium payments. A young family just starting out may only be able to pay modest premiums initially but hope to increase premium payments over time. At first, this family would be paying primarily for the insurance feature (perhaps at ages where the insurance cost is relatively low) and later use a Policy more as a savings vehicle. A customer at peak earning capacity may wish to pay substantial premiums for a limited number of years prior to retirement, after which Policy values may suffice, based on future expected return results, though not guaranteed, to keep the Policy inforce for the expected lifetime and to provide, through loans, supplemental retirement income. A customer may be able to pay a large single premium, using the Policy primarily as a savings and investment vehicle for potential tax advantages. A parent or grandparent may find a policy on the life of a child or grandchild a useful gifting opportunity over a period of years and the basis of an investment program for the donee. A business may be able to use a Policy to fund non-qualified executive compensation or business continuation plans.

                    Sufficient premiums must always be paid to keep a policy inforce, and there is a risk of lapse if premiums are too low in relation to the insurance amount and if investment results are less favorable than anticipated. The No Lapse Provision, while in effect, may help assure a death benefit even if investment results are unfavorable.

                    Flexibility also results from being able to select, monitor and change investment choices within a Policy. With the wide variety of funding options available, it is possible to fine tune an investment mix and change it to meet changing personal objectives or investment conditions. Policy owners should be prepared to monitor their investment choices on an ongoing basis.

                    Variable life insurance has significant tax advantages under current tax law. A transfer of values from one fund to another within the Policy generates no taxable gain or loss. Any investment income and realized capital gains within a fund are automatically reinvested without being taxed to the Policy owners. Policy values therefore accumulate on a tax-deferred basis. These situations would normally result in immediate tax liabilities in the case of direct investment in mutual funds.

                    While these tax deferral features also apply to variable annuities, liquidity (the ability of Policy owners to access Policy values) is normally more easily achieved with variable life insurance. Unless a policy has become a "modified endowment contract" (see TAX ISSUES), an Owner can borrow Policy values tax-free, without surrender charges and at very low net interest cost. Policy loans can be a source of retirement income. Variable annuity withdrawals are generally taxable to the extent of accumulated income, may be subject to surrender charges, and will result in penalty tax if made before age 59 1/2.

                    Depending on the death benefit option chosen, accumulated Policy values may also be part of the eventual death benefit payable. If a Policy is heavily funded and investment performance is very favorable, the death benefit may increase even further because of tax law requirements that the death benefit be a certain multiple of Policy value, depending on the Insured's age (see DEATH BENEFITS). The death benefit is income-tax free and may, with proper estate planning, be estate-tax free. A tax advisor should be consulted.


                    There are costs and expenses of variable life insurance ownership which are directly related to Policy values (i.e. asset based costs), as is true with investment in mutual funds or variable annuities. A significant additional cost of variable life insurance is the "cost of insurance" charge which is imposed on the "amount at risk" (the death benefit less Policy value) and increases as the insured grows older. This charge varies by age, underwriting classification, smoking status and in most states by gender. The effect of its increase can be seen in illustrations in this Prospectus (see Appendix 5) or in personalized illustrations available upon request. Surrender Charges, which decrease over time, are another significant additional cost if the Policy is not retained.


                    REPLACEMENTS

                    Before purchasing the Policy to replace, or to be funded with proceeds borrowed or withdrawn from, an existing life insurance policy, the applicant should consider a number of matters. Will any commission be paid to an agent or any other person with respect to the replacement? Are coverages and comparable values available from the Policy, as compared to his or her existing policy? The Insured may no longer be insurable, or the contestability period may have elapsed with respect to the existing policy, while the Policy could be contested. The Owner should consider similar matters before deciding to replace the Policy or withdraw funds from the Policy for the purchase of funding a new policy of life insurance.

APPLICATION

                    Any person who wants to buy a Policy must first complete an application on a form provided by LLANY.

                    A completed application identifies the prospective Insured and provides sufficient information about the prospective insured to permit LLANY to begin underwriting the risks under the Policy. We require a medical history and examination of the Insured. LLANY may decline to provide insurance, or may place the Insured into a special underwriting category (these include preferred, non-smoker standard, smoker standard, non-smoker substandard and smoker substandard). The amount of the Cost of

                    Insurance deducted monthly from the Policy value after issue varies among the underwriting categories as well as by age of the Insured at his/her nearest birthday and gender of the Insured.

                    The applicant will initially select the Beneficiary or Beneficiaries who are to receive Death Benefit Proceeds, the initial face amount (the Initial Specified Amount) of the Death Benefit and which of two methods of computing the Death Benefit is to be used. (See DEATH BENEFITS, Death Benefit Options). The applicant will also indicate both the frequency and amount of Premium Payments, (see PREMIUM FEATURES), and how Policy values are initially to be allocated among the available funding options following the expiration of the Right-to-Examine Period. (See RIGHT-TO-EXAMINE PERIOD).

OWNERSHIP

                    The Owner is the person or persons named as Owner in the application, and on the Date of Issue will usually be identified as Owner in the Policy Specifications. If no person is identified as Owner in the Policy Specifications, then the Insured is the Owner. The person or persons designated to be Owner of the Policy must have, or hold legal title for the sole benefit of a person who has, an "insurable interest" in the life of the Insured under applicable state law. The Owner may be the Insured, or any other natural person or non-natural entity.

                    The Owner is entitled to exercise rights under the Policy so long as the Insured is living. These rights include the power to select and change the Beneficiary and the Death Benefit Option. The Owner generally also has the right to request policy loans, make partial surrenders or surrender the Policy. The Owner may also name a new owner, assign the Policy or agree not to exercise all of the Owner's rights under the Policy.

                    If the Owner predeceases the Insured, the Owner's rights in the Policy will belong to the Owner's estate, unless otherwise specified to LLANY.

BENEFICIARY

                    The Beneficiary is designated by the Owner or the Applicant to receive the Death Benefit proceeds payable under the Policy. The person or persons named in the application as "Beneficiary" are the Beneficiaries of the Death Benefit under the Policy, unless subsequently changed. Multiple Beneficiaries will be paid in equal shares, otherwise specified to us.

                    Except when LLANY has acknowledged an assignment of the Policy or an agreement not to change the Beneficiary, the Owner may change the Beneficiary at any time while the Insured is living. Any request for a change in the Beneficiary must be in a written form satisfactory to LLANY and submitted to LLANY. Unless the Owner has reserved the right to change the Beneficiary, such a request must be signed by both the Owner and the Beneficiary. When LLANY has recorded the change of Beneficiary, it will be effective as of the date of signature or, if there is no such date, the date recorded. No change of Beneficiary will affect or prejudice LLANY as to any payment made or action taken by LLANY before it was recorded.

                    If any Beneficiary dies before the Insured, the Beneficiary's potential interest shall pass to any surviving Beneficiaries, unless otherwise specified to LLANY. If no named Beneficiary survives the Insured, any Death Benefit Proceeds will be paid to the Owner or the Owner's executor, administrator or assignee.

THE POLICY

                    The Policy is the life insurance contract described in this Prospectus. The Date of Issue is the date on which LLANY begins life insurance coverage under a Policy, assuming the initial premium has been paid. A Policy Year is each twelve month period, beginning on the Date of Issue, during which the Policy is in effect. The Policy Anniversary is the day of the year the Policy was issued, or the next Valuation Day if that day is not a Valuation Day or is non-existent for that year. On issuance, a life insurance contract (Policy) will be delivered to the Owner. The Owner should promptly review the Policy to confirm that it sets forth the features specified in the application. The ownership and other options set forth in the Policy are registered, and may be transferred, solely on LLANY's books and records. Mere possession of the Policy does not imply ownership rights. If the Owner loses the Policy, LLANY will issue a replacement on request. LLANY may impose a Policy replacement fee.

                    POLICY SPECIFICATIONS

                    The Policy includes a Policy Specifications page, with supporting schedules, stating Policy information including the identity of the Owner, the Date of Issue, the Initial Specified Amount, the Death Benefit Option selected, the Insured, the Issue Age, the Beneficiary, the initial Premium Payment, the Surrender Charges, Expense Charges and Fees, Guaranteed Maximum Cost of Insurance Rates, and the No Lapse Premium.

PREMIUM FEATURES

                    The Policy permits flexible premium payments, meaning that the Owner may select the frequency and the amount of Premium Payments. After the Initial Premium Payment is made there is no minimum premium required, except to maintain the No Lapse Provision. (See LAPSE AND REINSTATEMENT No Lapse Provision). The initial Premium Payment is due on the Effective Date (the date on which the initial premium is applied to the Policy) and must be equal to or exceed the amount necessary to provide for two Monthly Deductions.

                    PLANNED PREMIUMS; ADDITIONAL PREMIUMS

                    Planned Premiums are the amount of premium (as shown in the Policy Specifications) the Applicant chooses to pay LLANY on a scheduled basis. This is the amount for which LLANY sends a premium reminder notice.

                    Any subsequent Premium Payments (Additional Premiums) must be sent directly to the Administrative Office. Additional Premiums will be credited only when actually received by LLANY. Planned Premiums may be billed annually, semiannually, or quarterly. Pre-authorized automatic Premium Payments can also be arranged at any time.

                    Unless specifically otherwise directed, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy Lapse) will be applied first to reduce Policy Indebtedness. There is no premium load on such payments to the extent applied to reduce indebtedness.

                    LIMITS ON RIGHT TO MAKE PAYMENTS OF ADDITIONAL AND PLANNED PREMIUMS

                    The Owner may increase Planned Premiums, or pay Additional Premiums, subject to the following limitations and LLANY's right to limit the amount or frequency of Additional Premiums.

                    LLANY may require evidence of insurability if any payment of Additional Premium (including Planned Premium) would increase the difference between the Death Benefit and the Accumulation Value. If LLANY is unwilling to accept the risk, the increase in premium will be refunded without interest and without participation of such amounts in any underlying investment.

                    LLANY may also decline any Additional Premium (including Planned Premium) or a portion thereof that would result in total Premium Payments exceeding the maximum limitation for life insurance under federal tax laws. The excess amount would be returned.

                    PREMIUM LOAD; NET PREMIUM PAYMENT

                    LLANY deducts 5% from each Premium Payment. This amount, sometimes referred to as premium load, covers certain Policy-related state tax and federal income tax liabilities and a portion of the sales expenses incurred by LLANY. The Premium Payment, net of the premium load, is called the "Net Premium Payment."

RIGHT-TO-EXAMINE PERIOD


                    A Policy may be returned to LLANY for cancellation on or before 10 days after delivery to the Owner. This is called Right-to-Examine Period. If the Policy is returned for cancellation within the Right-To-Examine Period, we will return any Premium Payments. However, if a Premium payment was made by check, there may be a delay until the check clears. Any Premium Payments we receive before the end of the Right-to-Examine Period will be held in the Money Market Sub-Account.


TRANSFERS AND ALLOCATION AMONG ACCOUNTS

                    ALLOCATION OF NET PREMIUM PAYMENTS

                    The allocation of Net Premium Payments among the Fixed Account and the Sub-Accounts may be set forth in the application. An Owner may change the allocation of future Net Premium Payments at any time. In any allocation, the amount allocated to any Sub-Account must be in whole percentages and result in a Sub-Account Value of at least $100 or a Fixed Account Value of $2,500. LLANY, at its sole discretion, may waive minimum balance requirements on the Sub-Accounts.

                    TRANSFERS

                    The Owner may make transfers among the Sub-Accounts, on the terms set forth below, at any time before the Insured reaches Age 100. The Owner should carefully consider current market conditions and each Sub-Account's investment policies and related risks before allocating money to the Sub-Accounts.

                    Transfer of amounts from one Sub-Account to another or from the Sub-Accounts to the Fixed Account are possible at any time. Within 30 days after each anniversary of the Date of Issue, the Owner may transfer up to 20% of the Fixed Account Value (as of the preceding anniversary of the Date of Issue) to one or more Sub-Accounts. The cumulative amount of transfers from the Fixed Account within any such 30 day period cannot exceed 20% of the Fixed Account Value on the most recent Policy Anniversary. Up to 12 transfer requests (a request may involve more than a single transfer) may be made in any Policy Year without charge, and any value remaining in a Sub-Account after a transfer must be at least $100. LLANY reserves the right to impose a $25 fee for each transfer request in excess of 12 requests in any Policy Year. LLANY may further limit transfers from the Fixed Account at any time.



                    Transfers must be made in proper written form, unless the Owner has given written authorization to LLANY to accept telephone transactions. Contact our Administrative Office for authorization forms and information on permitted telephone transactions. You may also send your request by facsimile to the Administrative Office. Written transfer requests or adequately authenticated telephone transfer requests received at the Administrative Office by the close of the New York Stock Exchange (usually 4:00 PM ET) on a Valuation Day will be effective as of that day. Otherwise, requests will be effective as of the next Valuation Day.


                    Any transfer among the Sub-Accounts or to the Fixed Account will result in the crediting and cancellation of Accumulation Units based on the Accumulation Unit values next determined after the Administrative Office receives a request in proper written form or adequately authenticated telephone transfer requests. Any transfer made which causes the remaining value of Accumulation Units for a Sub-Account or the Fixed Account to be less than $100 may result in those remaining Accumulation Units being canceled and their aggregate value reallocated proportionately among the other Sub-Accounts and the Fixed Account to which Policy values are then allocated.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

                    You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge, but may participate in only one program at any time. Transfers under these programs do not count against the 12 transfers per year without charge.

                    DOLLAR COST AVERAGING

                    Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account. Transfer allocations may be made to one or more of the Sub-Accounts (not the Fixed Account) on a monthly or quarterly basis. These transfers do not count against the free transfers available. By making allocations on a regularly scheduled basis, instead of on a lump sum basis, an Owner may reduce exposure to market volatility. Dollar Cost Averaging will not assure a profit or protect against a declining market.

                    If the Owner elects Dollar Cost Averaging, the value in the Money Market Sub-Account must be at least $1,000 initially. The minimum amount that may be allocated is $50 monthly.

                    An election for Dollar Cost Averaging is effective after the Administrative Office receives a request from the Owner in proper written form or by telephone, if adequately authenticated. An election is effective within ten business days, but only if there is sufficient value in the Money Market Sub-Account. LLANY may, in its sole discretion, waive Dollar Cost Averaging minimum deposit and transfer requirements.

                    Dollar Cost Averaging terminates automatically: (1) if the number of designated transfers has been completed; (2) if the value in the Money Market Sub-Account is insufficient to complete the next transfer; (3) within one week after the Administrative Office receives a request for termination in proper written form, or by telephone if adequately authenticated; or (4) if the Policy is surrendered.

                    AUTOMATIC REBALANCING

                    Automatic Rebalancing periodically restores to a pre-determined level the percentage of Policy value allocated to each Sub-Account (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until you change it. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing.

                    The Owner may select Automatic Rebalancing on a quarterly, semi-annual or annual basis. Automatic Rebalancing may be elected, terminated or the allocation may be changed at any time, effective within ten business days upon receipt by the Administrative Office of a request in proper written form or by telephone if adequately authenticated.

POLICY VALUES

                    The Accumulation Value is the sum of the Fixed Account Value, Separate Account Value and the Loan Account Value. The Accumulation Value of the Policy depends on the performance of the underlying investments. Policy values are used to pay for Policy fees and expenses, including the Cost of Insurance. Premium Payments to meet your objectives will vary based on the investment performance of the underlying investments. A market downturn, affecting the Sub-Accounts upon which the Accumulation Value of a particular Policy depends, may require additional premium payments beyond those expected (unless the No Lapse Provision requirements have been satisfied) to maintain the level of coverage or to avoid lapse of the Policy. We strongly suggest you review periodic statements to determine if additional premium payments must be made to avoid lapse of the Policy.


                    We will tell you at least annually the Accumulation Value, the number of Accumulation Units credited to the Policy, current Accumulation Unit Values, Sub-Account Values, the Fixed Account Value and the Loan Account Value.


                    ACCUMULATION VALUE


                    The portion of a Premium Payment, remaining after deduction for 5.0% for the premium load, is the Net Premium Payment. It is the Net Premium Payment that is available for allocation to the Fixed Account or the Sub-Accounts.


                    We credit each Net Premium Payment to the Policy as of the end of the Valuation Period in which it is received at the Administrative Office. The Valuation Period is the time between Valuation Days, and a Valuation Day is every day on which the New York Stock Exchange is open and trading unrestricted. Accumulation Units are valued on every Valuation Day.

                    The "Accumulation Value" of a Policy is determined by:
                    (1) multiplying the total number of Variable Accumulation Units credited to the Policy for each Sub-Account by its appropriate current Variable Accumulation Unit Value;
                    (2) if a combination of Sub-

                    Accounts is elected, totaling the resulting values; and
                    (3) adding any values attributable to the Fixed Account and the Loan Account. The Accumulation Value will be affected by Monthly Deductions.

                    SEPARATE ACCOUNT VALUE

                    The Separate Account Value is the portion of the Accumulation Value that is attributable to the Separate Account.

                    VARIABLE ACCUMULATION UNIT VALUE

                    All or a part of a Net Premium Payment allocated to a Sub-Account is converted into Variable Accumulation Units by dividing the amount allocated by the value of the Variable Accumulation Unit for the Sub-Account next calculated after it is received at the Administrative Office. The Variable Accumulation Unit value for each Sub-Account was initially established at $10.00. The Variable Accumulation Unit Value for each Sub-Account would thereafter increase or decrease from one Valuation Period to the next. Allocations to Sub-Accounts are made only as of the end of a Valuation Day.

                    VARIABLE ACCUMULATION UNITS

                    A "Variable Accumulation Unit" is a unit of measure used in the calculation of the value of each Sub-Account. The Variable Accumulation Unit value for a Sub-Account for a Valuation Period is determined as follows:
                       1. The total value of Fund shares held in the Sub-Account
                          is calculated by multiplying the number of Fund shares owned by the Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period; minus
                       2. The liabilities of the Sub-Account at the end of the
                          Valuation Period; such liabilities include daily charges imposed on the Sub-Account, and may include a charge or credit with respect to any taxes paid or reserved for by LLANY that LLANY determines result from the operations of the Separate Account; and
                       3. The result of (2) is divided by the number of Variable
                          Accumulation Units outstanding at the beginning of the Valuation Period.

                    The daily charge imposed on a Sub-Account for any Valuation Period is equal to the daily mortality and expense risk charge multiplied by the number of calendar days in the Valuation Period. The amount of Monthly Deduction allocated to each Sub-Account will result in the cancellation of Accumulation Units that have an aggregate value on the date of such deduction equal to the total amount by which the Sub-Account is reduced.

                    The number of Variable Accumulation Units credited to a Policy will not be changed by any subsequent change in the value of a Variable Accumulation Unit. Such value may vary from Valuation Period to Valuation Period to reflect the investment experience of the Fund used in a particular Sub-Account and fees and charges under the Policy.

                    FIXED ACCOUNT AND LOAN ACCOUNT VALUE

                    The Fixed Account Value and the Loan Account Value reflect amounts allocated to LLANY's General Account through payment of premiums or through transfers from the Separate Account or loans and interest charged. LLANY guarantees the Fixed Account Value.

                    NET ACCUMULATION VALUE

                    The "Net Accumulation Value" is the Accumulation Value less the Loan Account Value. The Net Accumulation Value represents the net value of the Policy and is the basis for calculating the Surrender Value.

FUNDS


                    Each of the Sub-Accounts of the Separate Account is invested solely in the shares of one of the Funds available under the Policies. Each of the Funds, in turn, is an investment portfolio of one of the trusts or corporations listed below. A given Fund may have a similar investment objective and principal investment strategy to those for another mutual fund managed by the same investment advisor or subadvisor. However, because of timing of investments and other variables there will be no correlation between the two investments. Even though the management strategy and the objectives of the Funds are similar, the investment results may vary.


                    The portfolios, their investment advisers and distributors, and the Funds within each that are available under the
                    Policies:

                    AIM VARIABLE INSURANCE FUNDS, managed by AIM
                    Advisors, Inc., and distributed by A I M Distributors Inc., 11 Greenway Plaza, Suite 100, Houston, TX 77046-1173

                        AIM V.I. Growth Fund
                        AIM V.I. International Equity Fund
                        AIM V.I. Value Fund


                    AMERICAN FUNDS INSURANCE SERIES, managed by Capital Research and Management Company and distributed by American Funds Distributors, Inc., 333 South Hope Street, Los Angeles, CA 90071


                        AFIS Global Small Capitalization Fund -- Class 2 AFIS Growth Fund -- Class 2
                        AFIS Growth-Income Fund -- Class 2

                    BARON CAPITAL FUNDS TRUST, managed by BAMCO, Inc. and distributed by Baron Capital Inc., 767 Fifth Avenue, New York, NY 10153

                        Baron Capital Asset Fund -- Insurance Shares


                    DELAWARE GROUP PREMIUM FUND, managed by Delaware Management Company, One Commerce Square, Philadelphia, PA 19103 and for Emerging Markets, Delaware International Advisers, Ltd., 80 Cheapside, London, England ECV2 6EE, and distributed by Delaware Distributors, L.P., One Commerce Square, Philadelphia, PA 19103



                        Devon Series -- Standard Class
                        Emerging Markets Series -- Standard Class
                        High Yield Series -- Standard Class
                        REIT Series -- Standard Class
                        Small Cap Value Series -- Standard Class
                        Trend Series -- Standard Class

                    DEUTSCHE ASSET MANAGEMENT VIT FUNDS TRUST, managed by Deutsche Asset Management, Inc., 130 Liberty Street, New York, NY 10006 and distributed by Provident Distributors, Inc., Four Falls Corporate Center, West Conshohocken PA 19428


                        EAFE-Registered Trademark- Equity Index Fund
                        Equity 500 Index Fund
                        Small Cap Index Fund

                    FIDELITY VARIABLE INSURANCE PRODUCTS FUND, FIDELITY VARIABLE INSURANCE PRODUCTS FUND II, AND FIDELITY VARIABLE INSURANCE PRODUCTS FUND III, managed by Fidelity Management & Research Company and distributed by Fidelity Distributors Corporation, 82 Devonshire Street, Boston, MA 02109


                        Fidelity VIP Growth Portfolio -- Service Class Fidelity VIP High Income Portfolio -- Service Class Fidelity VIP II Contrafund Portfolio -- Service Class Fidelity VIP III Growth Opportunities Portfolio --
                    Service Class



                    FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST, managed by Templeton Investment Counsel, LLC., Broward Financial Centre, STE 2100 Fort Lauderdale FL 33394 and for Growth Securities, Templeton Global Advisors, Lyford Cay, Nassau N.P., Bahamas, and distributed by Franklin Templeton Distributors, Inc. 777 Mariners Island Blvd. San Mateo CA 94403-7777



                        Templeton Growth Securities Fund -- Class 2


                        Templeton International Securities Fund -- Class 2


                    JANUS ASPEN SERIES, managed by Janus Capital and distributed by Janus Distributors, Inc., 100 Fillmore Street, Denver, CO 80206-4928.

                        Janus Aspen Series Balanced Portfolio -- Institutional
                    Shares
                        Janus Aspen Series Global Technology Portfolio --
                    Service Shares
                        Janus Aspen Series Worldwide Growth Portfolio --
                    Institutional Shares


                    LINCOLN NATIONAL FUNDS, managed by Delaware Lincoln Investment Advisers and for Social Awareness, Vantage Investment Advisers, 2005 Market Street, Philadelphia PA 19103. Sub-advisors are also noted.



                        LN Bond Fund, Inc.
                        LN Capital Appreciation Fund, Inc. (Sub-advised by Janus
                    Capital Corp.)
                        LN Equity-Income Fund, Inc. (Sub-advised by Fidelity
                    Management & Research Company)
                        LN Global Asset Allocation Fund, Inc. (Sub-advised by
                    Putnam Investment Management, LLC)
                        LN Money Market Fund, Inc.
                        LN Social Awareness Fund, Inc.



                    MFS-REGISTERED TRADEMARK- VARIABLE INSURANCE TRUST, managed by Massachusetts Financial Services Company and distributed by MFS Fund Distributors, Inc., 500 Boylston Street, Boston, MA 02116



                        MFS Emerging Growth Series--Initial Class
                        MFS Total Return Series--Initial Class
                        MFS Utilities Series--Initial Class

                    NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST, managed and distributed by Neuberger Berman Management Inc., 605 Third Avenue, 2nd Floor, New York, NY 10158-0006

                        NB AMT Mid-Cap Growth Portfolio
                        NB AMT Partners Portfolio

                    The investment advisory fees charged the Funds by their advisers are shown listed under "Fund Expenses" in this Prospectus.

                    Below is a brief description of the investment objective and program of each Fund. There can be no assurance that any of the stated investment objectives will be achieved.

                    AIM V.I. GROWTH FUND: Seeks growth of capital primarily by investing in seasoned and better capitalized companies considered to have strong earnings momentum. Focus is on companies that have experienced above-average growth in earnings and have excellent prospects for future growth.


                    AIM V.I. INTERNATIONAL EQUITY FUND: Seeks to provide long-term growth of capital.



                    AIM V.I. VALUE FUND: Seeks to achieve long-term growth of capital.


                    AFIS GLOBAL SMALL CAPITALIZATION FUND -- CLASS 2: Seeks to make your investment grow over time by investing primarily in stocks of smaller companies located around the world that typically have market capitalization of $50 million to $1.5 billion. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.


                    AFIS GROWTH FUND -- CLASS 2: Seeks to make your investment grow over time by investing primarily in common stocks of companies that appear to offer superior opportunities for growth of capital. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.


                    AFIS GROWTH-INCOME FUND -- CLASS 2: Seeks to make your investment grow and provide you with income over time by investing primarily in common stocks or other securities which demonstrate the potential for appreciation and/or dividends. The fund is designed for investors seeking both capital appreciation and income.


                    BARON CAPITAL ASSET FUND -- INSURANCE SHARES: The investment objective is to purchase stocks judged by the advisor to have the potential of increasing their value at least 50% over two subsequent years, although that goal may not be achieved.



                    DELAWARE GROUP DEVON SERIES -- STANDARD CLASS: Seeks total return by investing primarily in common stocks that the Investment Manager believes have the potential for above-average earnings per share growth over time combined with a high degree of earnings consistency.



                    DELAWARE GROUP EMERGING MARKETS SERIES -- STANDARD CLASS:
                    Seeks long-term capital appreciation by investing primarily in stocks of companies located or operating in emerging countries.



                    DELAWARE GROUP HIGH YIELD SERIES -- STANDARD CLASS: Seeks total return and, as a secondary objective, high current income. The Series invests primarily in high-yield corporate bonds commonly known as junk bonds. An investment in this Series may involve greater risks than an investment in a portfolio comprised primarily of investment-grade bonds.

                    DELAWARE GROUP REIT SERIES -- STANDARD CLASS: Seeks to achieve maximum long-term total return with capital appreciation as a secondary objective by investing in the securities of companies primarily engaged in the real estate industry.



                    DELAWARE GROUP SMALL CAP VALUE SERIES -- STANDARD CLASS:
                    Seeks capital appreciation by investing primarily in stocks of small cap companies whose market values appear low relative to underlying value or future earnings and growth potential.



                    DELAWARE GROUP TREND SERIES -- STANDARD CLASS: Seeks long-term capital appreciation by investing primarily in stocks of small companies and convertible securities of emerging and other growth-oriented companies.



                    DEUTSCHE VIT EAFE-Registered Trademark- EQUITY INDEX FUND:
                    The Fund seeks to replicate as closely as possible, before expenses, the total return of the Morgan Stanley Capital International (MSCI) EAFE-Registered Trademark- Index (EAFE-Registered Trademark- Index) which emphasizes stocks of companies in major markets in Europe, Australia and the Far East.



                    DEUTSCHE VIT EQUITY 500 INDEX FUND: The Fund seeks to match, as closely as possible, before expenses, the performance of the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index), which emphasizes stocks of large US companies.



                    DEUTSCHE VIT SMALL CAP INDEX FUND: The Fund seeks to match, as closely as possible, before expenses, the performance of the Russell 2000 Small Stock Index (the Russell 2000 Index), which emphasizes stocks of small US companies.


                    FIDELITY VIP GROWTH PORTFOLIO -- SERVICE CLASS: Seeks long-term capital appreciation. The portfolio normally purchases common stocks.

                    FIDELITY VIP HIGH INCOME PORTFOLIO -- SERVICE CLASS: Seeks high current income by investing at least 65% of total assets in income-producing debt securities, with an emphasis on lower quality securities.

                    FIDELITY VIP II CONTRAFUND PORTFOLIO -- SERVICE CLASS: Seeks capital appreciation by investing primarily in securities of companies whose value the advisor believes is not fully recognized by the public.

                    FIDELITY VIP III GROWTH OPPORTUNITIES PORTFOLIO -- SERVICE
                    CLASS: Seeks capital growth by investing primarily in common stocks.

                    JANUS ASPEN SERIES BALANCED PORTFOLIO -- INSTITUTIONAL
                    SHARES: Seeks long term growth of capital, consistent with the preservation of capital and balanced by current income. The Portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential.

                    JANUS ASPEN SERIES GLOBAL TECHNOLOGY PORTFOLIO -- SERVICE
                    SHARES: Seeks long-term growth of capital. The Portfolio invests primarily in equity securities of U.S. and foreign companies, selected for their growth potential. Normally, it invests at least 65% of its total assets in securities or companies that the portfolio manager believes will benefit significantly from advancements or improvements in technology.


                    JANUS ASPEN SERIES WORLDWIDE GROWTH PORTFOLIO -- INSTITUTIONAL SHARES: Seeks long-term growth of capital in a manner consistent with the preservation of capital. Pursues objective by investing primarily in common stocks of companies of any size throughout the world. The Portfolio normally invests in insurers from at least 5 different countries, including the U.S. The Portfolio may at times invest in fewer than five countries or even a single country.

                    LINCOLN NATIONAL BOND FUND: Seeks maximum current income consistent with prudent investment strategy. The fund invests primarily in medium-and long-term corporate and government bonds.

                    LINCOLN NATIONAL CAPITAL APPRECIATION FUND: Seeks long-term growth of capital in a manner consistent with preservation of capital. The fund primarily buys stocks in a large number of companies of all sizes if the companies are competing well and if their products and services are in high demand. It may also buy some money market securities and bonds, including junk bonds.

                    LINCOLN NATIONAL EQUITY-INCOME FUND: Seeks reasonable income by investing primarily in income-producing equity securities. The fund invests mostly in high-income stocks with some high-yielding bonds (including junk bonds)


                    LINCOLN NATIONAL GLOBAL ASSET ALLOCATION FUND: Seeks long-term total return consistent with preservation of capital. The fund allocates its assets among several categories of equity and fixed-income securities, both of U.S. and foreign issuers.



                    LINCOLN NATIONAL MONEY MARKET FUND: Seeks maximum current income consistent with the preservation of capital. The fund invests in high quality short term obligations issued by U.S. corporations, the U.S. government, and federally-chartered banks and U.S. branches of foreign banks.



                    LINCOLN NATIONAL SOCIAL AWARENESS FUND: Seeks long-term capital appreciation. The Fund buys stocks of established companies which adhere to certain specific social criteria.



                    MFS EMERGING GROWTH SERIES -- INITIAL CLASS: Seeks to provide long-term growth of capital.



                    MFS TOTAL RETURN SERIES -- INITIAL CLASS: Seeks primarily to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital, and secondarily to provide a reasonable opportunity for growth of capital and income.



                    MFS UTILITIES SERIES -- INITIAL CLASS: Seeks capital growth and current income (income above that available from a portfolio invested entirely in equity securities).


                    NB AMT MID-CAP GROWTH PORTFOLIO: Seeks capital appreciation by investing primarily in common stocks of medium-capitalization companies, using a growth-oriented investment approach.

                    NB AMT PARTNERS PORTFOLIO: Seeks capital growth by investing mainly in common stocks of mid-to-large capitalization established companies, using the value-oriented investment approach. Neuberger Berman Management Inc. serves as the Fund's investment adviser. Neuberger Berman, LLC serves as the Fund's investment sub-adviser.


                    TEMPLETON GROWTH SECURITIES FUND -- CLASS 2: Seeks long-term capital growth. Invests primarily in stocks of companies in various nations throughout the world including the U.S. and emerging markets. Templeton Global Advisors Limited serves as the Fund's investment advisor.



                    TEMPLETON INTERNATIONAL SECURITIES FUND -- CLASS 2: Seeks long-term capital growth. Invests primarily in stocks of companies outside the United States, including emerging markets. Templeton Investment Counsel, LLC serves as Fund's investment advisor.


                    Several of the Funds may invest in non-investment grade, high-yield, high-risk debt securities (commonly referred to as "junk bonds"), as detailed in the individual Fund Prospectuses. Please review the prospectuses carefully.

                    There is no assurance that the investment objective of any of the Funds will be met. You assume all of the investment performance risk for the Sub-Accounts you select. There is investment performance risk in each of the Sub-Accounts, although the amount of such risk varies significantly among the Sub-Accounts. Owners should read each Fund's prospectus carefully and understand the risks before making or changing investment choices. Additional Funds may, from time to time, be made available as underlying investments with prior approval of the New York Insurance Department. The right to select among Funds will be limited by the terms and conditions imposed by LLANY (See Allocation of Net Premium Payments). LLANY may make these changes (including substitutions) for some or all classes of policyholders.


                    SUBSTITUTION OF SECURITIES


                    If the shares of any Fund should no longer be available for investment by the Separate Account or if, in the judgment of LLANY, further investment in such shares should cease to be appropriate in view of the purpose of the Separate Account or in view of legal, regulatory or federal income tax restrictions, or for any other reason in our sole discretion; LLANY may substitute shares of another Fund. There will be no substitution of securities in any Sub-Account without prior approval of the Commission. Substitute Funds may have higher charges than the Funds being replaced.



                    Substitutions may be made with respect to existing investments or the investment of future premium payments, or both. We may close Sub-Accounts to allocations of premium payments or contract value, or both, at any time in our sole discretion. The Funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.


                    VOTING RIGHTS

                    LLANY will vote the shares of each Fund held in the Separate Account at special meetings of the shareholders of the particular Fund in accordance with instructions received by the Administrative Office in proper written form from persons having a voting interest in the Separate Account. LLANY will vote shares for which it has not received instructions in the same proportion as it votes shares in the Separate Account for which it has received instructions. The Funds do not hold regular meetings of shareholders.

                    To determine how many votes each policy owner is entitled to direct with respect to a Fund, first we will calculate the dollar amount of your account value attributable to that Fund. Second, we will divide that amount by $100.00. The result is the number of votes you may direct.

                    The number of shares which a person has a right to vote will be determined as of a date to be chosen by the appropriate Fund not more than sixty (60) days prior to the meeting of the particular Fund. Voting instructions will be solicited by written communication at least fourteen (14) days prior to the meeting.

                    FUND PARTICIPATION AGREEMENTS


                    In order to make the Funds available, LLANY has entered into agreements with the trusts or corporations and their advisors or distributors. In some of these agreements, LLANY must perform certain administrative services for the Fund advisors or distributors. For these administrative functions, LLANY may be compensated by the Fund at annual rates of between .14% and .35% of the assets attributable to the Policies.


CHARGES AND FEES


                    The investment advisor for each of the Funds deducts a daily charge as a percent of the net assets in each fund as an asset management charge. See "Fund Expenses".



                    We deduct charges in connection with the Policy to compensate us for providing the Policy's insurance benefit, administering the Policy, assuming certain risks under the Policy and for sales-related expenses we incur. LLANY may profit from any of these charges, including mortality and expense risk and cost of insurance charges and may use the profit for any purpose, including covering shortfalls from other charges.


                    The nature and amount of these charges are as follows:

                    DEDUCTIONS FROM PREMIUM PAYMENTS

                    We deduct a premium charge of 5% from each Premium Payment.

                    DEDUCTIONS MADE MONTHLY

                    We make various expense deductions monthly. The Monthly Deductions, including administrative expenses, including the Cost of Insurance Charge and charges for supplemental riders or benefits, if any, are deducted proportionately from the Net Accumulation Value of each underlying investment subject to the charge. For Sub-Accounts, Variable Accumulation Units are canceled and the value of the canceled Units withdrawn in the same proportion as their respective values have to the Net Accumulation Value. The Monthly Deductions are made on the "Monthly Anniversary Day", the Date of Issue and the same day of each month thereafter, or if there is no such date in a given month, then the first Valuation Day of the next month. If the day that would otherwise be a Monthly Anniversary Day is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day.

                    If the Net Accumulation Value is insufficient to cover the current Monthly Deduction, you have a 61-day period (Grace Period) to make a payment sufficient to cover that deduction. (See LAPSE AND REINSTATEMENT Lapse of a Policy).

                    If the Insured attains Age 100 with the Policy still in effect, no further Monthly Deductions will be made, the Separate Account Value will be transferred to the Fixed Account, and Policy will then remain in force until surrender or the Insured's death.

                    ADMINISTRATIVE EXPENSES

                    There is a flat dollar Monthly Deduction of $10.

                    In addition, during the first two Policy Years, and for 24 months after any increase in Specified Amount, there is a monthly charge per $1000 of Specified Amount, or increase therein, based on the Insured's age nearest birthday at the Policy's issue date and the date of any increase. That charge is $0.0283 for ages 15 through 30 (or $2.83 per month for a Policy with a $100,000 Specified Amount) and rises gradually to $0.07 for age 40, $0.12 for age 52, $0.2075 for age 64, $0.32 for age 76, and $0.4242 for ages 81 and older. A complete table is in Appendix 1.

                    These charges compensate us for administrative expenses associated with Policy issue and ongoing Policy maintenance including premium billing and collection, policy value calculation, confirmations, periodic reports and other similar matters.

                    COST OF INSURANCE CHARGE

                    The Cost of Insurance is the portion of the Monthly Deduction designed to compensate LLANY for the anticipated cost of paying Death Benefits in excess of the Accumulation Value, not including riders, supplemental benefits or monthly expense charges.

                    The Cost of Insurance charge depends on the Age, policy duration, underwriting category and gender of the Insured and the current Net Amount at Risk. The Net Amount at Risk is the Death Benefit minus the Accumulation Value. The rate on which the Monthly Deduction for the Cost of Insurance is based will generally increase as the Insured ages. The Cost of Insurance charge could decline if the Net Amount at Risk drops relatively faster than the Cost of Insurance Rate increases.

                    The Cost of Insurance charge is determined by dividing the Death Benefit at the beginning of the Policy Month by
                    1.0032737 (the monthly equivalent of an annual rate of 4%), subtracting the Accumulation Value at the beginning of the Policy Month and multiplying the result (the Net Amount at Risk) by the applicable Cost of Insurance Rate as determined by LLANY. The Guaranteed Cost of Insurance Rates are in Appendix 2.

                    MORTALITY AND EXPENSE RISK CHARGE

                    LLANY deducts a daily charge as a percentage of the assets of the Separate Account as a mortality and expense risk charge. The mortality risk assumed is that insureds may live for a shorter period than estimated, and therefore, a greater amount of death benefit will be payable. The expense risk assumed is that expenses incurred in issuing and administering the policies will be greater than estimated. The mortality and expense risk charge is guaranteed at an annual rate of 0.90% in Policy Years 1-19 and 0.20% in Policy Years 20 and beyond.

                    SURRENDER CHARGES

                    A generally declining "Surrender Charge" may apply if the Policy is totally surrendered or lapses during the first fifteen years following the Date of Issue or the first fifteen years following an increase in Specified Amount. The Surrender Charge varies by Age of the Insured, the number of years since the Date of Issue, and Specified Amount.


                    The charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs and is retained by LLANY. The Surrender Charge is included in each Policy and is in compliance with New York's nonforfeiture law. Examples of the maximum Surrender Charge can be seen in Appendix 3.


                    The Surrender Charge under a Policy is proportional to the face amount of the Policy. Expressed as a percentage of face amount, it is higher for older than for younger issue ages. The Surrender Charge cannot exceed Policy value. All Surrender Charges decline to zero over the 15 years following issuance of the Policy. See, for example, the illustrations in Appendix 5.


                    If the Specified Amount is increased, a new Surrender Charge will be applicable, in addition to any existing Surrender Charge. The Surrender Charge applicable to the increase would be equal to the Surrender Charge on a new Policy whose Specified Amount was equal to the amount of the increase. Supplemental Policy Specifications will be sent to the Owner upon an increase in Specified Amount reflecting the additional Surrender Charge in the Table of Surrender Charges. The minimum allowable increase in Specified Amount is $1,000. LLANY may change this at any time.


                    If the Specified Amount is decreased while the Surrender Charge applies, the Surrender Charge will remain the same.

                    No Surrender Charge is imposed on a partial surrender, but an administrative fee of $25 (not to exceed 2% of the amount surrendered) is imposed, allocated pro-rata among the Sub-Accounts from which the partial surrender proceeds are taken.

                    Any surrender may result in tax implications. (SEE TAX
                    ISSUES)

                    Based on its actuarial determination, LLANY does not anticipate that the Surrender Charge, together with the portion of the premium load attributable to sales expense, will cover all sales and administrative expenses which LLANY will incur in connection with the Policy. Any such shortfall, including but not limited to payment of sales and distribution expenses, would be available for recovery from the General Account of LLANY, which supports insurance and annuity obligations.

                    REDUCTION OF CHARGES -- PURCHASES ON A CASE BASIS; EXCHANGES


                    This Policy is available for purchases by corporations and other groups or sponsoring organizations on a case basis. LLANY reserves the right to reduce premium loads or any other charges on certain cases, where it is expected that the amount or nature of such cases will result in savings of sales, underwriting, administrative or other costs. Eligibility for these reductions and the amount of reductions will be determined by a number of factors, including but not limited to, the number of lives to be insured, the total premiums expected to be paid, total assets under management for the policy owner, the nature of the relationship among the insured individuals, the purpose for which the Policies are being purchased, the expected persistency of the individual policies and any other circumstances which LLANY believes to be relevant to the expected reduction of its expenses. Some of these reductions may be guaranteed and others may be subject to withdrawal or modification by LLANY on a uniform case basis. Reductions in these charges will not be unfairly discriminatory against any person, including the affected Policy Owners funded by Account M.


                    TRANSACTION FEE FOR EXCESS TRANSFERS


                    A $25 fee may apply for each transfer request in excess of 12 in any Policy Year. A single transfer request, either in writing or by telephone may consist of multiple transactions.


DEATH BENEFITS

                    The Death Benefit Proceeds is the amount payable to the Beneficiary upon the death of the Insured, in accordance with the Death Benefit Option elected. Loans (if any) and overdue deductions are deducted from the Death Benefit Proceeds prior to payment.


                    The Specified Amount, which may not be less than $100,000, is the amount requested by the Policy Owner at the time of application for insurance. This amount, in combination with a death benefit option, will define the death benefit. The Specified Amount is a field on the Policy Specification Page.



                    The applicant must select the Specified Amount of Death Benefit, and the Death Benefit Option. The two Death Benefit Options are described below. The applicant must consider a number of factors in selecting the Specified Amount, including the amount of proceeds required when the Insured dies and the Owner's ability to make Premium Payments. The ability of the Owner to support the Policy, particularly in later years, is an important factor in selecting between the Death Benefit Options, because the greater the Net Amount at Risk at any time, the more that will be deducted each month from the value of the Policy to pay the Cost of Insurance.


                    DEATH BENEFIT OPTIONS


                    Two different Death Benefit Options are available under the Policy. Regardless of which Death Benefit Option you choose, the Death Benefit Proceeds payable under the Policy is the greater of (a) the amount determined under the Death Benefit Option in effect on the date of the Insured's Death, less (in each case) any indebtedness under the Policy or (b) an amount determined by LLANY equal to that required by the Internal Revenue Code to maintain the Policy as a life insurance policy, also referred to as the "Corridor Death Benefit."



                    The "Corridor Death Benefit" is the applicable percentage (the Corridor Percentage) of the Accumulation Value (rather than by reference to the Specified Amount) required to maintain the Policy as a "life insurance contract" for Federal income tax purposes. The Corridor Percentage is 250% through the time the insured reaches age 40 and decreases in accordance with the table in Appendix 3 to 100% when the Insured reaches age 95.



                    Death Benefit Option 1 provides Death Benefit Proceeds equal to the Specified Amount (a minimum of $100,000). If
                    Option 1 is selected, the Policy pays level Death Benefit Proceeds less indebtedness and any partial surrenders unless the Minimum Death Benefit exceeds the Specified Amount. (See DEATH BENEFITS, Federal Income Tax Definition of Life Insurance). See the effect of Partial Surrenders Section on page 31.



                    Death Benefit Option 2 provides Death Benefit Proceeds equal to the sum of the Specified Amount plus the Net Accumulation Value as of the date of the Insured's death, less any loan interest accrued but not yet charged. If Option 2 is selected, the Death Benefit Proceeds increase or decrease over time, depending on the amount of premium paid and the investment performance of the underlying Sub-Accounts. See the effect of Partial Surrenders section on page 31.


                    If for any reason the applicant fails to affirmatively elect a particular Death Benefit Option, Death Benefit Option 1 shall apply until changed as provided below.

                    Owners who prefer insurance coverage that generally does not vary in amount and generally has lower Cost of Insurance Charges should elect Option 1. Owners who prefer to have favorable investment experience reflected in increased insurance coverage should elect Option 2. Under Option 1, any Surrender Value at the time of the Insured's Death will revert to LLANY.

                    CHANGES IN DEATH BENEFIT OPTIONS AND SPECIFIED AMOUNT


                    All requests for changes between Death Benefit Options and changes in the Specified Amount must be submitted in proper written form to the Administrative Office. The minimum increase in Specified Amount currently permitted is $1,000. If a change is requested, a supplemental application and evidence of insurability must also be submitted to LLANY.

                    In a change from Death Benefit Option 1 to Death Benefit Option 2, the Specified Amount will be reduced by the Accumulation Value as of the effective date of change. In a change from Death Benefit Option 2 to Death Benefit
                    Option 1, the Specified Amount will be increased by the Accumulation Value as of the effective date of change.


                    Any reductions in Specified Amount will be made against the initial Specified Amount and any later increase in the Specified Amount on a last in, first out basis. Any increase in the Specified Amount will increase the amount of the Surrender Charge applicable to the Policy.


                    LLANY may decline any request for a change between Death Benefit Options or increase in the Specified Amount. LLANY may also decline any request for change of the Death Benefit Option or reduction of the Specified Amount if, after the change, the Specified Amount would be less than the minimum Specified Amount or would reduce the Specified Amount below the level required to maintain the Policy as life insurance for purposes of Federal income tax law.


                    Any change is effective on the first Monthly Anniversary Day on or after the date of approval of the request by LLANY, unless the Monthly Deduction Amount would increase as a result of the change. In that case, the change is effective on the first Monthly Anniversary Day on which the Accumulation Value is equal to or greater than the Monthly Deduction Amount, as increased.

                    FEDERAL INCOME TAX DEFINITION OF LIFE INSURANCE

                    The amount of the Death Benefit must satisfy certain requirements under the Code if the Policy is to qualify as insurance for federal income tax purposes. The amount of the Death Benefit Proceeds required to be paid under the Code to maintain the Policy as life insurance under each of the Death Benefit Options (see DEATH BENEFITS, Death Benefit Options) is equal to the product of the Accumulation Value and the applicable Corridor Percentage. A table of Corridor Percentages is in Appendix 4.

NOTICE OF DEATH OF INSURED

                    Due Proof of Death must be furnished to LLANY at the Administrative Office as soon as reasonably practical after the death of the Insured, the person whose life is insured under the Policy. Due Proof of Death must be in proper written form and includes a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to LLANY.

PAYMENT OF DEATH BENEFIT PROCEEDS


                    The Death Benefit Proceeds under the Policy will ordinarily be paid within seven days, if in a lump sum, or in accordance with any Settlement Option selected by the Owner or the Beneficiary, after receipt at the Administrative Office of Due Proof of Death of the Insured. (See Settlement Options.) The amount of the Death Benefit Proceeds under Option 2 will be determined as of the date of the Insured's death. Payment of the Death Benefit Proceeds may be delayed if the Policy is contested or if Separate Account values cannot be determined.

                    SETTLEMENT OPTIONS

                    There are several ways in which the Beneficiary may receive the Death Benefit Proceeds or in which the Owner may choose to receive payments upon the surrender of the Policy.


                    The Owner may elect or change a Settlement Option while the Insured is alive. If the Owner has not irrevocably selected a Settlement Option, the Beneficiary may elect or change the Settlement Option within 90 days after the Insured dies. If no Settlement Option is selected, the Death Benefit Proceeds will be paid in a lump sum.


                    If the Policy is assigned as collateral security, LLANY will pay any amount due the assignee in one lump sum. Any remaining Death Benefit Proceeds will be paid as elected.

                    A request to elect, change, or revoke a Settlement Option must be received in proper written form by the Administrative Office before payment of the lump sum or under any Settlement Option. The first payment under the Settlement Option selected will become payable on the date proceeds are settled under the option. Payments after the first payment will be made on the first day of each month. Once payments have begun, the Policy cannot be surrendered and neither the payee nor the Settlement Option may be changed.

                    There are at least four Settlement Options:

                       The first Settlement Option is an annuity for the lifetime of the payee.

                       The second Settlement Option is an annuity for the lifetime of the payee, with monthly payments guaranteed for 60, 120, 180, or 240 months.

                       Under the third Settlement Option, LLANY makes monthly payments for a stated number of years, at least five but no more than thirty.

                       Under the fourth Settlement Option, LLANY pays at least 3% interest annually on the sum left on deposit, and pays the amount on deposit on the payee's death.

                    Any other Settlement Option offered by LLANY at the time of election may also be selected.

POLICY LIQUIDITY

                    The accumulated value of the Policy is available for loans or withdrawals. Subject to certain limitations, the Owner may borrow against the Surrender Value of the Policy, may make a partial surrender of some of the Surrender Value of the Policy and may fully surrender the Policy for its Surrender Value.

                    POLICY LOANS

                    The Owner may at any time borrow in the aggregate up to 100% of the Surrender Value at the time a Policy Loan is made. LLANY may, however, limit the amount of the loan so that the total Policy indebtedness will not exceed 90% of the amount of the Accumulation Value less any Surrender Charge that would be imposed on a full surrender. The Owner must execute a loan agreement and assign the Policy to LLANY free of any other assignments. The Loan Account is the account in which Policy indebtedness (outstanding loans and interest) accrues once it is transferred out of the

                    Fixed Account or the Sub-Accounts. Interest on Policy Loans accrues at an annual rate of 8%, and is payable to LLANY (for its account) once a year in arrears on each Policy Anniversary, or earlier upon full surrender or other payment of proceeds of a Policy.

                    The amount of a loan, plus any accrued but unpaid interest, is added to the outstanding Policy Loan balance. Unless paid in advance, any loan interest due will be transferred proportionately from the values in the Fixed Account and each Sub-Account, and treated as an additional Policy Loan, and added to the Loan Account Value.

                    LLANY credits interest to the Loan Account Value of 7% per year, so the net cost of a Policy Loan is 1%.

                    If the Net Accumulation Value is distributed among more than one of the Sub-Accounts (including for this purpose the Fixed Account), transfers from each for loans and loan interest charged will be made in proportion to the assets in each such Sub-Account at that time, unless LLANY is instructed otherwise in proper written form at the Administrative Office. Repayments on the loan and interest credited on the Loan Account Value will be allocated according to the most recent Premium Payment allocation at the time of the repayment.

                    A Policy Loan, whether or not repaid, affects the proceeds payable upon the Death and the Accumulation Value. The longer a Policy Loan is outstanding, the greater the effect is likely to be. While an outstanding Policy Loan reduces the amount of assets invested, depending on the investment results of the Sub-Accounts, the effect could be favorable or unfavorable.

                    If at any time the total indebtedness against the Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less Surrender Charges, the Policy will terminate without value subject to the conditions in the Grace Period Provision, unless the No Lapse Provision is in effect. (SEE LAPSE AND REINSTATEMENT, Lapse of a Policy)

                    If a Policy lapses while a loan is outstanding, adverse tax consequences may result.

                    PARTIAL SURRENDER


                    You may make a partial surrender at any time while the Insured is alive by request to the Administrative Office in proper written form or by telephone, if you have authorized telephone transactions. Each time you request a partial surrender of your Policy, we charge you 2% of the amount withdrawn not to exceed $25. Total partial surrenders may not exceed 90% of the Surrender Value of the Policy. Each partial surrender may not be less than $500. Partial surrenders are subject to other limitations as described below.


                    Partial surrenders may reduce the Specified Amount and, in each case, reduce the Death Benefit Proceeds. To the extent that a requested partial surrender would cause the Specified Amount to be less than $100,000, the partial surrender will not be permitted by LLANY. In addition, if following a partial surrender and the corresponding decrease in the Specified Amount, the Policy would not comply with the maximum premium limitations required by federal tax law, the surrender may be limited to the extent necessary to meet the federal tax law requirements.


                    The effect of partial surrenders on the Death Benefit Proceeds depends on the Death Benefit Option elected under the Policy. If Death Benefit Option 1 is in effect, a partial surrender will reduce the Accumulation Value and the Specified Amount. The reduction in the Specified Amount, which would reduce any past increases on a last in, first out basis, reduces the amount of the Death Benefit Proceeds.



                    If Death Benefit Option 2 is in effect, a partial surrender will reduce the Accumulation Value, but would not reduce the Specified Amount. The reduction in the Accumulation Value reduces the amount of the Death Benefit Proceeds.


                    If the Net Accumulation Value is distributed among more than one of the Sub-Accounts, surrenders from each will be made in proportion to the assets in each Sub-Account at the time of the surrender, unless LLANY is instructed otherwise in proper written form at the Administrative Office. LLANY may at its discretion decline any request for a partial surrender.

                    SURRENDER OF THE POLICY

                    You may surrender the Policy at any time. On surrender of the Policy, LLANY will pay you, or your assignee, the Surrender Value next computed after receipt of the request in proper written form at the Administrative Office. If the owner makes a full surrender, all coverage under the policy will automatically terminate and may not be reinstated.

                    SURRENDER VALUE

                    The "Surrender Value" of a Policy is the amount you can receive in a lump sum by surrendering the Policy. The Surrender Value is the Net Accumulation Value, less any loan interest accrued but not yet charged, less the Surrender Charge (SEE CHARGES AND FEES, Surrender Charges). All or part of the Surrender Value may be applied to one or more of the Settlement Options. Surrender Values are illustrated in Appendix 4.

                    DEFERRAL OF PAYMENT AND TRANSFERS

                    Payment of loans or of the Surrender Value from any of the Sub-Accounts will generally be made within seven days. Payment or transfer from the Fixed Account may be deferred up to six months at LLANY's option. If LLANY exercises its right to defer any payment from the Fixed Account, interest will accrue and be paid as required by law from the date the recipient would otherwise have been entitled to receive the payment.

ASSIGNMENT; CHANGE OF OWNERSHIP

                    While the Insured is living, you may assign your rights in the Policy, including the right to change the beneficiary designation. The assignment must be in proper written form, signed by you and recorded at the Administrative Office. No assignment will affect, or prejudice LLANY as to, any payment made or action taken by LLANY before it was recorded. LLANY is not responsible for any assignment not submitted for recording, nor is LLANY responsible for the sufficiency or validity of any assignment. Any assignment is subject to any indebtedness owed to LLANY at the time the assignment is recorded and any interest accrued on such indebtedness after recordation of any assignment.

                    Once recorded, the assignment remains effective until released by the assignee in proper written form. So long as an effective assignment remains outstanding, you will not be permitted to take any action with respect to the Policy without the consent of the assignee in proper written form.

                    So long as the Insured is living, you may name a new Owner by recording a change in ownership in proper written form at the Administrative Office. On recordation, the change will be effective as of the date of execution of the document of transfer or, if there is no such date, the date of recordation. No such change of ownership will affect, or prejudice LLANY as to, any payment made or action taken by LLANY before it was recorded. LLANY may require that you submit the Policy for endorsement before making a change.

LAPSE AND REINSTATEMENT

                    LAPSE OF A POLICY

                    If at any time the Net Accumulation Value is insufficient to pay the Monthly Deduction, or if the amount of indebtedness exceeds the Accumulation Value less the Surrender Charge(s), unless the No Lapse Provision is in effect, the Policy is subject to lapse and automatic termination of all Policy coverage. The Net Accumulation Value may be insufficient
                    (1) because it has been exhausted by earlier deductions,
                    (2) due to poor investment performance, (3) due to partial surrenders, (4) due to indebtedness for policy loans, or
                    (5) because of some combination of the foregoing factors.

                    If LLANY has not received a Premium Payment or payment of indebtedness on Policy Loans necessary so that the Net Accumulation Value is sufficient to pay the Monthly Deduction Amount on a Monthly Anniversary Day, LLANY will send a written notice to the Owner and any assignee of record. The notice will state the amount of the Premium Payment or payment of indebtedness on Policy Loans necessary such that the Net Accumulation Value is at least equal to two times the Monthly Deduction Amount. If the minimum required amount set forth in the notice is not paid to LLANY on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the date of the Monthly Anniversary Day with respect to which such notice was sent (together, the Grace Period), then the policy shall terminate and all coverage under the policy shall lapse without value.

                    NO LAPSE PROVISION


                    This provision must be selected at the time of application.



                    The No Lapse Premium is the cumulative premium required to have been paid by each Monthly Anniversary Day to prevent the Policy from lapsing during the first ten Policy Years. This is available for no additional charge under the Policy. If this Policy has a No Lapse Premium shown on the specifications, this Policy will not lapse during the first ten Policy Years if, at each Monthly Anniversary Day, the sum of all Premium Payments less any policy loans (including any accrued loan interest) and partial surrenders is at least equal to the sum of the No Lapse Premiums (as indicated in the Policy Specifications) due since the Date of Issue of the Policy. A Grace Period will be allotted after each Monthly Anniversary Day on which insufficient premiums have been paid. The grace period is the later of
                    (a) 31 days after the date of mailing of the notice (as explained above), and (b) 61 days after the date of the Monthly Anniversary Day with respect to which such notice was sent. The payment of sufficient additional premiums during the Grace Period will keep the No Lapse Provision in force.


                    The No Lapse Provision will be terminated after ten years or earlier if you fail to meet the premium requirements, if there is an increase in Specified Amount or if you change the Death Benefit Option. Once the No Lapse Provision terminates, it cannot be reinstated.

                    REINSTATEMENT OF A LAPSED POLICY

                    After the Policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, it may be reinstated provided (a) it has not been surrendered, (b) there is an application for reinstatement in proper written form, (c) evidence of insurability of the insured is furnished to LLANY and it agrees to accept the risk, (d) LLANY receives a payment sufficient to keep the Policy in force for at least two months, and (e) any accrued loan interest is paid. The effective date of the reinstated Policy shall be the Monthly Anniversary Day after the date on which LLANY approves the application for reinstatement. Surrender Charges will be reinstated as of the Policy Year in which the Policy lapsed.

                    If the Policy is reinstated, such reinstatement is effective on the Monthly Anniversary Day following LLANY approval. The Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due.

                    If the Surrender Value is not sufficient to cover the full Surrender Charge at the time of lapse, the remaining portion of the Surrender Charge will also be reinstated at the time of Policy reinstatement.

COMMUNICATIONS WITH LLANY

                    PROPER WRITTEN FORM


                    Whenever this Prospectus refers to a communication "in proper written form," it means a written document, in form and substance reasonably satisfactory to LLANY, received at the Administrative Office. You may also send your communication by facsimile to the Administrative Office.


                    TELEPHONE TRANSACTION PRIVILEGES

                    LLANY will allow telephone transactions authorized in proper written form by you or the applicant. To effect a permitted telephone transaction, you or your authorized representative must call the Administrative Office and provide, as identification, your policy number, a requested portion of your Social Security number, and such other authenticating information as we may require. LLANY disclaims all liability for losses resulting from unauthorized or fraudulent telephone transactions, but acknowledge that if we do not follow these procedures, which we believe to be reasonable, we may be liable for such losses.


                    Please note that the telephone and/or facsimile may not always be available. Any telephone or facsimile, whether it is yours, your service provider's, or your agent's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heave use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should send your request in writing to our Administrative Office.


OTHER POLICY PROVISIONS

                    ISSUANCE

                    A Policy may only be issued upon receipt of satisfactory evidence of insurability, and generally only when the Insured is at least age 18 and at most age 80.

                    DATE OF COVERAGE

                    The date of coverage will be the Date of Issue, provided the Insured is alive and prior to any change in the health and insurability of the Insured as represented in the application.

                    INCONTESTABILITY

                    LLANY will not contest payment of the Death Benefit Proceeds based on the initial Specified Amount after the Policy has been in force during the Insured's lifetime for two years from the Date of Issue. For any increase in Specified Amount requiring evidence of insurability, LLANY will not contest payment of the Death Benefit Proceeds based on such an increase after it has been in force for two years from its effective date.

                    MISSTATEMENT OF AGE OR GENDER

                    If the age or gender of the Insured has been misstated, the affected benefits will be adjusted. The amount of the Death Benefit Proceeds will be 1. multiplied by 2. and then the result added to 3. where:
                    1. is the Net Amount at Risk at the time of the Insured's
                       Death;
                    2. is the ratio of the monthly Cost of Insurance applied in the Policy month of death to the monthly Cost of Insurance that should have been applied at the true age and gender in the Policy month of death; and
                    3. is the Accumulation Value at the time of the Insured's
                       Death.

                    SUICIDE

                    If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue, LLANY will pay no more than the sum of the premiums paid, less any indebtedness and the amount of any partial surrenders. If the Insured dies by suicide, while sane or insane, within two years from the date an application is accepted for an increase in the Specified Amount, LLANY will pay no more than a refund of the monthly charges for the cost of such additional benefit.

                    NONPARTICIPATING POLICIES

                    These are nonparticipating Policies on which no dividends are payable. These Policies do not share in the profits or surplus earnings of LLANY.

                    RIDERS


                    Riders may be offered to you which may alter the benefits or charges in the Policy and may have tax consequences. There may be a separate charge(s) for any other Rider(s) that become part of the Policy.



                    WAIVER OF MONTHLY DEDUCTION RIDER. This Rider, if desired, must be selected at the time of application. Under this Rider, we will maintain the Death Benefit by paying covered monthly deductions during periods of disability. Charges for this Rider, if elected, are part of the Monthly Deductions.


TAX ISSUES


                    INTRODUCTION. The Federal income tax treatment of the policy is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your policy, and is not intended as tax advice. This discussion also does not address other Federal tax consequences such as estate, gift, and generation skipping transfer taxes, or any state and local income estate and inheritance tax consequences, associated with the policy. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.


                    TAXATION OF LIFE INSURANCE CONTRACTS IN GENERAL

                    TAX STATUS OF THE POLICY. Section 7702 of the Code establishes a statutory definition of life insurance for Federal tax purposes. We believe that the policy will meet the statutory definition of life insurance, which places limitations on the amount of premium payments that may be made and the contract values that can accumulate relative to the death benefit. As a result, the death benefit payable under the policy will generally be excludable from the beneficiary's gross income, and interest and other income credited under the policy will not be taxable unless certain withdrawals are made (or are deemed to be made) from the policy prior to the insured's death, as discussed below. This tax treatment will only apply, however, if (1) the investments of the Separate Account are "adequately diversified" in accordance with Treasury Department regulations, and (2) we, rather than you, are considered the owner of the assets of the Separate Account for Federal income tax purposes.


                    INVESTMENTS IN THE SEPARATE ACCOUNT MUST BE DIVERSIFIED. For a policy to be treated as a life insurance contract for Federal income tax purposes, the investments of the Separate Account must be "adequately diversified." IRS regulations define standards for determining whether the investments of the Separate Account are adequately diversified. If the Separate Account fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the contract value over the contract premium payments. Although we do not control the investments of the Sub-Accounts, we expect that the Sub-Accounts will comply with the IRS regulations so that the Separate Account will be considered "adequately diversified."



                    RESTRICTION ON INVESTMENT OPTIONS. Federal income tax law limits your right to choose particular investments for the policy. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate contract values among the Sub-Accounts may exceed those limits. If so, you would be treated as the owner of the assets of the Separate Account and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing policies. We reserve the right to modify the policy without your consent to try to prevent the tax law from considering you as the owner of the assets of the Separate Account.


                    NO GUARANTEES REGARDING TAX TREATMENT. We make no guarantee regarding the tax treatment of any policy or of any transaction involving a policy. However, the remainder of this discussion assumes that your policy will be treated as a life insurance contract for Federal income tax purposes and that the tax law will not impose tax on any increase in your contract value until there is a distribution from your policy.

                    TAX TREATMENT OF LIFE INSURANCE DEATH BENEFIT PROCEEDS. In general, the amount of the death benefit payable from a policy because of the death of the insured is excludable from gross income. Certain transfers of the policy for valuable consideration, however, may result in a portion of the death benefit being taxable. If the death benefit is not received in a lump sum and is, instead, applied under one of the settlement options, payments generally will be prorated between amounts attributable to the death benefit which will be excludable from the beneficiary's income and amounts attributable to interest (accruing after the insured's death) which will be includible in the beneficiary's income.

                    TAX DEFERRAL DURING ACCUMULATION PERIOD. Under existing provisions of the Code, except as described below, any increase in your contract value is generally not taxable to you unless amounts are received (or are deemed to be received) from the policy prior to the insured's death. If there is a total withdrawal from the policy, the surrender value will be includible in your income to the extent the amount received exceeds the "investment in the contract." (If there is any debt at the time of a total withdrawal, such debt will be treated as an amount received by the owner.) The "investment in the contract" generally is the aggregate amount of premium payments and other consideration paid for the policy, less the aggregate amount received under the policy previously to the extent such amounts received were excludable from gross income. Whether partial withdrawals (or other amounts deemed to be distributed) from the policy constitute income to you depends, in part, upon whether the policy is considered a "modified endowment contract" (a "MEC") for Federal income tax purposes.


                    POLICIES WHICH ARE MECS



                    CHARACTERIZATION OF A POLICY AS A MEC. A modified endowment contract (MEC) is a life insurance policy that meets the requirements of Section 7702 and fails the "7-pay test" of 7702A of the Code. A policy will be classified as a MEC if premiums are paid more rapidly than allowed by a "7-pay test", a test that compares actual paid premium in the first seven years against a pre-determined premium amount as defined in 7702A of the Code. A Policy may also be classified as a MEC if it is received in exchange for another policy that is a MEC. In addition, even if the policy initially is not a MEC, it may in certain circumstances become a MEC. These circumstances would include a later increase in benefits, any other material change of the policy (within the meaning of the tax law), and a withdrawal or reduction in the death benefit during the first seven contract years.


                    TAX TREATMENT OF WITHDRAWALS, LOANS, ASSIGNMENTS AND PLEDGES UNDER MECS. If the policy is a MEC, withdrawals from the policy will be treated first as withdrawals of income and then as a recovery of premium payments. Thus, withdrawals will be includible in income to the extent the contract value exceeds the investment in the policy. The Code treats any amount received as a loan under a policy, and any assignment or pledge (or agreement to assign or pledge) any portion of your contract value, as a withdrawal of such amount or portion. Your investment in the policy is increased by the amount includible in income with respect to such assignment, pledge, or loan.

                    PENALTY TAXES PAYABLE ON WITHDRAWALS. A 10% penalty tax may be imposed on any withdrawal (or any deemed distribution) from your MEC which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals or surrenders that: you receive on or after you reach age
                    59 1/2, you receive because you became disabled (as defined in the tax law), or you receive as a series of substantially equal periodic payments for your life (or life expectancy).

                    SPECIAL RULES IF YOU OWN MORE THAN ONE MEC. In certain circumstances, you must combine some or all of the life insurance contracts which are MECs that you own in order to determine the amount of withdrawal (including a deemed withdrawal) that you must include in income. For example, if you purchase two or more MECs from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such policies as one contract. Treating two or more policies as one contract could affect the amount of a withdrawal (or a deemed withdrawal) that you must include in income and the amount that might be subject to the 10% penalty tax described above.


                    POLICIES WHICH ARE NOT MECS


                    TAX TREATMENT OF WITHDRAWALS. If the policy is not a MEC, the amount of any withdrawal from the policy will generally be treated first as a non-taxable recovery of premium payments and then as income from the policy. Thus, a withdrawal from a policy that is not a MEC will not be includible in income except to the extent it exceeds the investment in the policy immediately before the withdrawal.

                    CERTAIN DISTRIBUTIONS REQUIRED BY THE TAX LAW IN THE FIRST 15 POLICY YEARS.Section 7702 places limitations on the amount of premium payments that may be made and the contract values that can accumulate relative to the death benefit. Where cash distributions are required under Section 7702 in connection with a reduction in benefits during the first 15 years after the policy is issued (or if withdrawals are made in anticipation of a reduction in benefits, within the meaning of the tax law, during this period), some or all of such amounts may be includible in income. A reduction in benefits may occur when the face amount is decreased, withdrawals are made, and in certain other instances.

                    TAX TREATMENT OF LOANS. If your policy is not a MEC, a loan you receive under the policy is generally treated as your indebtedness. As a result, no part of any loan under such a policy constitutes income to you so long as the policy remains in force. Nevertheless, in those situations where the interest rate credited to the loan account equals the interest rate charged to you for the loan, it is possible that some or all of the loan proceeds may be includible in your income. If a policy lapses (or if all contract value is withdrawn) when a loan is outstanding, the amount of the loan outstanding will be treated as withdrawal proceeds for purposes of determining whether any amounts are includible in your income.

                    OTHER CONSIDERATIONS

                    INSURED LIVES PAST AGE 100. If the insured survives beyond the end of the mortality table used to measure charges under the policy, which ends at age 100, we believe the policy will continue to qualify as life insurance for Federal tax purposes. However, there is some uncertainty regarding this treatment, and it is possible that you would be viewed as constructively receiving the cash value in the year the insured attains age 100.

                    COMPLIANCE WITH THE TAX LAW. We believe that the maximum amount of premium payments we have determined for the policies will comply with the Federal tax definition of life insurance. We will monitor the amount of premium payments, and, if the premium payments during a contract year exceed those permitted by the tax law, we will refund the excess premiums within 60 days of the end of the policy year and will pay interest and other earnings (which will be includible in income subject to tax) as required by law on the amount refunded. We also reserve the right to increase the death benefit (which may result in larger charges under a policy) or to take any other action deemed necessary to maintain compliance of the policy with the Federal tax definition of life insurance.

                    DISALLOWANCE OF INTEREST DEDUCTIONS. If an entity (such as a corporation or a trust, not an individual) purchases a policy or is the beneficiary of a policy issued after June 8, 1997, a portion of the interest on indebtedness unrelated to the policy may not be deductible by the entity. However, this rule does not apply to a policy owned by an entity engaged in a trade or business which covers the life of an individual who is a 20-percent owner of the entity, or an officer, director, or employee of the trade or business, at the time first covered by the policy. This rule also does not apply to a policy owned by an entity engaged in a trade or business which covers the joint lives of the 20% owner of the entity and the owner's spouse at the time first covered by the policy.

                    FEDERAL INCOME TAX WITHHOLDING. We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a policy unless you notify us in writing at or before the time of the distribution that tax is not to be withheld. Regardless of whether you request that no taxes be withheld or whether the Company withholds a sufficient amount of taxes, you will be responsible for the payment of any taxes and early distribution penalties that may be due on the amounts received. You may also be required to pay penalties under the estimated tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.

                    CHANGES IN THE POLICY OR CHANGES IN THE LAW. Changing the owner, exchanging the contract, and other changes under the policy may have tax consequences (in addition to those discussed herein) depending on the circumstances of such change. The above discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. However, Congress, the IRS, and the courts may modify these authorities, sometimes retroactively.

                    TAX STATUS OF LLANY

                    Under existing Federal income tax laws, LLANY does not pay tax on investment income and realized capital gains of the Separate Account. LLANY does not expect that it will incur any Federal income tax liability on the income and gains earned by the Separate Account. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.

FAIR VALUE OF THE POLICY

                    It is sometimes necessary for tax and other reasons to determine the "fair value" of the Policy. The fair value of the Policy is measured differently for different purposes. It is not necessarily the same as the Accumulation Value or the Net Accumulation Value, although the amount of the Net Accumulation Value will typically be important in valuing the Policy for this purpose. For some but not all purposes, the fair value of the Policy may be the Surrender Value of the Policy. The fair value of the Policy may be impacted by developments other than the performance of the underlying investments. For example, without regard to any other factor, it increases as the Insured grows older. Moreover, on the death of the Insured, it tends to increase significantly. The Owner should consult with his or her advisors for guidance as to the appropriate methodology for determining the fair value of the Policy for a particular purpose.

DIRECTORS AND OFFICERS OF LLANY

                    The following persons are Directors and Officers of LLANY. Except as indicated below, the address of each is 120 Madison Street, Suite 1700, Syracuse, New York 13202 and each has been employed by LLANY or its affiliates for more than five years.


                            NAME, ADDRESS AND POSITION(S)
                            WITH REGISTRANT                   PRINCIPAL OCCUPATIONS LAST FIVE YEARS
                            ----------------------------------------------------------------------------
                            J. PATRICK BARRETT                Chairman and Chief Executive Officer
                            DIRECTOR                          [9/87-present] CARPAT Investments;
                            One Telergy Parkway               President, Chief Operating Officer and
                            East Syracuse, NY 13057           Director [4/98-present] Telergy,
                                                              Incorporated; Chief Executive Officer and
                                                              Director, Syracuse Executive Air Service,
                                                              Incorporated [3/89-present]; Director,
                                                              Bennington Iron Works, Incorporated
                                                              [6/89-present]; Director, Coyne Industrial
                                                              Enterprises Corporation [1998-present].

                            ROBERT D. BOND                    Vice President [5/98-present], The Lincoln
                            DIRECTOR                          National Life Insurance Company. Formerly:
                            1300 South Clinton Street         Senior Vice President [95-98], Great-West
                            Fort Wayne, IN 46801              Life Assurance Company.

                            JON A. BOSCIA                     President, Chief Executive Officer and
                            DIRECTOR                          Director [1/98-present], Lincoln National
                            Centre Square                     Corporation. Formerly: President and Chief
                            West Tower                        Executive Officer [10/96-1/98], President
                            Suite 3900                        and Chief Operating Officer [5/94-10/96],
                            Philadelphia, PA 19102            The Lincoln National Life Insurance
                                                              Company.

                            JANET CHRZAN                      Chief Financial Officer and Second Vice
                            CHIEF FINANCIAL OFFICER AND       President [1/01-present]; Senior Vice
                            SECOND VICE PRESIDENT             President and Chief Financial Officer
                            1300 South Clinton Street         [4/00-present]. Formerly: Vice President
                            Fort Wayne, IN 46801              and Treasurer [8/95-4/00], The Lincoln
                                                              National Life Insurance Company.

                            JOHN H. GOTTA                     Director, Second Vice President and
                            DIRECTOR, SECOND VICE PRESIDENT   Assistant Secretary [12/99-present],
                            AND ASSISTANT SECRETARY           Lincoln Life & Annuity Company of New
                            350 Church Street                 York; Chief Executive Officer of Life
                            Hartford, CT 06103                Insurance, Senior Vice President and
                                                              Assistant Secretary [12/99-present].
                                                              Formerly: Senior Vice President and
                                                              Assistant Secretary [4/98-12/99], Senior
                                                              Vice President [2/98-4/98], Vice President
                                                              and General Manager [1/98-2/98], The
                                                              Lincoln National Life Insurance Company;
                                                              Senior Vice President [3/96-12/97],
                                                              Connecticut General Life Insurance
                                                              Company.

                            BARBARA S. KOWALCZYK              Senior Vice President, Corporation
                            DIRECTOR                          Planning [5/94-present], Lincoln National
                            Centre Square                     Corporation
                            West Tower
                            1500 Market Street
                            Suite 3900
                            Philadelphia, PA 19102

                            NAME, ADDRESS AND POSITION(S)
                            WITH REGISTRANT                   PRINCIPAL OCCUPATIONS LAST FIVE YEARS
                            ----------------------------------------------------------------------------
                            MARGUERITE L. LACHMAN             Principal [11/99-present], Lend Lease Real
                            DIRECTOR                          Estate Investments. Formerly: Managing
                            437 Madison Avenue,               Director [4/87-11/99], Schroeder Real
                            18th Floor                        Estate Associates.
                            New York, NY 10022

                            LOUIS G. MARCOCCIA                Senior Vice President for Business,
                            DIRECTOR                          Finance and Administrative Services,
                            Syracuse University               [1975-present], Syracuse University.
                            Syracuse, NY 13244

                            GARY W. PARKER                    Senior Vice President and Chief Product
                            DIRECTOR                          Officer [3/00-present], Vice President,
                            350 Church Street                 Product Management [7/98-3/00], The
                            Hartford, CT 06103                Lincoln National Life Insurance Company.
                                                              Formerly: Senior Vice President, Life
                                                              Products [10/97-6/98], Vice President,
                                                              Marketing Services [9/89-10/97], Life of
                                                              Virginia.

                            JOHN M. PIETRUSKI                 Chairman of the Board, Texas Biotechnology
                            DIRECTOR                          Corporation.
                            One Penn Plaza
                            Suite 3408
                            New York, NY 10119

                            RON J. PONDER                     Director [99-present], Lincoln National
                            DIRECTOR                          Corporation; President and Chief Executive
                            25 Airport Road                   Officer [00-present], Cap Gemini Ernst &
                            Morristown, NJ 07960              Young Telecom, Media & Networks-Americas.
                                                              Formerly: Executive Vice President,
                                                              Operations & Service [96-97], American
                                                              Telephone & Telegraph Company; President
                                                              and Chief Executive Officer [97-99], BDSI,
                                                              Incorporated.

                            LAWRENCE T. ROWLAND               Chairman, Chief Executive Officer,
                            DIRECTOR                          President and Director [10/96-present],
                            1700 Magnavox Way                 Lincoln National Reassurance Company.
                            One Reinsurance Place             Formerly: Senior Vice President
                            Ft. Wayne, IN 46802               [10/95-10/96], Vice President
                                                              [10/91-10/95], Lincoln National Life
                                                              Reinsurance Company.

                            LORRY J. STENSRUD                 Director, Executive Vice President and
                            PRESIDENT AND DIRECTOR            Chief Executive Officer of Annuities
                            1300 South Clinton Street         [6/00-present]; The Lincoln National Life
                            Fort Wayne, IN 46802              Insurance Company; Director,
                                                              [6/00-present], Lincoln Financial Group
                                                              Foundation, Incorporated.

                            RICHARD C. VAUGHAN                Executive Vice President and Chief
                            DIRECTOR                          Financial Officer [1/95-present], Lincoln
                            Centre Square                     National Corporation.
                            West Tower
                            1500 Market Street
                            Suite 3900
                            Philadelphia, PA 19102

DISTRIBUTION OF POLICIES


                    LLANY intends to offer the Policy in New York. Lincoln Financial Advisors Corporation ("LFA"), an affiliate of LLANY and the principal underwriter for the Policies, is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers ("NASD"). LFA has overall responsibility for establishing a selling plan for the Policies. Compensation by LLANY to the Principal Underwriter is separate from that paid to the selling house, the registered representative and any other selling intermediaries. The principal business address of LFA is 350 Church Street, Hartford, CT 06103.



                    The Policy may be sold by individuals who, in addition to being appointed as life insurance agents for LLANY, are also registered representatives of LFA or Lincoln Financial Distributors ("LFD") (both registered broker-dealers affiliated with LLANY). Registered representatives of other broker-dealers may also sell the Policy. Gross first year commissions paid by LLANY, including expense reimbursement allowances, on the sale of these Policies are not more than 98% of Premium Payments. Gross renewal commissions paid by LLANY will not exceed 10% of Premium Payments. In lieu of premium-based commission, LLANY may pay equivalent amounts over time based on Accumulation Value. Selling representatives are also eligible for cash bonuses and "non-cash compensation." The latter (as defined in NASD
                    Rule 2820) is represented by such things as office space, computers, club credit, newsletters and training.



                    The selling office receives additional compensation on the first year premium and all additional premiums. In some situations, the selling office may elect to share its commission with the registered representative. Depending on particular selling arrangements there may be others who LLANY compensates for distribution activities. (For example, LLANY may compensate certain "wholesalers," who control access to certain selling offices, for access to those offices.)



                    All compensation is paid from LLANY's resources, which include sales charges made under this Policy.


CHANGES OF INVESTMENT POLICY

                    LLANY may materially change the investment policy of the Separate Account. LLANY must inform the Owners and obtain all necessary regulatory approvals. Any change must be submitted to the New York Insurance Department, which shall disapprove it if deemed detrimental to the interests of the Owners or if it renders LLANY's operations hazardous to the public. If an Owner objects, the Policy may be converted to a substantially comparable fixed benefit life insurance policy offered by LLANY on the life of the Insured. The Owner has the later of 60 days from the date of the investment policy change or 60 days from being informed of such change to make this conversion. LLANY will not require evidence of insurability for this conversion.

                    The new policy will not be affected by the investment experience of any separate account. The new policy will be for an amount of insurance not exceeding the Death Benefit of the Policy converted on the date of such conversion.


STATE REGULATION


                    LLANY is subject to the laws of New York governing insurance companies and to regulation by the New York Insurance Department. An annual statement in a prescribed form is filed with the New York Insurance Department each year covering the operation of LLANY for the preceding year and its financial condition as of the end of such year. Regulation by the Insurance Department includes periodic examination to determine

                    LLANY's contract liabilities and reserves so that the Insurance Department may certify the items are correct. LLANY's books and accounts are subject to review by the Insurance Department at all times and a full examination of its operations is conducted periodically by the New York Department of Insurance. Such regulation does not, however, involve any supervision of management or investment practices or policies.

                    A blanket bond with a per event limit of $25 million and an annual policy aggregate limit of $50 million covers all of the officers and employees of LLANY.

REPORTS TO OWNERS

                    LLANY maintains Policy records and will mail to each Owner, at the last known address of record, an annual statement showing the amount of the current Death Benefit, the Accumulation Value, and Surrender Value, premiums paid and monthly charges deducted since the last report, the amounts invested in each Sub-Account and any Loan Account Value.

                    Owners will also be sent annual reports containing financial statements for the Variable Account and annual and semi-annual reports of the Funds as required by the 1940 Act.


                    Owners will receive statements of significant transactions, such as: changes in Specified Amount, or changes in Death Benefit Option; transfers among Sub-Accounts; Premium Payments; loans; loan repayments; reinstatement; and termination, and any information required by the New York Insurance Department.


ADVERTISING

                    LLANY is also ranked and rated by independent financial rating services, including Moody's, Standard & Poor's,
                    Duff & Phelps and A.M. Best Company. The purpose of these ratings is to reflect the financial strength or claims-paying ability of LLANY. The ratings are not intended to reflect the investment experience or financial strength of the Separate Account. LLANY may advertise these ratings from time to time. In addition, LLANY may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend LLANY or the Policies. Furthermore, LLANY may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

                    We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.


LEGAL PROCEEDINGS



                    At this time, LLANY is not involved in any material litigation. From time to time, legal proceedings arise which generally are routine and in the ordinary course of business.


EXPERTS


                    The financial statements of the Separate Account and the statutory-basis financial statements of LLANY appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports also appearing elsewhere in this document and in the Registration Statement. The financial statements audited by Ernst & Young LLP have been included in this document in reliance on their reports given on their authority as experts in accounting and auditing.

                    Actuarial matters included in this prospectus have been examined by Vaughn W. Robbins, FSA, as stated in the Opinion filed as an Exhibit to the Registration Statement.


                    Legal matters in connection with the Policies described herein are being passed upon by Robert O. Sheppard, Esq., as stated in the Opinion filed as an Exhibit to the Registration Statement.

REGISTRATION STATEMENT

                    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Policies offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and amendments thereto and exhibits filed as a part thereof, to all of which reference is hereby made for further information concerning the Separate Account, LLANY, and the Policies offered hereby. Statements contained in this Prospectus as to the content of Policies and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to such instruments as filed.

APPENDIX 1   MONTHLY CHARGE

INSURED'S                EXPENSE
AGE AT ISSUE              CHARGE
(NEAREST BIRTHDAY)      PER $1,000
------------------      ----------
        0-12              0.0158
         13               0.0200
         14               0.0242
        15-30             0.0283
         31               0.0325
         32               0.0367
         33               0.0408
         34               0.0450
         35               0.0492
         36               0.0533
         37               0.0575
         38               0.0617
         39               0.0658
         40               0.0700
         41               0.0742
         42               0.0783
         43               0.0825
         44               0.0867
         45               0.0908
         46               0.0950
         47               0.0992
         48               0.1033
         49               0.1075
         50               0.1117
         51               0.1158
         52               0.1200
         53               0.1242
         54               0.1283
         55               0.1325
         56               0.1408
         57               0.1492
         58               0.1575
         59               0.1658
         60               0.1742
         61               0.1825
         62               0.1908
         63               0.1992
         64               0.2075
         65               0.2158
         66               0.2242
         67               0.2325
         68               0.2408
         69               0.2492
         70               0.2575
         71               0.2656
         72               0.2742
         73               0.2825
         74               0.2908
         75               0.2992
         76               0.3200
         77               0.3408
         78               0.3617
         79               0.3825
         80               0.4033
         81+              0.4242

APPENDIX 2

                    GUARANTEED MAXIMUM COST OF INSURANCE RATES

                    The Guaranteed Maximum Cost of Insurance Rates, per $1,000 of Net Amount at Risk, for standard risks are set forth in the following Table based on the 1980 Commissioners Standard Ordinary Mortality Tables, Age Nearest Birthday (1980 CSO); or for unisex rates, on the 1980 CSO-B Table.

ATTAINED AGE              MALE      FEMALE     UNISEX
(NEAREST                MONTHLY    MONTHLY    MONTHLY
BIRTHDAY)                 RATE       RATE       RATE
---------               --------   --------   --------
          0              0.34845    0.24089    0.32677
          1              0.08917    0.07251    0.08667
          2              0.08251    0.06750    0.07917
          3              0.08167    0.06584    0.07834
          4              0.07917    0.06417    0.07584

          5              0.07501    0.06334    0.07251
          6              0.07167    0.06084    0.06917
          7              0.06667    0.06000    0.06584
          8              0.06334    0.05834    0.06250
          9              0.06167    0.05750    0.06084

         10              0.06084    0.05667    0.06000
         11              0.06417    0.05750    0.06250
         12              0.07084    0.06000    0.06917
         13              0.08251    0.06250    0.07834
         14              0.09584    0.06887    0.09001

         15              0.11085    0.07084    0.10334
         16              0.12585    0.07601    0.11585
         17              0.13919    0.07917    0.12752
         18              0.14836    0.08167    0.13502
         19              0.15502    0.08501    0.14085
         20              0.15836    0.08751    0.14502
         21              0.15919    0.08917    0.14585
         22              0.15752    0.09084    0.14419
         23              0.15502    0.09251    0.14252
         24              0.15189    0.09501    0.14085

         25              0.14752    0.09668    0.13752
         26              0.11419    0.09918    0.13585
         27              0.14252    0.10168    0.13418
         28              0.14169    0.10501    0.13418
         29              0.14252    0.10635    0.13585

         30              0.14419    0.11251    0.13752
         31              0.14836    0.11668    0.14169
         32              0.15252    0.12085    0.14585
         33              0.15919    0.12502    0.15252
         34              0.16889    0.13168    0.15919

         35              0.17586    0.13752    0.16836
         36              0.18670    0.14669    0.17837
         37              0.20004    0.15752    0.19170
         38              0.21505    0.17003    0.20588
         39              0.23255    0.18503    0.22338

         40              0.25173    0.20171    0.24173
         41              0.27424    0.22005    0.26340
         42              0.29675    0.23922    0.28508
         43              0.32260    0.25757    0.31010
         44              0.34929    0.27674    0.33428

         45              0.37931    0.29675    0.36263
         46              0.41017    0.31677    0.39182
         47              0.44353    0.33761    0.42268
         48              0.47856    0.36096    0.45437
         49              0.51777    0.38598    0.49107
ATTAINED AGE              MALE      FEMALE     UNISEX
(NEAREST                MONTHLY    MONTHLY    MONTHLY
BIRTHDAY)                 RATE       RATE       RATE
---------               --------   --------   --------

         50              0.55948    0.41350    0.53028
         51              0.60870    0.44270    0.57533
         52              0.66377    0.47523    0.62539
         53              0.72636    0.51276    0.68297
         54              0.79730    0.55114    0.74722

         55              0.87326    0.59118    0.81566
         56              0.95591    0.63123    0.88996
         57              1.04192    0.66961    0.96593
         58              1.13378    0.70633    1.04609
         59              1.23236    0.74556    1.13211
         60              1.34180    0.78979    1.22817
         61              1.46381    0.84488    1.33511
         62              1.60173    0.91417    1.45796
         63              1.75809    1.00267    1.59922
         64              1.93206    1.10539    1.75725

         65              2.12283    1.21731    1.92955
         66              2.32623    1.33511    2.11195
         67              2.54312    1.45461    2.30614
         68              2.77350    1.57247    2.50878
         69              3.02328    1.69955    2.72909

         70              3.30338    1.84590    2.97466
         71              3.62140    2.02325    3.25640
         72              3.98666    2.24419    3.58279
         73              4.40599    2.51548    3.95978
         74              4.87280    2.83552    4.38330

         75              5.37793    3.19685    4.84334
         76              5.91225    3.59370    5.33245
         77              6.46824    4.01942    5.84227
         78              7.04089    4.47410    6.36948
         79              7.64551    4.97042    6.92851

         80              8.30507    5.52957    7.54229
         81              9.03761    6.17118    8.22883
         82              9.86724    6.91414    9.01216
         83             10.80381    7.77075    9.90124
         84             11.82571    8.72632   10.87533

         85             12.91039    9.76952   11.92213
         86             14.03509   10.89151   13.01471
         87             15.18978   12.08770   14.15507
         88             16.36948   13.35774   15.33494
         89             17.57781   14.70820   16.56493

         90             18.82881   16.15259   17.85746
         91             20.14619   17.71416   19.23699
         92             21.57655   19.43814   20.76665
         93             23.20196   21.40786   22.49837
         94             25.28174   23.63051   24.70915

         95             28.27411   27.16158   27.82758
         96             33.10577   32.32378   32.78845
         97             41.68476   41.21204   41.45783
         98             58.01259   57.81394   57.95663
         99             90.90909   90.90909   90.90909

APPENDIX 3


                    ILLUSTRATION OF MAXIMUM SURRENDER CHARGES



                    The Initial Maximum Surrender Charge is calculated as (a) plus (b), with that result not to exceed (c), minus (d), where


                    (a) is 1.25 times the curtate net level premium for the
                        Specified Amount of insurance, calculated using the 1980 Commissioners Standard Ordinary mortality table and 4% interest;


                    (b) is $10 per $1000 of Specified Amount;


                    (c) is $50 per $1000 of Specified Amount; and


                    (d) is the total of the per thousand charges assessed in the first two years.



                    Algebraically, this formula is equivalent to Min{a+b,c}-d.



                    The Maximum Surrender Charge decreases from its initial amount during the first 15 years. No Surrender Charge is applied in the 16th policy year or beyond. In general terms, the initial Maximum Surrender Charge is amortized in proportion to a fifteen year life contingent annuity due. In formulas, the Maximum Surrender Charge at a point in time "t" years after issue is (a) times (b), where


                    (a) is the initial Maximum Surrender Charge; and


                    (b) is the ratio of a life contingent annuity due beginning at time t and ending 15 years after issue, divided by a life contingent annuity due beginning at issue and ending 15 years after issue, both calculated using the 1980 Commissioners Standard Ordinary mortality table and 4% interest.



                    EXAMPLE 1: A male, Age 45, purchases a policy with a Specified Amount of $100,000.



                    The initial Maximum Surrender Charge is computed as follows:



                    curtate net level premium = $1,987.66



                    $10 per $1000 of Specified Amount = $1,000



                    $50 per $1000 of Specified Amount = $5,000



                    the total of the per thousand charges in the first two years = $218 initial Maximum Surrender Charge = (1.25 X $1,987.66 + $1,000) - $218 =



                    $3,484.57 - $218 = $3,266.57. Note that $3,484.57 is less
                    than $5,000.



                    This amount decreases as follows:



                                   INITIAL
                       YEARS       MAXIMUM                   MAXIMUM
                       AFTER      SURRENDER     ANNUITY     SURRENDER
                       ISSUE        CHARGE       RATIO        CHARGE
                       -----      ---------     -------     ---------
                          0        3,266.57     1.00000      3,266.57
                          1        3,266.57     0.95063      3,105.31
                          2        3,266.57     0.89939      2,937.92
                          3        3,266.57     0.84617      2,764.09
                          4        3,266.57     0.79087      2,583.43
                          5        3,266.57     0.73336      2,395.59
                          6        3,266.57     0.67352      2,200.12
                          7        3,266.57     0.61123      1,996.64
                          8        3,266.57     0.54634      1,784.66
                          9        3,266.57     0.47867      1,563.61

                                   INITIAL
                       YEARS       MAXIMUM                   MAXIMUM
                       AFTER      SURRENDER     ANNUITY     SURRENDER
                       ISSUE        CHARGE       RATIO        CHARGE
                       -----      ---------     -------     ---------
                         10        3,266.57     0.40802      1,332.84
                         11        3,266.57     0.33415      1,091.53
                         12        3,266.57     0.25677        838.75
                         13        3,266.57     0.17554        573.40
                         14        3,266.57     0.09009        294.28
                         15        3,266.57     0.00000          0.00



                    EXAMPLE 2: A female, Age 75, purchases a policy with a Specified Amount of $200,000.



                    The initial Maximum Surrender Charge is computed as follows:



                    curtate net level premium = $15,727.74



                    $10 per $1000 of Specified Amount = $2,000



                    $50 per $1000 of Specified Amount = $10,000



                    the total of the per thousand charges in the first two years = $1,436



                    The value (1.25 X $15,727.74 + $2,000) exceeds $10,000, so the initial Maximum Surrender Charge = $10,000 - $1,436 = $8,564.



                    This amount decreases as follows:



                                   INITIAL
                       YEARS       MAXIMUM                   MAXIMUM
                       AFTER      SURRENDER     ANNUITY     SURRENDER
                       ISSUE        CHARGE       RATIO        CHARGE
                       -----      ---------     -------     ---------
                          0       $8,564.00     1.00000     $8,564.00
                          1       $8,564.00     0.94742     $8,113.70
                          2       $8,564.00     0.89496     $7,664.47
                          3       $8,564.00     0.84242     $7,214.51
                          4       $8,564.00     0.78951     $6,761.36
                          5       $8,564.00     0.73596     $6,302.76
                          6       $8,564.00     0.68157     $5,836.93
                          7       $8,564.00     0.62610     $5,361.92
                          8       $8,564.00     0.56924     $4,874.97
                          9       $8,564.00     0.51043     $4,371.32
                         10       $8,564.00     0.44861     $3,841.88
                         11       $8,564.00     0.38210     $3,272.35
                         12       $8,564.00     0.30846     $2,641.66
                         13       $8,564.00     0.22411     $1,919.27
                         14       $8,564.00     0.12386     $1,060.70
                         15       $8,564.00     0.00000     $    0.00

APPENDIX 4

                    CORRIDOR PERCENTAGES

ATTAINED AGE OF
THE INSURED                CORRIDOR
(NEAREST BIRTHDAY)        PERCENTAGE
------------------        ----------
         0-40                250%
          41                 243%
          42                 236%
          43                 229%
          44                 222%
          45                 215%
          46                 209%
          47                 203%
          48                 197%
          49                 191%
          50                 185%
          51                 178%
          52                 171%
          53                 164%
          54                 157%
          55                 150%
          56                 146%
          57                 142%
          58                 138%
          59                 134%
          60                 130%
          61                 128%
          62                 126%
          63                 124%
          64                 122%
          65                 120%
          66                 119%
          67                 118%
          68                 117%
          69                 116%
          70                 115%
          71                 113%
          72                 111%
          73                 109%
          74                 107%
         75-90               105%
          91                 104%
          92                 103%
          93                 102%
          94                 101%
         95-99               100%

APPENDIX 5

                    ILLUSTRATIONS OF ACCUMULATION VALUES, SURRENDER VALUES, AND DEATH BENEFIT PROCEEDS

                    The illustrations in this Prospectus have been prepared to help show how values under the Policies change with investment performance. The illustrations illustrate how Accumulation Values, Surrender Values and Death Benefit Proceeds under a Policy would vary over time if the hypothetical gross investment rates of return were a uniform annual effective rate of either 0%, 6% or 12%. If the hypothetical gross investment rate of return averages 0%, 6%, or 12% over a period of years, but fluctuates above or below those averages for individual years, the Accumulation Values, Surrender Values and Death Benefit Proceeds may be different. The illustrations also assume there are no Policy Loans or Partial Surrenders, no additional Premium Payments are made other than shown, no Accumulation Values are allocated to the Fixed Account, and there are no changes in the Specified Amount or Death Benefit Option.


                    The amounts shown for the Accumulation Value, Surrender Value and Death Benefit Proceeds as of each Policy Anniversary reflect the fact that charges are made and expenses applied which lower investment return on the assets held in the Sub-Accounts. Daily charges are made against the assets of the Sub-Accounts for assuming mortality and expense risks. The mortality and expense risk charges are equivalent to an annual effective rate of 0.90% of the daily net asset value of the Separate Account in years 1-19 and 0.20% in years 20 and later. In addition, the amounts shown also reflect the deduction of Fund investment advisory fees and other expenses which will vary depending on which funding vehicle is chosen but which are assumed for purposes of these illustrations to be equivalent to an annual effective rate of 0.82% of the daily net asset value of the Separate Account. This rate reflects an arithmetic average of total Fund portfolio annual expenses for the year ending December 31, 2000. Certain fund groups waive a portion of fund expenses or reimburse the funds for such expenses. Those waivers or reimbursements remain in effect for varying periods of time, are usually reviewed at least yearly by each fund group, and are within the fund group's control. The effect of discontinuing a waiver or reimbursement arrangement could result in higher expense levels for the affected fund, as shown in the "Portfolio Expense Table". Assuming those waivers and reimbursements were discontinued, the arithmetic average of the "Fund Investment Advisory Fees and Other Expenses" listed in the "Portfolio Expense Table" would be equivalent to an annual effective rate of 0.86% of the daily net asset value of the Separate Account.


                    Considering charges for mortality and expense risks and the assumed Fund expenses, gross annual rates of 0%, 6% and 12% correspond to net investment experience at annual rates of -1.70%, 4.24% and 10.19% for years 1-19 and -1.02%, 4.97%
                    and 10.96% in years 20 and later.

                    The illustrations also reflect the fact that the Company makes monthly charges for providing insurance protection. Current values reflect current Cost of Insurance charges and guaranteed values reflect the maximum Cost of Insurance charges guaranteed in the Policy. The values shown are for Policies which are issued as preferred and standard. Policies issued on a substandard basis would result in lower Accumulation Values and Death Benefit Proceeds than those illustrated.

                    The illustrations also reflect the fact that the Company deducts a premium load of 5% from each Premium Payment.

                    The Surrender Values shown in the illustrations reflect the fact that the Company will deduct a Surrender Charge from the Policy's Accumulation Value for any Policy surrendered in full during the first fifteen Policy Years. Surrender Charges reflect, in part, age and Specified Amount, and are shown in the illustrations.

                    In addition, the illustrations reflect the fact that the Company deducts a monthly administrative charge at the beginning of each Policy Month. This monthly administrative expense charge is a flat dollar charge of $10 per month in the first year. The illustrations also reflect a monthly charge per $1,000 of Specified Amount assessed during the first two Policy Years.


                    Upon request, the Company will furnish a comparable illustration based on the proposed insured's age, gender classification, smoking classification, risk classification and premium payment requested.

                                  MALE    AGE 55    NONSMOKER
                                  PREFERRED -- $8,605 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  GUARANTEED BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT            TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ---------  --------  --------  ---------  --------  --------  ---------
   1        9,035    500,000   500,000    500,000     4,647     4,647      4,647         0         0          0
   2       18,522    500,000   500,000    500,000     6,143     6,143      6,143         0         0          0
   3       28,484    500,000   500,000    500,000     7,922     7,922      7,922         0         0          0
   4       38,943    500,000   500,000    500,000     9,160     9,160      9,160         0         0          0
   5       49,925    500,000   500,000    500,000     9,821     9,821      9,821         0         0          0

   6       61,457    500,000   500,000    500,000     9,847     9,847      9,847         0         0          0
   7       73,565    500,000   500,000    500,000     9,166    14,725     22,253         0       264      7,792
   8       86,279    500,000   500,000    500,000     7,681    14,325     23,859         0     1,353     10,888
   9       99,628    500,000   500,000    500,000     5,279    12,970     24,726         0     1,557     13,313
  10      113,644    500,000   500,000    500,000     1,845    10,488     24,659         0       709     14,880

  15      194,968          0         0    500,000         0         0      1,563         0         0      1,563
  20      298,759          0         0          0         0         0          0         0         0          0
  25      431,226          0         0          0         0         0          0         0         0          0
  30      600,292          0         0          0         0         0          0         0         0          0


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  MALE    AGE 55    NONSMOKER
                                  PREFERRED -- $8,605 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  CURRENT BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT              TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ----------  --------  --------  ----------  --------  --------  ----------
   1        9,035    500,000   500,000      500,000    4,647     5,025        5,404        0         0            0
   2       18,522    500,000   500,000      500,000    9,205    10,254       11,353        0         0            0
   3       28,484    500,000   500,000      500,000   14,426    16,475       18,707        0         0            0
   4       38,943    500,000   500,000      500,000   19,528    22,937       26,793      948     4,357        8,213
   5       49,925    500,000   500,000      500,000   24,523    29,660       35,703    7,263    12,400       18,442

   6       61,457    500,000   500,000      500,000   29,429    36,675       45,541   13,540    20,786       29,652
   7       73,565    500,000   500,000      500,000   34,250    44,001       56,414   19,789    29,540       41,953
   8       86,279    500,000   500,000      500,000   38,925    51,589       68,372   25,953    38,617       55,400
   9       99,628    500,000   500,000      500,000   43,421    59,419       81,501   32,008    48,006       70,088
  10      113,644    500,000   500,000      500,000   47,760    67,525       95,954   37,981    57,746       86,175

  15      194,968    500,000   500,000      500,000   63,143   108,727      190,181   63,143   108,727      190,181
  20      298,759    500,000   500,000      500,000   66,811   151,288      343,731   66,811   151,288      343,731
  25      431,226    500,000   500,000      656,269   55,898   199,867      625,018   55,898   199,867      625,018
  30      600,292    500,000   500,000    1,153,580   20,070   252,298    1,098,647   20,070   252,298    1,098,647


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  MALE    AGE 65    NONSMOKER
                                  PREFERRED -- $13,988 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  GUARANTEED BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT            TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ---------  --------  --------  ---------  --------  --------  ---------
   1       14,687    500,000   500,000    500,000     6,503     7,084     7,670          0         0         0
   2       30,109    500,000   500,000    500,000     4,621     5,954     7,371          0         0         0
   3       46,302    500,000   500,000    500,000     2,748     4,777     7,074          0         0         0
   4       63,305          0   500,000    500,000         0     2,115     5,304          0         0         0
   5       81,157          0         0    500,000         0         0     1,724          0         0         0

   6       99,902          0         0          0         0         0         0          0         0         0
   7      119,585          0         0          0         0         0         0          0         0         0
   8      140,252          0         0          0         0         0         0          0         0         0
   9      161,952          0         0          0         0         0         0          0         0         0
  10      184,737          0         0          0         0         0         0          0         0         0

  15      316,933          0         0          0         0         0         0          0         0         0
  20      485,653          0         0          0         0         0         0          0         0         0
  25      700,987          0         0          0         0         0         0          0         0         0
  30      975,814          0         0          0         0         0         0          0         0         0


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  MALE    AGE 65    NONSMOKER
                                  PREFERRED -- $13,988 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  CURRENT BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT              TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ----------  --------  --------  ----------  --------  --------  ----------
   1       14,687    500,000   500,000      500,000    6,503     7,084        7,670        0         0            0
   2       30,109    500,000   500,000      500,000   12,949    14,534       16,196        0         0            0
   3       46,302    500,000   500,000      500,000   20,460    23,525       26,871    1,397     4,462        7,808
   4       63,305    500,000   500,000      500,000   27,602    32,673       38,428    9,713    14,784       20,539
   5       81,157    500,000   500,000      500,000   34,624    42,237       51,227   17,946    25,559       34,549

   6       99,902    500,000   500,000      500,000   41,549    52,267       65,441   26,124    36,842       50,016
   7      119,585    500,000   500,000      500,000   48,328    62,738       81,182   34,205    48,615       67,058
   8      140,252    500,000   500,000      500,000   54,973    73,688       98,643   42,206    60,921       85,876
   9      161,952    500,000   500,000      500,000   61,393    85,056      117,943   50,047    73,710      106,597
  10      184,737    500,000   500,000      500,000   67,478    96,763      139,209   57,636    86,921      129,367

  15      316,933    500,000   500,000      500,000   86,744   155,745      280,841   86,744   155,745      280,841
  20      485,653    500,000   500,000      551,711   77,536   211,109      525,439   77,536   211,109      525,439
  25      700,987    500,000   500,000    1,012,052   32,959   276,468      963,859   32,959   276,468      963,859
  30      975,814          0   500,000    1,714,431        0   360,462    1,697,457        0   360,462    1,697,457


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  FEMALE    AGE 55    NONSMOKER
                                  PREFERRED -- $6,925 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  GUARANTEED BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT            TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ---------  --------  --------  ---------  --------  --------  ---------
   1        7,271    500,000   500,000    500,000     3,492     3,788      4,085         0         0          0
   2       14,906    500,000   500,000    500,000     5,311     6,074      6,876         0         0          0
   3       22,923    500,000   500,000    500,000     7,680     9,061     10,580         0         0          0
   4       31,340    500,000   500,000    500,000     9,814    11,981     14,470         0         0          0
   5       40,178    500,000   500,000    500,000    11,703    14,818     18,553         0       808      4,543

   6       49,458    500,000   500,000    500,000    13,322    17,541     22,827       444     4,663      9,949
   7       59,203    500,000   500,000    500,000    14,612    20,083     27,252     2,915     8,386     15,555
   8       69,434    500,000   500,000    500,000    15,496    22,356     31,767     5,031    11,891     21,303
   9       80,177    500,000   500,000    500,000    15,867    24,236     36,278     6,689    15,057     27,100
  10       91,457    500,000   500,000    500,000    15,649    25,624     40,713     7,814    17,789     32,878

  15      156,903    500,000   500,000    500,000     4,461    22,888     60,453     4,461    22,888     60,453
  20      240,431          0         0    500,000         0         0     67,729         0         0     67,729
  25      347,036          0         0    500,000         0         0     19,991         0         0     19,991
  30      483,093          0         0          0         0         0          0         0         0          0


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  FEMALE    AGE 55    NONSMOKER
                                  PREFERRED -- $6,925 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  CURRENT BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT            TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ---------  --------  --------  ---------  --------  --------  ---------
   1        7,271    500,000   500,000    500,000     3,492     3,788      4,085         0         0          0
   2       14,906    500,000   500,000    500,000     7,450     8,279      9,147         0         0          0
   3       22,923    500,000   500,000    500,000    12,084    13,731     15,522         0         0          0
   4       31,340    500,000   500,000    500,000    16,596    19,375     22,508     1,500     4,279      7,412
   5       40,178    500,000   500,000    500,000    21,019    25,248     30,203     7,008    11,238     16,193

   6       49,458    500,000   500,000    500,000    25,343    31,354     38,673    12,465    18,476     25,795
   7       59,203    500,000   500,000    500,000    29,554    37,685     47,982    17,857    25,988     36,285
   8       69,434    500,000   500,000    500,000    33,676    44,277     58,244    23,211    33,812     47,780
   9       80,177    500,000   500,000    500,000    37,688    51,118     69,540    28,509    41,940     60,361
  10       91,457    500,000   500,000    500,000    41,601    58,233     81,990    33,766    50,398     74,155

  15      156,903    500,000   500,000    500,000    58,583    97,242    165,371    58,583    97,242    165,371
  20      240,431    500,000   500,000    500,000    68,274   140,582    300,518    68,274   140,582    300,518
  25      347,036    500,000   500,000    569,001    68,217   191,835    541,906    68,217   191,835    541,906
  30      483,093    500,000   500,000    998,731    48,716   247,442    951,172    48,716   247,442    951,172


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  FEMALE    AGE 65    NONSMOKER
                                  PREFERRED -- $11,501 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  GUARANTEED BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT            TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF    ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ---------  --------  --------  ---------  --------  --------  ---------
   1       12,076    500,000   500,000    500,000     6,056     6,555      7,058         0         0          0
   2       24,756    500,000   500,000    500,000     7,579     8,830     10,149         0         0          0
   3       38,070    500,000   500,000    500,000     9,701    11,862     14,256         0         0          0
   4       52,049    500,000   500,000    500,000    11,144    14,380     18,145         0         0        338
   5       66,728    500,000   500,000    500,000    11,856    16,304     21,745         0         0      5,194

   6       82,140    500,000   500,000    500,000    11,726    17,488     24,917         0     2,244      9,672
   7       98,323    500,000   500,000    500,000    10,570    17,706     27,433         0     3,821     13,547
   8      115,316    500,000   500,000    500,000     8,123    16,636     28,961         0     4,166     16,490
   9      133,157    500,000   500,000    500,000     4,065    13,883     29,080         0     2,888     18,085
  10      151,891          0   500,000    500,000         0     9,010     27,311         0         0     17,861

  15      260,584          0         0          0         0         0          0         0         0          0
  20      399,306          0         0          0         0         0          0         0         0          0
  25      576,355          0         0          0         0         0          0         0         0          0
  30      802,319          0         0          0         0         0          0         0         0          0


Amounts are in Dollars

                                  Where a zero value is shown, the Policy will lapse unless sufficient additional premium is paid.

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

                                  FEMALE    AGE 65    NONSMOKER
                                  PREFERRED -- $11,501 ANNUAL PREMIUM
                                  FACE AMOUNT $500,000
                                  DEATH BENEFIT OPTION 1

                                  CURRENT BASIS


         PREMIUMS
        ACCUMULATED
END OF      AT               DEATH BENEFIT              TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST   ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR    GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  --------  --------  ----------  --------  --------  ----------  --------  --------  ----------
   1       12,076    500,000   500,000      500,000    6,056     6,555        7,058        0         0            0
   2       24,756    500,000   500,000      500,000   12,510    13,911       15,377        0         0            0
   3       38,070    500,000   500,000      500,000   20,098    22,869       25,883    1,082     3,854        6,867
   4       52,049    500,000   500,000      500,000   27,522    32,183       37,444    9,715    14,376       19,638
   5       66,728    500,000   500,000      500,000   34,768    41,852       50,163   18,217    25,302       33,612

   6       82,140    500,000   500,000      500,000   41,863    51,923       64,193   26,619    36,678       48,948
   7       98,323    500,000   500,000      500,000   48,732    62,337       79,601   34,846    48,452       65,716
   8      115,316    500,000   500,000      500,000   55,302    73,041       96,473   42,831    60,570       84,003
   9      133,157    500,000   500,000      500,000   61,721    84,196      115,120   50,726    73,201      104,125
  10      151,891    500,000   500,000      500,000   67,909    95,747      135,666   58,458    86,296      126,216

  15      260,584    500,000   500,000      500,000   91,016   156,190      272,331   91,016   156,190      272,331
  20      399,306    500,000   500,000      525,541   88,974   214,214      500,515   88,974   214,214      500,515
  25      576,355    500,000   500,000      953,686   56,325   281,247      908,272   56,325   281,247      908,272
  30      802,319          0   500,000    1,606,821        0   365,788    1,590,912        0   365,788    1,590,912


Amounts are in Dollars

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including the Policy Owner's allocations and the Funds' rates of return. Accumulation Values and Surrender Values for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of mortality and expense risk charges and (2) assumed Fund total expenses of 0.82% per year.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability
December 31, 2000

                                       AIM V.I.      AIM V.I.                 AIM V.I.                   AFIS
                                       CAPITAL       DIVERSIFIED  AIM V.I.    INTERNATIONAL  AIM V.I.    GROWTH
                                       APPRECIATION  INCOME       GROWTH      EQUITY         VALUE       CLASS 2
                           COMBINED    SUBACCOUNT    SUBACCOUNT   SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
-------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $1,848,973  $        --   $       --   $      --   $         --   $      --   $      --
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)              4,008,793      245,314      111,586     588,761          1,770     732,053      21,221
                           ----------  -----------   ----------   ---------   ------------   ---------   ---------
-------------------------
Total Assets                5,857,766      245,314      111,586     588,761          1,770     732,053      21,221
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York            359           17            7          39             --          47           1
                           ----------  -----------   ----------   ---------   ------------   ---------   ---------
-------------------------
NET ASSETS                 $5,857,407  $   245,297   $  111,579   $ 588,722   $      1,770   $ 732,006   $  21,220
                           ==========  ===========   ==========   =========   ============   =========   =========
-------------------------
Percent of net assets          100.00%        4.19%        1.90%      10.05%          0.03%      12.51%       0.36%
                           ==========  ===========   ==========   =========   ============   =========   =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                                   20,042       11,372      53,191             --      61,338          --
  - Unit value                         $    12.239   $    9.811   $   9.841   $         --   $  10.032   $      --
                                       -----------   ----------   ---------   ------------   ---------   ---------
                                           245,297      111,579     523,459             --     615,339          --
VUL-CV Policies:
  - Units in accumulation
   period                                       --           --       9,367            223      14,228       2,525
  - Unit value                         $        --   $       --   $   6.968   $      7.951   $   8.200   $   8.404
                                       -----------   ----------   ---------   ------------   ---------   ---------
                                                --           --      65,263          1,770     116,667      21,220
-------------------------
NET ASSETS                             $   245,297   $  111,579   $ 588,722   $      1,770   $ 732,006   $  21,220
                                       ===========   ==========   =========   ============   =========   =========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability (continued)
December 31, 2000

                           AFIS          AFIS        BARON         DUETSCHE      DEUTSCHE
                           GROWTH-       GLOBAL      CAPITAL       VIT           VIT         DEUTSCHE
                           INCOME        SMALL CAP   ASSET         EAFE          EQUITY 500  SMALL CAP        DGPF
                           CLASS 2       CLASS 2     12B1          EQUITY INDEX  INDEX       INDEX            HIGH YIELD
                           SUBACCOUNT    SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT  SUBACCOUNT       SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $       --    $      --   $       --    $        --   $      --   $         --     $      5,576
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                 35,576          698       11,031            791     485,792            792               --
                           ------------  ---------   ------------  -----------   ---------   ---------------  ---------------
-------------------------
Total Assets                   35,576          698       11,031            791     485,792            792            5,576
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York              2           --           --             --          33             --               --
                           ------------  ---------   ------------  -----------   ---------   ---------------  ---------------
-------------------------
NET ASSETS                 $   35,574    $     698   $   11,031    $       791   $ 485,759   $        792     $      5,576
                           ============  =========   ============  ===========   =========   ===============  ===============
-------------------------
Percent of net assets            0.61%        0.01%        0.19%          0.01%       8.29%          0.01%            0.10%
                           ============  =========   ============  ===========   =========   ===============  ===============
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                          --           --           --             --      46,541             --               --
  - Unit value             $       --    $      --   $       --    $        --   $   9.921   $         --     $         --
                           ------------  ---------   ------------  -----------   ---------   ---------------  ---------------
                                   --           --           --             --     461,728             --               --
VUL-CV Policies:
  - Units in accumulation
   period                       3,527           89        1,220             89       2,766             89              614
  - Unit value             $   10.087    $   7.873   $    9.042    $     8.922   $   8.687   $      8.933     $      9.081
                           ------------  ---------   ------------  -----------   ---------   ---------------  ---------------
                               35,574          698       11,031            791      24,031            792            5,576
-------------------------
NET ASSETS                 $   35,574    $     698   $   11,031    $       791   $ 485,759   $        792     $      5,576
                           ============  =========   ============  ===========   =========   ===============  ===============
-------------------------


                           DGPF
                           DEVON
                           SUBACCOUNT
-------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $       765
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                      --
                           -----------
-------------------------
Total Assets                       765
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York              --
                           -----------
-------------------------
NET ASSETS                 $       765
                           ===========
-------------------------
Percent of net assets             0.01%
                           ===========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                           --
  - Unit value             $        --
                           -----------
                                    --
VUL-CV Policies:
  - Units in accumulation
   period                           89
  - Unit value             $     8.635
                           -----------
                                   765
-------------------------
NET ASSETS                 $       765
                           ===========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability (continued)
December 31, 2000

                                                                           FIDELITY    FIDELITY       FIDELITY
                           DGPF                    DGPF                    VIP         VIP            VIP HIGH       FIDELITY
                           EMERGING    DGPF        SMALL CAP   DGPF        EQUITY-     GROWTH         INCOME         VIP II ASSET
                           MARKETS     REIT        VALUE       TREND       INCOME      SERVICE CLASS  SERVICE CLASS  MANAGER
                           SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $  15,972   $     968   $  57,422   $ 186,699   $      --     $      --      $      --     $      --
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                    --          --          --          --     329,675           710          1,775        91,577
                           ---------   ---------   ---------   ---------   ---------     ---------      ---------     ---------
-------------------------
Total Assets                  15,972         968      57,422     186,699     329,675           710          1,775        91,577
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York             1          --           4          13          22            --             --             6
                           ---------   ---------   ---------   ---------   ---------     ---------      ---------     ---------
-------------------------
NET ASSETS                 $  15,971   $     968   $  57,418   $ 186,686   $ 329,653     $     710      $   1,775     $  91,571
                           =========   =========   =========   =========   =========     =========      =========     =========
-------------------------
Percent of net assets           0.27%       0.02%       0.98%       3.19%       5.63%         0.01%          0.03%         1.56%
                           =========   =========   =========   =========   =========     =========      =========     =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                      1,662          --       5,092      11,828      31,879            --             --         8,925
  - Unit value             $   9.169   $      --   $  11.088   $  14.391   $  10.341     $      --      $      --     $  10.259
                           ---------   ---------   ---------   ---------   ---------     ---------      ---------     ---------
                              15,241          --      56,463     170,212     329,653            --             --        91,571
VUL-CV Policies:
  - Units in accumulation
   period                         89          89          89       2,267          --            89            214            --
  - Unit value             $   8.236   $  10.916   $  10.781   $   7.266   $      --     $   8.010      $   8.277     $      --
                           ---------   ---------   ---------   ---------   ---------     ---------      ---------     ---------
                                 730         968         955      16,474          --           710          1,775            --
-------------------------
NET ASSETS                 $  15,971   $     968   $  57,418   $ 186,686   $ 329,653     $     710      $   1,775     $  91,571
                           =========   =========   =========   =========   =========     =========      =========     =========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability (continued)
December 31, 2000

                                                                                                       JANUS
                                                        FIDELITY                       JANUS           ASPEN
                           FIDELITY       FIDELITY      VIP III        JANUS           ASPEN           SERIES
                           VIP II         VIP II        GROWTH         ASPEN           SERIES          GLOBAL
                           CONTRAFUND     INVESTMENT    OPPORTUNITIES  SERIES          WORLDWIDE       TECHNOLOGY     LN
                           SERVICE CLASS  GRADE BOND    SERVICE CLASS  BALANCED        GROWTH          SERVICE CLASS  BOND
                           SUBACCOUNT     SUBACCOUNT    SUBACCOUNT     SUBACCOUNT      SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $         --   $        --   $         --   $         --    $         --     $        --   $  22,426
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                    8,074       150,529          2,539         20,096          46,694          26,881          --
                           ------------   ------------  ------------   --------------  --------------   -----------   ---------
-------------------------
Total Assets                      8,074       150,529          2,539         20,096          46,694          26,881      22,426
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York                1            10             --              1               3               2           1
                           ------------   ------------  ------------   --------------  --------------   -----------   ---------
-------------------------
NET ASSETS                 $      8,073   $   150,519   $      2,539   $     20,095    $     46,691     $    26,879   $  22,425
                           ============   ============  ============   ==============  ==============   ===========   =========
-------------------------
Percent of net assets              0.14%         2.57%          0.04%          0.34%           0.80%           0.46%       0.38%
                           ============   ============  ============   ==============  ==============   ===========   =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                            --        13,709             --             --              --              --          --
  - Unit value             $         --   $    10.979   $         --   $         --    $         --     $        --   $      --
                           ------------   ------------  ------------   --------------  --------------   -----------   ---------
                                     --       150,519             --             --              --              --          --
VUL-CV Policies:
  - Units in accumulation
   period                           889            --            308          2,130           5,914           4,283       2,143
  - Unit value             $      9.077   $        --   $      8.231   $      9.432    $      7.895     $     6.276   $  10.465
                           ------------   ------------  ------------   --------------  --------------   -----------   ---------
                                  8,073            --          2,539         20,095          46,691          26,879      22,425
-------------------------
NET ASSETS                 $      8,073   $   150,519   $      2,539   $     20,095    $     46,691     $    26,879   $  22,425
                           ============   ============  ============   ==============  ==============   ===========   =========
-------------------------


                           LN
                           CAPITAL
                           APPRECIATION
                           SUBACCOUNT
-------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)              $   1,113
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                     --
                            ---------
-------------------------
Total Assets                    1,113
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York             --
                            ---------
-------------------------
NET ASSETS                  $   1,113
                            =========
-------------------------
Percent of net assets            0.02%
                            =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                          --
  - Unit value              $      --
                            ---------
                                   --
VUL-CV Policies:
  - Units in accumulation
   period                         145
  - Unit value              $   7.659
                            ---------
                                1,113
-------------------------
NET ASSETS                  $   1,113
                            =========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability (continued)
December 31, 2000

                                        LN
                           LN           GLOBAL        LN          LN           MFS         MFS                       NB AMT
                           EQUITY-      ASSET         MONEY       SOCIAL       EMERGING    TOTAL        MFS          MID-CAP
                           INCOME       ALLOCATION    MARKET      AWARENESS    GROWTH      RETURN       UTILITIES    GROWTH
                           SUBACCOUNT   SUBACCOUNT    SUBACCOUNT  SUBACCOUNT   SUBACCOUNT  SUBACCOUNT   SUBACCOUNT   SUBACCOUNT
-------------------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $     943    $     826     $1,555,502  $    761     $      --   $      --    $       --   $      --
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                    --           --            --         --       383,471      42,784       252,850      16,518
                           -----------  ------------  ---------   -----------  ---------   -----------  -----------  ---------
-------------------------
Total Assets                     943          826     1,555,502        761       383,471      42,784       252,850      16,518
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York            --           --            79         --            25           3            17           1
                           -----------  ------------  ---------   -----------  ---------   -----------  -----------  ---------
-------------------------
NET ASSETS                 $     943    $     826     $1,555,423  $    761     $ 383,446   $  42,781    $  252,833   $  16,517
                           ===========  ============  =========   ===========  =========   ===========  ===========  =========
-------------------------
Percent of net assets           0.02%        0.01%        26.56%      0.01%         6.55%       0.73%         4.32%       0.28%
                           ===========  ============  =========   ===========  =========   ===========  ===========  =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                         --           --        76,309         --        25,095       3,435        16,302          --
  - Unit value             $      --    $      --     $  10.782   $     --     $  13.156   $  11.320    $   12.923   $      --
                           -----------  ------------  ---------   -----------  ---------   -----------  -----------  ---------
                                  --           --       822,761         --       330,148      38,885       210,675          --
VUL-CV Policies:
  - Units in accumulation
   period                         89           89        71,846         89         7,087         367         4,384       2,235
  - Unit value             $  10.635    $   9.321     $  10.198   $  8.591     $   7.521   $  10.614    $    9.615   $   7.390
                           -----------  ------------  ---------   -----------  ---------   -----------  -----------  ---------
                                 943          826       732,662        761        53,298       3,896        42,158      16,517
-------------------------
NET ASSETS                 $     943    $     826     $1,555,423  $    761     $ 383,446   $  42,781    $  252,833   $  16,517
                           ===========  ============  =========   ===========  =========   ===========  ===========  =========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statement of Assets and Liability (continued)
December 31, 2000

                                                                                                 FTVIPT
                                       OCC                         FTVIPT         FTVIPT         TEMPLETON      FTVIPT
                                       ACCUMULATION  OCC           TEMPLETON      TEMPLETON      INTERNATIONAL  TEMPLETON
                           NB AMT      GLOBAL        ACCUMULATION  ASSET          INTERNATIONAL  SECURITIES     GROWTH
                           PARTNERS    EQUITY        MANAGED       STRATEGY       SECURITIES     CLASS 2        SECURITIES
                           SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $      --   $     --      $        --   $        --    $         --   $         --   $      --
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                   848     81,810           54,940        20,165         168,277         11,464      51,017
                           ---------   ------------  -----------   -------------  ------------   ------------   ---------
-------------------------
Total Assets                     848     81,810           54,940        20,165         168,277         11,464      51,017
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York            --          5                3             1              11              1           3
                           ---------   ------------  -----------   -------------  ------------   ------------   ---------
-------------------------
NET ASSETS                 $     848   $ 81,805      $    54,937   $    20,164    $    168,266   $     11,463   $  51,014
                           =========   ============  ===========   =============  ============   ============   =========
-------------------------
Percent of net assets           0.01%      1.40%            0.94%         0.34%           2.87%          0.20%       0.87%
                           =========   ============  ===========   =============  ============   ============   =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                         --      6,917            5,180         1,833          15,366             --       4,144
  - Unit value             $      --   $ 11.827      $    10.607   $    10.997    $     10.951   $         --   $  12.311
                           ---------   ------------  -----------   -------------  ------------   ------------   ---------
                                  --     81,805           54,937        20,164         168,266             --      51,014
VUL-CV Policies:
  - Units in accumulation
   period                         89         --               --            --              --          1,186          --
  - Unit value             $   9.572   $     --      $        --   $        --    $         --   $      9.664   $      --
                           ---------   ------------  -----------   -------------  ------------   ------------   ---------
                                 848         --               --            --              --         11,463          --
-------------------------
NET ASSETS                 $     848   $ 81,805      $    54,937   $    20,164    $    168,266   $     11,463   $  51,014
                           =========   ============  ===========   =============  ============   ============   =========
-------------------------

                           FTVIPT
                           TEMPLETON
                           GROWTH
                           SECURITIES
                           CLASS 2
                           SUBACCOUNT
-------------------------
Assets
 - Investments at Market
   - Affiliated (Cost
   $1,870,088)             $      --
 - Investments at Market
   - Unaffiliated (Cost
   $4,451,167)                10,714
                           ---------
-------------------------
Total Assets                  10,714
 - Liability - Payable to
   Lincoln Life & Annuity
   Company of New York            --
                           ---------
-------------------------
NET ASSETS                 $  10,714
                           =========
-------------------------
Percent of net assets           0.18%
                           =========
-------------------------
Net assets are
   represented by:
VUL I Policies:
  - Units in accumulation
   period                         --
  - Unit value             $      --
                           ---------
                                  --
VUL-CV Policies:
  - Units in accumulation
   period                      1,056
  - Unit value             $  10.147
                           ---------
                              10,714
-------------------------
NET ASSETS                 $  10,714
                           =========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                AIM V.I.        AIM V.I.                    AIM V.I.                   AFIS
                                                CAPITAL         DIVERSIFIED     AIM V.I.    INTERNATIONAL  AIM V.I.    GROWTH
                                                APPRECIATION    INCOME          GROWTH      EQUITY         VALUE       CLASS 2
                              COMBINED          SUBACCOUNT      SUBACCOUNT      SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
 - Dividends from investment
   income                     $          5,606  $         24    $        654     $    148   $         --   $     149   $       --
 - Dividends from net
   realized gains on
   investments                           5,283           732              --        2,587             --         779           --
 - Mortality and expense
   guarantees                           (1,727)          (33)            (12)        (168)            --        (159)          --
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
NET INVESTMENT INCOME (LOSS)             9,162           723             642        2,567             --         769           --
Net Realized and Unrealized
   Gain (Loss) on
   Investments:
 - Net realized gain (loss)
   on investments                       12,143           854            (276)       3,033             --       3,182           --
 - Net change in unrealized
   appreciation or
   depreciation on
   investments                          28,828         3,521            (441)       5,999             --       3,693           --
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
----------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                          40,971         4,375            (717)       9,032             --       6,875           --
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
----------------------------
NET INCREASE (DECREASE) IN
   NET ASSETS
   RESULTING FROM OPERATIONS  $         50,133  $      5,098    $        (75)    $ 11,599   $         --   $   7,644   $       --
                              ================  ==============  ==============   ========   ============   ==========  ==========
----------------------------
Year ended December 31, 2000
Net Investment Income
   (Loss):
 - Dividends from investment
   income                     $        100,855  $         --    $      7,289     $     52   $          5   $     844   $       --
 - Dividends from net
   realized gains on
   investments                          93,472         6,981              --       17,912            118      29,408           --
 - Mortality and expense
   guarantees                          (29,847)       (1,465)           (668)      (3,557)            (4)     (4,125)         (27)
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
NET INVESTMENT INCOME (LOSS)           164,480         5,516           6,621       14,407            119      26,127          (27)
Net Realized and Unrealized
   Gain (Loss) on
   Investments:
 - Net realized gain (loss)
   on investments                      (17,459)        1,402            (484)        (498)           (21)     (4,129)         (60)
 - Net change in unrealized
   appreciation or
   depreciation on
   investments                        (492,317)      (50,285)         (4,303)    (167,195)          (433)   (124,598)      (1,195)
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
----------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                        (509,776)      (48,883)         (4,787)    (167,693)          (454)   (128,727)      (1,255)
                              ----------------  --------------  --------------   --------   ------------   ----------  ----------
----------------------------
NET INCREASE (DECREASE) IN
   NET ASSETS
   RESULTING FROM OPERATIONS  $       (345,296) $    (43,367)   $      1,834     $(153,286) $       (335)  $(102,600)  $   (1,282)
                              ================  ==============  ==============   ========   ============   ==========  ==========
----------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                AFIS        AFIS        BARON       DEUTSCHE      DEUTSCHE
                                GROWTH-     GLOBAL      CAPITAL     VIT           VIT         DEUTSCHE
                                INCOME      SMALL CAP   ASSET       EAFE          EQUITY 500  SMALL CAP   DGPF        DGPF
                                CLASS 2     CLASS 2     12B1        EQUITY INDEX  INDEX       INDEX       HIGH YIELD  DEVON
                                SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to December 31,
   1999
Net Investment Income (Loss):
 - Dividends from investment
   income                       $    --     $    --     $   --      $    --       $     334   $    --     $  --       $       --
 - Dividends from net realized
   gains on investments              --          --         --           --             157        --        --               --
 - Mortality and expense
   guarantees                        --          --         --           --            (330)       --        --               --
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
NET INVESTMENT INCOME (LOSS)         --          --         --           --             161        --        --               --
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                       --          --         --           --           3,641        --        --               --
 - Net change in unrealized
   appreciation or
   depreciation on investments       --          --         --           --           2,320        --        --               --
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS        --          --         --           --           5,961        --        --               --
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $    --     $    --     $   --      $    --       $   6,122   $    --     $  --       $       --
                                ==========  ==========  ==========  ============  ==========  ==========  ==========  ==========
------------------------------
Year ended December 31, 2000
Net Investment Income (Loss):
 - Dividends from investment
   income                       $    --     $    --     $   --      $    13       $     282   $     4     $  --       $       --
 - Dividends from net realized
   gains on investments              --          --         --           --              --        --        --               --
 - Mortality and expense
   guarantees                       (21)         (2)        (4)          (2)         (2,964)       (2)       (4)              (2)
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
NET INVESTMENT INCOME (LOSS)        (21)         (2)        (4)          11          (2,682)        2        (4)              (2)
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                        1          (9)       (20)          (7)            953        (6)       (3)              (6)
 - Net change in unrealized
   appreciation or
   depreciation on investments    1,765        (186)       296         (106)        (39,133)      (96)       44             (119)
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS     1,766        (195)       276         (113)        (38,180)     (102)       41             (125)
                                ----------  ----------  ----------  ------------  ----------  ----------  ----------  ----------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $ 1,745     $  (197)    $  272      $  (102)      $ (40,862)  $  (100)    $  37       $     (127)
                                ==========  ==========  ==========  ============  ==========  ==========  ==========  ==========
------------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                                                              FIDELITY    FIDELITY
                                DGPF                          DGPF                            VIP         VIP
                                EMERGING    DGPF              SMALL CAP       DGPF            EQUITY-     GROWTH
                                MARKETS     REIT              VALUE           TREND           INCOME      SERVICE CLASS
                                SUBACCOUNT  SUBACCOUNT        SUBACCOUNT      SUBACCOUNT      SUBACCOUNT  SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to December 31,
   1999
Net Investment Income (Loss):
 - Dividends from investment
   income                       $     --    $        --       $        --     $          --    $     --   $         --
 - Dividends from net realized
   gains on investments               --             --                --                --          --             --
 - Mortality and expense
   guarantees                         (5)            --                (7)              (21)       (182)            --
                                ----------  ----------------  --------------  --------------   --------   ------------
NET INVESTMENT INCOME (LOSS)          (5)            --                (7)              (21)       (182)            --
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                         1             --               (50)              332      (1,003)            --
 - Net change in unrealized
   appreciation or
   depreciation on investments       195             --               161             2,641         595             --
                                ----------  ----------------  --------------  --------------   --------   ------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS        196             --               111             2,973        (408)            --
                                ----------  ----------------  --------------  --------------   --------   ------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $    191    $        --       $       104     $       2,952    $   (590)  $         --
                                ==========  ================  ==============  ==============   ========   ============
------------------------------
Year ended December 31, 2000
Net Investment Income (Loss):
 - Dividends from investment
   income                       $     73    $        --       $       261     $          --    $  2,237   $         --
 - Dividends from net realized
   gains on investments               --             --               326             3,287       8,426             --
 - Mortality and expense
   guarantees                        (70)            (2)             (275)             (956)     (1,946)            (2)
                                ----------  ----------------  --------------  --------------   --------   ------------
NET INVESTMENT INCOME (LOSS)           3             (2)              312             2,331       8,717             (2)
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                      (225)             3               672               472        (197)            (8)
 - Net change in unrealized
   appreciation or
   depreciation on investments    (3,173)            83             7,006           (27,715)     23,488           (174)
                                ----------  ----------------  --------------  --------------   --------   ------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS     (3,398)            86             7,678           (27,243)     23,291           (182)
                                ----------  ----------------  --------------  --------------   --------   ------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $ (3,395)   $        84       $     7,990     $     (24,912)   $ 32,008   $       (184)
                                ==========  ================  ==============  ==============   ========   ============
------------------------------

                                FIDELITY
                                VIP            FIDELITY VIP II
                                HIGH INCOME    ASSET
                                SERVICE CLASS  MANAGER
                                SUBACCOUNT     SUBACCOUNT
------------------------------
Period From May 18, 1999
   (inception) to December 31,
   1999
Net Investment Income (Loss):
 - Dividends from investment
   income                        $        --   $            --
 - Dividends from net realized
   gains on investments                   --                --
 - Mortality and expense
   guarantees                             --                (6)
                                 -----------   ---------------
NET INVESTMENT INCOME (LOSS)              --                (6)
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                            --                 2
 - Net change in unrealized
   appreciation or
   depreciation on investments            --               190
                                 -----------   ---------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS             --               192
                                 -----------   ---------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS     $        --   $           186
                                 ===========   ===============
------------------------------
Year ended December 31, 2000
Net Investment Income (Loss):
 - Dividends from investment
   income                        $        --   $         1,192
 - Dividends from net realized
   gains on investments                   --             2,809
 - Mortality and expense
   guarantees                             (2)             (564)
                                 -----------   ---------------
NET INVESTMENT INCOME (LOSS)              (2)            3,437
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                            (4)              233
 - Net change in unrealized
   appreciation or
   depreciation on investments          (148)           (5,862)
                                 -----------   ---------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS           (152)           (5,629)
                                 -----------   ---------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS     $      (154)  $        (2,192)
                                 ===========   ===============
------------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                                  FIDELITY VIP III               JANUS ASPEN  JANUS ASPEN
                                FIDELITY VIP II  FIDELITY VIP II  GROWTH            JANUS ASPEN  SERIES       SERIES GLOBAL
                                CONTRAFUND       INVESTMENT       OPPORTUNITIES     SERIES       WORLDWIDE    TECHNOLOGY
                                SERVICE CLASS    GRADE BOND       SERVICE CLASS     BALANCED     GROWTH       SERVICE CLASS
                                SUBACCOUNT       SUBACCOUNT       SUBACCOUNT        SUBACCOUNT   SUBACCOUNT   SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to December 31,
   1999
Net Investment Income (Loss):
 - Dividends from investment
   income                       $     --         $        --      $      --         $    --      $    --      $       --
 - Dividends from net realized
   gains on investments               --                  --             --              --           --              --
 - Mortality and expense
   guarantees                         --                 (13)            --              --           --              --
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
NET INVESTMENT INCOME (LOSS)          --                 (13)            --              --           --              --
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                        --                   5             --              --           --              --
 - Net change in unrealized
   appreciation or
   depreciation on investments        --                 (56)            --              --           --              --
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS         --                 (51)            --              --           --              --
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $     --         $       (64)     $      --         $    --      $    --      $       --
                                ===============  ===============  ================  ===========  ===========  =============
------------------------------
Year ended December 31, 2000
Net Investment Income (Loss):
 - Dividends from investment
   income                       $     --         $     5,287      $      --         $   172      $    76      $      163
 - Dividends from net realized
   gains on investments               --                  --             --              --           --              --
 - Mortality and expense
   guarantees                         (6)               (834)            (3)            (17)         (26)            (16)
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
NET INVESTMENT INCOME (LOSS)          (6)              4,453             (3)            155           50             147
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                        (8)               (884)           (15)            (17)         (38)             (9)
 - Net change in unrealized
   appreciation or
   depreciation on investments       112               8,810           (138)            (86)        (485)         (1,550)
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS        104               7,926           (153)           (103)        (523)         (1,559)
                                ---------------  ---------------  ----------------  -----------  -----------  -------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $     98         $    12,379      $    (156)        $    52      $  (473)     $   (1,412)
                                ===============  ===============  ================  ===========  ===========  =============
------------------------------


                                            LN
                                LN          CAPITAL
                                BOND        APPRECIATION
                                SUBACCOUNT  SUBACCOUNT
------------------------------
Period From May 18, 1999
   (inception) to December 31,
   1999
Net Investment Income (Loss):
 - Dividends from investment
   income                       $   --      $         --
 - Dividends from net realized
   gains on investments             --                --
 - Mortality and expense
   guarantees                       --                --
                                ----------  ------------
NET INVESTMENT INCOME (LOSS)        --                --
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                      --                --
 - Net change in unrealized
   appreciation or
   depreciation on investments      --                --
                                ----------  ------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS       --                --
                                ----------  ------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $   --      $         --
                                ==========  ============
------------------------------
Year ended December 31, 2000
Net Investment Income (Loss):
 - Dividends from investment
   income                       $  110      $         --
 - Dividends from net realized
   gains on investments             --                --
 - Mortality and expense
   guarantees                      (10)               (2)
                                ----------  ------------
NET INVESTMENT INCOME (LOSS)       100                (2)
Net Realized and Unrealized
   Gain (Loss) on Investments:
 - Net realized gain (loss) on
   investments                      --               (10)
 - Net change in unrealized
   appreciation or
   depreciation on investments     122              (226)
                                ----------  ------------
------------------------------
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS      122              (236)
                                ----------  ------------
------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS
   RESULTING FROM OPERATIONS    $  222      $       (238)
                                ==========  ============
------------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                           LN          LN                LN              LN              MFS         MFS
                           EQUITY-     GLOBAL ASSET      MONEY           SOCIAL          EMERGING    TOTAL         MFS
                           INCOME      ALLOCATION        MARKET          AWARENESS       GROWTH      RETURN        UTILITIES
                           SUBACCOUNT  SUBACCOUNT        SUBACCOUNT      SUBACCOUNT      SUBACCOUNT  SUBACCOUNT    SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $  --       $        --       $      4,198    $        --      $     --   $        --   $      --
 - Dividends from net
   realized gains on
   investments                --                --                 --             --            --            --          --
 - Mortality and expense
   guarantees                 --                --               (655)            --           (45)           (8)         (8)
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
NET INVESTMENT INCOME
   (LOSS)                     --                --              3,543             --           (45)           (8)         (8)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments      --                --                 --             --         2,307            (1)          8
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                --                --                 --             --         6,675            50         604
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                --                --                 --             --         8,982            49         612
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $  --       $        --       $      3,543    $        --      $  8,937   $        41   $     604
                           ==========  ================  ==============  ==============   ========   ============  ==========
-------------------------
Year ended December 31,
   2000
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $   7       $        --       $     52,503    $         5      $ 11,655   $     1,589   $  14,106
 - Dividends from net
   realized gains on
   investments                --                --                 --             --            --            --          --
 - Mortality and expense
   guarantees                 (2)               (2)            (6,876)            (2)       (1,932)         (252)     (1,280)
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
NET INVESTMENT INCOME
   (LOSS)                      5                (2)            45,627              3         9,723         1,337      12,826
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments       2                (4)                --             (6)       (2,561)          595      (2,200)
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                52               (58)                --           (128)      (93,021)        4,407     (13,181)
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                54               (62)                --           (134)      (95,582)        5,002     (15,381)
                           ----------  ----------------  --------------  --------------   --------   ------------  ----------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $  59       $       (64)      $     45,627    $      (131)     $(85,859)  $     6,339   $  (2,555)
                           ==========  ================  ==============  ==============   ========   ============  ==========
-------------------------

                           NB AMT
                           MID-CAP
                           GROWTH
                           SUBACCOUNT
-------------------------
Period From May 18, 1999
   (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $       --
 - Dividends from net
   realized gains on
   investments                     --
 - Mortality and expense
   guarantees                      --
                           ----------
NET INVESTMENT INCOME
   (LOSS)                          --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments           --
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                     --
                           ----------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                     --
                           ----------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       --
                           ==========
-------------------------
Year ended December 31,
   2000
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $       --
 - Dividends from net
   realized gains on
   investments                     --
 - Mortality and expense
   guarantees                      (9)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                          (9)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments           (4)
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                    366
                           ----------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                    362
                           ----------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      353
                           ==========
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Operations (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                                                                               FTVIPT
                                                                           FTVIPT            FTVIPT            TEMPLETON
                                       OCC               OCC               TEMPLETON         TEMPLETON         INTERNATIONAL
                           NB AMT      ACCUMULATION      ACCUMULATION      ASSET             INTERNATIONAL     SECURITIES
                           PARTNERS    GLOBAL EQUITY     MANAGED           STRATEGY          SECURITIES        CLASS 2
                           SUBACCOUNT  SUBACCOUNT        SUBACCOUNT        SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
-------------------------------------------------------------------------------------------------------------------------------
Period From May 18, 1999
   (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $    --     $         99      $        --       $           --    $          --     $         --
 - Dividends from net
   realized gains on
   investments                  --            1,028               --                   --               --               --
 - Mortality and expense
   guarantees                   --               (8)             (23)                  (6)             (21)              --
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
NET INVESTMENT INCOME
   (LOSS)                       --            1,119              (23)                  (6)             (21)              --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments        --                5               (3)                   2               91               --
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                  --             (772)             164                  231            1,441               --
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                  --             (767)             161                  233            1,532               --
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $    --     $        352      $       138       $          227    $       1,511     $         --
                           ==========  ================  ================  ================  ================  ================
-------------------------
Year ended December 31,
   2000
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $    --     $        703      $       649       $          133    $       1,105     $         --
 - Dividends from net
   realized gains on
   investments                  --            6,582            3,623                  914            6,738               --
 - Mortality and expense
   guarantees                   (2)            (413)            (335)                 (82)            (799)              (5)
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
NET INVESTMENT INCOME
   (LOSS)                       (2)           6,872            3,937                  965            7,044               (5)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments        (3)            (465)          (3,360)                (134)          (2,037)              (5)
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                 (36)          (1,543)           3,218               (1,081)          (6,509)             339
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                 (39)          (2,008)            (142)              (1,215)          (8,546)             334
                           ----------  ----------------  ----------------  ----------------  ----------------  ----------------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $   (41)    $      4,864      $     3,795       $         (250)   $      (1,502)    $        329
                           ==========  ================  ================  ================  ================  ================
-------------------------

                                             FTVIPT
                           FTVIPT            TEMPLETON
                           TEMPLETON         GROWTH
                           GROWTH            SECURITIES
                           SECURITIES        CLASS 2
                           SUBACCOUNT        SUBACCOUNT
-------------------------
Period From May 18, 1999
   (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $           --    $             --
 - Dividends from net
   realized gains on
   investments                         --                  --
 - Mortality and expense
   guarantees                         (17)                 --
                           ----------------  ----------------
NET INVESTMENT INCOME
   (LOSS)                             (17)                 --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments               13                  --
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                      1,617                  --
                           ----------------  ----------------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                      1,630                  --
                           ----------------  ----------------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $        1,613    $             --
                           ================  ================
-------------------------
Year ended December 31,
   2000
Net Investment Income
   (Loss):
 - Dividends from
   investment income       $          340    $             --
 - Dividends from net
   realized gains on
   investments                      6,348                  --
 - Mortality and expense
   guarantees                        (275)                 (3)
                           ----------------  ----------------
NET INVESTMENT INCOME
   (LOSS)                           6,413                  (3)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
 - Net realized gain
   (loss) on investments           (4,353)                 (2)
 - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                        124                 214
                           ----------------  ----------------
-------------------------
NET REALIZED AND
   UNREALIZED
   GAIN (LOSS) ON
   INVESTMENTS                     (4,229)                212
                           ----------------  ----------------
-------------------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $        2,184    $            209
                           ================  ================
-------------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                   AIM V.I.      AIM V.I.                 AIM V.I.                   AFIS
                                   CAPITAL       DIVERSIFIED  AIM V.I.    INTERNATIONAL  AIM V.I.    GROWTH
                                   APPRECIATION  INCOME       GROWTH      EQUITY         VALUE       CLASS 2
                      COMBINED     SUBACCOUNT    SUBACCOUNT   SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
---------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)      $     9,162  $       723   $      642   $   2,567   $         --   $     769   $      --
  - Net realized
   gain (loss) on
   investments             12,143          854         (276)      3,033             --       3,182          --
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments             28,828        3,521         (441)      5,999             --       3,693          --
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS              50,133        5,098          (75)     11,599             --       7,644          --
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases            1,875,382       43,325       29,982      95,471             --     105,861          --
  - Participant
   withdrawals           (472,888)      (4,379)      (6,929)     (8,219)            --     (10,142)         --
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS    1,402,494       38,946       23,053      87,252             --      95,719          --
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS           1,452,627       44,044       22,978      98,851             --     103,363          --
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999    1,452,627       44,044       22,978      98,851             --     103,363          --
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)          164,480        5,516        6,621      14,407            119      26,127         (27)
  - Net realized
   gain (loss) on
   investments            (17,459)       1,402         (484)       (498)           (21)     (4,129)        (60)
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments           (492,317)     (50,285)      (4,303)   (167,195)          (433)   (124,598)     (1,195)
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS            (345,296)     (43,367)       1,834    (153,286)          (335)   (102,600)     (1,282)
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases            8,744,997      310,667      117,698     781,195          2,374     874,275      23,998
  - Participant
   withdrawals         (3,994,921)     (66,047)     (30,931)   (138,038)          (269)   (143,032)     (1,496)
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS    4,750,076      244,620       86,767     643,157          2,105     731,243      22,502
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS           4,404,780      201,253       88,601     489,871          1,770     628,643      21,220
                      -----------  -----------   ----------   ----------  ------------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000  $ 5,857,407  $   245,297   $  111,579   $ 588,722   $      1,770   $ 732,006   $  21,220
                      ===========  ===========   ==========   ==========  ============   =========   =========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                      AFIS          AFIS        BARON         DEUTSCHE      DEUTSCHE
                      GROWTH-       GLOBAL      CAPITAL       VIT           VIT         DEUTSCHE
                      INCOME        SMALL CAP   ASSET         EAFE          EQUITY 500  SMALL CAP   DGPF        DGPF
                      CLASS 2       CLASS 2     12B1          EQUITY INDEX  INDEX       INDEX       HIGH YIELD  DEVON
                      SUBACCOUNT    SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)      $       --    $      --   $       --    $        --   $     161   $      --   $      --   $      --
  - Net realized
   gain (loss) on
   investments                --           --           --             --       3,641          --          --          --
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                --           --           --             --       2,320          --          --          --
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS                 --           --           --             --       6,122          --          --          --
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases                  --           --           --             --      58,729          --          --          --
  - Participant
   withdrawals                --           --           --             --     (12,320)         --          --          --
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS          --           --           --             --      46,409          --          --          --
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS                 --           --           --             --      52,531          --          --          --
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999          --           --           --             --      52,531          --          --          --
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)             (21)          (2)          (4)            11      (2,682)          2          (4)         (2)
  - Net realized
   gain (loss) on
   investments                 1           (9)         (20)            (7)        953          (6)         (3)         (6)
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments             1,765         (186)         296           (106)    (39,133)        (96)         44        (119)
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS              1,745         (197)         272           (102)    (40,862)       (100)         37        (127)
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases              35,010        1,008       10,964          1,008     605,622       1,008       5,886       1,008
  - Participant
   withdrawals            (1,181)        (113)        (205)          (115)   (131,532)       (116)       (347)       (116)
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS      33,829          895       10,759            893     474,090         892       5,539         892
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS             35,574          698       11,031            791     433,228         792       5,576         765
                      ------------  ---------   ------------  -----------   ---------   ---------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000  $   35,574    $     698   $   11,031    $       791   $ 485,759   $     792   $   5,576   $     765
                      ============  =========   ============  ===========   =========   =========   =========   =========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                                                                   FIDELITY
                                                                      FIDELITY      FIDELITY       VIP            FIDELITY
                      DGPF                    DGPF                    VIP           VIP            HIGH           VIP II
                      EMERGING    DGPF        SMALL CAP   DGPF        EQUITY-       GROWTH         INCOME         ASSET
                      MARKETS     REIT        VALUE       TREND       INCOME        SERVICE CLASS  SERVICE CLASS  MANAGER
                      SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)      $      (5)  $      --   $      (7)  $     (21)  $      (182)  $         --   $         --   $      (6)
  - Net realized
   gain (loss) on
   investments                1          --         (50)        332        (1,003)            --             --           2
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments              195          --         161       2,641           595             --             --         190
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS               191          --         104       2,952          (590)            --             --         186
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases              1,001          --       8,911      13,532        81,119             --             --      11,041
  - Participant
   withdrawals              (92)         --      (3,526)       (990)       (5,804)            --             --      (6,154)
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS        909          --       5,385      12,542        75,315             --             --       4,887
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS             1,100          --       5,489      15,494        74,725             --             --       5,073
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999      1,100          --       5,489      15,494        74,725             --             --       5,073
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)              3          (2)        312       2,331         8,717             (2)            (2)      3,437
  - Net realized
   gain (loss) on
   investments             (225)          3         672         472          (197)            (8)            (4)        233
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments           (3,173)         83       7,006     (27,715)       23,488           (174)          (148)     (5,862)
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS            (3,395)         84       7,990     (24,912)       32,008           (184)          (154)     (2,192)
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases             21,925       1,008      53,563     218,157       294,537          1,008          2,072     107,215
  - Participant
   withdrawals           (3,659)       (124)     (9,624)    (22,053)      (71,617)          (114)          (143)    (18,525)
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS     18,266         884      43,939     196,104       222,920            894          1,929      88,690
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS            14,871         968      51,929     171,192       254,928            710          1,775      86,498
                      ---------   ---------   ---------   ---------   ------------  ------------   ------------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000  $  15,971   $     968   $  57,418   $ 186,686   $   329,653   $        710   $      1,775   $  91,571
                      =========   =========   =========   =========   ============  ============   ============   =========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                 FIDELITY                    JANUS        JANUS
                      FIDELITY       FIDELITY    VIP III        JANUS        ASPEN        ASPEN
                      VIP II         VIP II      GROWTH         ASPEN        SERIES       SERIES GLOBAL              LN
                      CONTRAFUND     INVESTMENT  OPPORTUNITIES  SERIES       WORLDWIDE    TECHNOLOGY     LN          CAPITAL
                      SERVICE CLASS  GRADE BOND  SERVICE CLASS  BALANCED     GROWTH       SERVICE CLASS  BOND        APPRECIATION
                      SUBACCOUNT     SUBACCOUNT  SUBACCOUNT     SUBACCOUNT   SUBACCOUNT   SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)      $         --   $     (13)  $         --   $      --    $      --    $         --   $      --   $        --
  - Net realized
   gain (loss) on
   investments                  --           5             --          --           --              --          --            --
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                  --         (56)            --          --           --              --          --            --
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS                   --         (64)            --          --           --              --          --            --
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases                    --      29,161             --          --           --              --          --            --
  - Participant
   withdrawals                  --      (6,084)            --          --           --              --          --            --
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS            --      23,077             --          --           --              --          --            --
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
TOTAL INCREASE IN
   NET ASSETS                   --      23,013             --          --           --              --          --            --
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999            --      23,013             --          --           --              --          --            --
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)                (6)      4,453             (3)        155           50             147         100            (2)
  - Net realized
   gain (loss) on
   investments                  (8)       (884)           (15)        (17)         (38)             (9)         --           (10)
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments                 112       8,810           (138)        (86)        (485)         (1,550)        122          (226)
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS                   98      12,379           (156)         52         (473)         (1,412)        222          (238)
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases                 8,374     142,791          3,029      21,401       49,107          29,393      23,443         1,541
  - Participant
   withdrawals                (399)    (27,664)          (334)     (1,358)      (1,943)         (1,102)     (1,240)         (190)
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS         7,975     115,127          2,695      20,043       47,164          28,291      22,203         1,351
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
TOTAL INCREASE IN
   NET ASSETS                8,073     127,506          2,539      20,095       46,691          26,879      22,425         1,113
                      ------------   ---------   ------------   -----------  -----------  ------------   ---------   -----------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000  $      8,073   $ 150,519   $      2,539   $  20,095    $  46,691    $     26,879   $  22,425   $     1,113
                      ============   =========   ============   ===========  ===========  ============   =========   ===========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                  LN
                      LN          GLOBAL       LN           LN          MFS         MFS                     NB AMT
                      EQUITY-     ASSET        MONEY        SOCIAL      EMERGING    TOTAL       MFS         MID-CAP
                      INCOME      ALLOCATION   MARKET       AWARENESS   GROWTH      RETURN      UTILITIES   GROWTH
                      SUBACCOUNT  SUBACCOUNT   SUBACCOUNT   SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)      $      --   $     --     $     3,543  $      --   $     (45)  $      (8)  $      (8)  $      --
  - Net realized
   gain (loss) on
   investments               --         --              --         --       2,307          (1)          8          --
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments               --         --              --         --       6,675          50         604          --
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS                --         --           3,543         --       8,937          41         604          --
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases                 --         --       1,255,833         --      25,098       5,599       7,414          --
  - Participant
   withdrawals               --         --        (395,802)        --      (1,965)       (648)       (373)         --
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS         --         --         860,031         --      23,133       4,951       7,041          --
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS                --         --         863,574         --      32,070       4,992       7,645          --
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999         --         --         863,574         --      32,070       4,992       7,645          --
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)              5         (2)         45,627          3       9,723       1,337      12,826          (9)
  - Net realized
   gain (loss) on
   investments                2         (4)             --         (6)     (2,561)        595      (2,200)         (4)
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments               52        (58)             --       (128)    (93,021)      4,407     (13,181)        366
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS                59        (64)         45,627       (131)    (85,859)      6,339      (2,555)        353
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases              1,008      1,008       3,768,762      1,008     505,200      38,216     299,112      17,141
  - Participant
   withdrawals             (124)      (118)     (3,122,540)      (116)    (67,965)     (6,766)    (51,369)       (977)
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM UNIT
   TRANSACTIONS             884        890         646,222        892     437,235      31,450     247,743      16,164
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS               943        826         691,849        761     351,376      37,789     245,188      16,517
                      ---------   -----------  -----------  ---------   ---------   ---------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000  $     943   $    826     $ 1,555,423  $     761   $ 383,446   $  42,781   $ 252,833   $  16,517
                      =========   ===========  ===========  =========   =========   =========   =========   =========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Statements of Changes in Net Assets (continued)
Period from May 18, 1999 (inception) to December 31, 1999 and the
Year Ended December 31, 2000

                                                                                        FTVIPT                     FTVIPT
                                 OCC                         FTVIPT      FTVIPT         TEMPLETON      FTVIPT      TEMPLETON
                                 ACCUMULATION  OCC           TEMPLETON   TEMPLETON      INTERNATIONAL  TEMPLETON   GROWTH
                     NB AMT      GLOBAL        ACCUMULATION  ASSET       INTERNATIONAL  SECURITIES     GROWTH      SECURITIES
                     PARTNERS    EQUITY        MANAGED       STRATEGY    SECURITIES     CLASS 2        SECURITIES  CLASS 2
                     SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT  SUBACCOUNT     SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------
Changes From
   Operations:
  - Net investment
   income (loss)     $      --   $   1,119     $       (23)  $      (6)  $        (21)  $         --   $     (17)  $      --
  - Net realized
   gain (loss) on
   investments              --           5              (3)          2             91             --          13          --
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments              --        (772)            164         231          1,441             --       1,617          --
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS               --         352             138         227          1,511             --       1,613          --
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases                --       9,006          37,381       3,939         24,119             --      28,860          --
  - Participant
   withdrawals              --      (1,826)         (2,372)       (151)        (3,136)            --      (1,976)         --
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS        --       7,180          35,009       3,788         20,983             --      26,884          --
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS               --       7,532          35,147       4,015         22,494             --      28,497          --
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 1999        --       7,532          35,147       4,015         22,494             --      28,497          --
--------------------
Changes From
   Operations:
  - Net investment
   income (loss)            (2)      6,872           3,937         965          7,044             (5)      6,413          (3)
  - Net realized
   gain (loss) on
   investments              (3)       (465)         (3,360)       (134)        (2,037)            (5)     (4,353)         (2)
  - Net change in
   unrealized
   appreciation or
   depreciation on
   investments             (36)     (1,543)          3,218      (1,081)        (6,509)           339         124         214
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET INCREASE
   (DECREASE) IN NET
   ASSETS
   RESULTING FROM
   OPERATIONS              (41)      4,864           3,795        (250)        (1,502)           329       2,184         209
--------------------
Change From Unit
   Transactions:
  - Participant
   purchases             1,008      81,347          33,597      18,762        172,270         12,088      33,502      10,683
  - Participant
   withdrawals            (119)    (11,938)        (17,602)     (2,363)       (24,996)          (954)    (13,169)       (178)
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET INCREASE IN NET
   ASSETS RESULTING
   FROM
   UNIT TRANSACTIONS       889      69,409          15,995      16,399        147,274         11,134      20,333      10,505
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
TOTAL INCREASE IN
   NET ASSETS              848      74,273          19,790      16,149        145,772         11,463      22,517      10,714
                     ---------   ------------  -----------   ---------   ------------   ------------   ---------   ---------
--------------------
NET ASSETS AT
   DECEMBER 31, 2000 $     848   $  81,805     $    54,937   $  20,164   $    168,266   $     11,463   $  51,014   $  10,714
                     =========   ============  ===========   =========   ============   ============   =========   =========
--------------------

See accompanying notes.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements

1. Accounting policies and variable account information
   THE VARIABLE ACCOUNT: Lincoln Life & Annuity Flexible Premium Variable Life Account M (the Variable Account) is a segregated investment account of Lincoln Life & Annuity Company of New York (LNY) and is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. The operations of the Variable Account, which commenced on May 18, 1999, are part of the operations of LNY. The Variable Account consists of two products that are listed below:

     -  VUL I

     -  VUL-CV

   The assets of the Variable Account are owned by LNY. The portion of the Variable Account's assets supporting the variable life policies may not be used to satisfy liabilities arising from any other business of LNY.

   BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for unit investment trusts.

   INVESTMENTS: The assets of the Variable Account are divided into variable subaccounts each of which is invested in shares of one of forty six mutual funds (the Funds) of fourteen diversified open-end management investment companies, each Fund with its own investment objective. The Funds are:

   AIM Variable Insurance Funds, Inc.:
     AIM V.I. Capital Appreciation Fund
     AIM V.I. Diversified Income Fund
     AIM V.I. Growth Fund
     AIM V.I. International Equity Fund
     AIM V.I. Value Fund

   American Funds Insurance Series (AFIS):
     AFIS Growth Class 2 Fund
     AFIS Growth-Income Class 2 Fund
     AFIS Global Small Capitalization Class 2 Fund

   Baron Capital Funds Trust:
     Baron Capital Asset 12b1 Fund

   Deutsche Asset Management VIT Funds Trust (Deutsche):
     Deutsche VIT EAFE Equity Index Fund
     Deutsche VIT Equity 500 Index Fund
     Deutsche VIT Small Cap Index Fund

   Delaware Group Premium Funds (DGPF):
     DGPF High Yield Series
     DGPF Devon Series
     DGPF Emerging Markets Series
     DGPF REIT Series
     DGPF Small Cap Value Series
     DGPF Trend Series

   Fidelity Variable Insurance Products Fund:
     Fidelity VIP Equity-Income Portfolio
     Fidelity VIP Growth Service Class Portfolio
     Fidelity VIP High Income Service Class Portfolio

   Fidelity Variable Insurance Products Fund II:
     Fidelity VIP II Asset Manager Portfolio
     Fidelity VIP II Contrafund Service Class Portfolio
     Fidelity VIP II Investment Grade Bond Portfolio

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)

   Fidelity Variable Insurance Products Fund III:
     Fidelity VIP III Growth Opportunities Service
       Class Portfolio

   Janus Aspen Series:
     Janus Aspen Series Balanced Portfolio
     Janus Aspen Series Worldwide Growth Portfolio
     Janus Aspen Series Global Technology Service
       Class Portfolio

   Lincoln National (LN):
     LN Bond Fund, Inc.
     LN Capital Appreciation, Inc.
     LN Equity-Income, Inc.
     LN Global Asset Allocation, Inc.
     LN Money Market Fund, Inc.
     LN Social Awareness, Inc.

   MFS Variable Insurance Trust:
     MFS Emerging Growth Series
     MFS Total Return Series
     MFS Utilities Series

   Neuberger Berman Advisers Management Trust (NB AMT):
     NB AMT Mid-Cap Growth Portfolio
     NB AMT Partners Portfolio

   OCC Accumulation Trust:
     OCC Accumulation Global Equity Portfolio
     OCC Accumulation Managed Portfolio

   Franklin Templeton Variable Insurance Products Trust:
     FTVIPT Templeton Asset Strategy Fund
     FTVIPT Templeton International Securities Fund
     FTVIPT Templeton International Securities Class 2
       Fund
     FTVIPT Templeton Growth Securities Fund
     FTVIPT Templeton Growth Securities Class 2 Fund

   Investments in the Funds are stated at the closing net asset value per share on December 31, 2000, which approximates fair value. The difference between cost and fair value is reflected as unrealized appreciation and depreciation of investments.

   Investment transactions are accounted for on a trade date basis. The cost of investments sold is determined by the average cost method.

   DIVIDENDS: Dividends paid to the Variable Account are automatically reinvested in shares of the variable subaccounts on the payable date. Dividend income is recorded on the ex-dividend date.

   FEDERAL INCOME TAXES: Operations of the Variable Account form a part of and are taxed with operations of LNY, which is taxed as a "life insurance company" under the Internal Revenue Code. The Variable Account will not be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended. Using current federal income tax law, no federal income taxes are payable with respect to the Variable Account's net investment income and the net realized gain on investments.

2. Mortality and expense guarantees & other transactions with affiliate
   Amounts are paid to LNY for mortality and expense guarantees at a percentage of the current value of the Variable Account each day. The mortality and expense risk charges for each of the variable subaccounts are

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued) reported in the statements of operations. The rates are as follows for the two policy types within the Variable Account:

     - VUL I - annual rate of .80% for policy years one through twelve and .55% thereafter.

     - VUL-CV - annual rate of .75% for policy years one through ten, .35% for policy years eleven through twenty and .20% thereafter.

   Prior to the allocation of premiums to the Variable Account, LNY deducts a premium load of 5% of each premium payment to cover state taxes and federal income tax liabilities. The premium loads for the year ended December 31, 2000 and the period ended December 31, 1999 amounted to $298,656 and $75,563, respectively.

   LNY charges a monthly administrative fee of $15 in the first policy year and $5 in subsequent policy years. This charge is for items such as premium billing and collection, policy value calculation, confirmations and periodic reports. Administrative fees for the year ended December 31, 2000 and for the period ended December 31, 1999 totaled $25,595 and $3,078, respectively.

   LNY assumes responsibility for providing the insurance benefits included in the policy. LNY charges a monthly deduction of the cost of insurance and any charges for supplemental riders. The cost of insurance charge depends on the attained age, risk classification, gender classification (in accordance with state law) and the current net amount at risk. On a monthly basis, the administrative fee and the cost of insurance charge are deducted proportionately for the value of each variable subaccount and/or fixed account funding options. The fixed account is part of the general account of LNY and is not included in these financial statements. The cost of insurance charges for the year ended December 31, 2000 and for the period ended December 31, 1999 amounted to $899,323 and $106,667, respectively.

   Under certain circumstances, LNY reserves the right to charge a transfer fee of up to $25 for transfers between variable subaccounts. For the year ended December 31, 2000 and the period ended December 31, 1999, no transfer fees were deducted from the variable subaccounts.

   LNY, upon full surrender of a policy, may assess a surrender charge. This charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. The amount of the surrender charge, if any, will depend on the amount of the death benefit, the amount of premium payments made during the first two policy years and the age of the policy. In no event will the surrender charge exceed the maximum allowed by state or federal law. No surrender charge is imposed on a partial surrender, but an administrative fee of $25 is imposed, allocated pro-rata among the variable subaccounts (and, where applicable, the fixed account) from which the partial surrender proceeds are taken. For the year ended December 31, 2000, surrender charges or partial surrender administrative charges totaled $25. No such charges were paid to LNY in 1999.

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)

3. Net Assets

   The following is a summary of net assets owned at December 31, 2000.

                                            AIM V.I.      AIM V.I.                 AIM V.I.                   AFIS
                                            CAPITAL       DIVERSIFIED  AIM V.I.    INTERNATIONAL  AIM V.I.    GROWTH
                                            APPRECIATION  INCOME       GROWTH      EQUITY         VALUE       CLASS 2
                                COMBINED    SUBACCOUNT    SUBACCOUNT   SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $6,152,570  $   283,566   $  109,820   $ 730,409   $      2,105   $ 826,962   $  22,502
Accumulated net investment
   income (loss)                   173,642        6,239        7,263      16,974            119      26,896         (27)
Accumulated net realized gain
   (loss) on investments            (5,316)       2,256         (760)      2,535            (21)       (947)        (60)
Net unrealized appreciation
   (depreciation) on
   investments                    (463,489)     (46,764)      (4,744)   (161,196)          (433)   (120,905)     (1,195)
                                ----------  -----------   ----------   ---------   ------------   ---------   ---------
------------------------------
                                $5,857,407  $   245,297   $  111,579   $ 588,722   $      1,770   $ 732,006   $  21,220
                                ==========  ===========   ==========   =========   ============   =========   =========

                                AFIS
                                GROWTH-
                                INCOME
                                CLASS 2
                                SUBACCOUNT
------------------------------
Unit Transactions:
Accumulation units              $     33,829
Accumulated net investment
   income (loss)                         (21)
Accumulated net realized gain
   (loss) on investments                   1
Net unrealized appreciation
   (depreciation) on
   investments                         1,765
                                ------------
------------------------------
                                $     35,574
                                ============

                                AFIS        BARON       DEUTSCHE      DEUTSCHE
                                GLOBAL      CAPITAL     VIT           VIT         DEUTSCHE                            DGPF
                                SMALL CAP   ASSET       EAFE          EQUITY 500  SMALL CAP   DGPF        DGPF        EMERGING
                                CLASS 2     12B1        EQUITY INDEX  INDEX       INDEX       HIGH YIELD  DEVON       MARKETS
                                SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $     895   $  10,759   $       893   $ 520,499   $     892   $   5,539   $     892   $  19,175
Accumulated net investment
   income (loss)                       (2)         (4)           11      (2,521)          2          (4)         (2)         (2)
Accumulated net realized gain
   (loss) on investments               (9)        (20)           (7)      4,594          (6)         (3)         (6)       (224)
Net unrealized appreciation
   (depreciation) on
   investments                       (186)        296          (106)    (36,813)        (96)         44        (119)     (2,978)
                                ---------   ---------   -----------   ---------   ---------   ---------   ---------   ---------
------------------------------
                                $     698   $  11,031   $       791   $ 485,759   $     792   $   5,576   $     765   $  15,971
                                =========   =========   ===========   =========   =========   =========   =========   =========

                                                                                                 FIDELITY       FIDELITY
                                            DGPF                    FIDELITY      FIDELITY       VIP HIGH       VIP II
                                DGPF        SMALL CAP   DGPF        VIP EQUITY-   VIP GROWTH     INCOME         ASSET
                                REIT        VALUE       TREND       INCOME        SERVICE CLASS  SERVICE CLASS  MANAGER
                                SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $     884   $  49,324   $ 208,646   $   298,235   $        894   $      1,929   $     93,577
Accumulated net investment
   income (loss)                       (2)        305       2,310         8,535             (2)            (2)         3,431
Accumulated net realized gain
   (loss) on investments                3         622         804        (1,200)            (8)            (4)           235
Net unrealized appreciation
   (depreciation) on
   investments                         83       7,167     (25,074)       24,083           (174)          (148)        (5,672)
                                ---------   ---------   ---------   ------------  ------------   ------------   --------------
------------------------------
                                $     968   $  57,418   $ 186,686   $   329,653   $        710   $      1,775   $     91,571
                                =========   =========   =========   ============  ============   ============   ==============

                                FIDELITY
                                VIP II
                                CONTRAFUND
                                SERVICE CLASS
                                SUBACCOUNT
------------------------------
Unit Transactions:
Accumulation units              $        7,975
Accumulated net investment
   income (loss)                            (6)
Accumulated net realized gain
   (loss) on investments                    (8)
Net unrealized appreciation
   (depreciation) on
   investments                             112
                                --------------
------------------------------
                                $        8,073
                                ==============

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)

                                                                                           JANUS
                                                FIDELITY                      JANUS        ASPEN
                                FIDELITY        VIP III          JANUS        ASPEN        SERIES
                                VIP II          GROWTH           ASPEN        SERIES       GLOBAL                     LN
                                INVESTMENT      OPPORTUNITIES    SERIES       WORLDWIDE    TECHNOLOGY     LN          CAPITAL
                                GRADE BOND      SERVICE CLASS    BALANCED     GROWTH       SERVICE CLASS  BOND        APPRECIATION
                                SUBACCOUNT      SUBACCOUNT       SUBACCOUNT   SUBACCOUNT   SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $     138,204   $     2,695      $  20,043    $  47,164    $     28,291   $  22,203   $     1,351
Accumulated net investment
   income (loss)                        4,440            (3)           155           50             147         100            (2)
Accumulated net realized gain
   (loss) on investments                 (879)          (15)           (17)         (38)             (9)         --           (10)
Net unrealized appreciation
   (depreciation) on
   investments                          8,754          (138)           (86)        (485)         (1,550)        122          (226)
                                --------------  ---------------  -----------  -----------  ------------   ---------   -----------
------------------------------
                                $     150,519   $     2,539      $  20,095    $  46,691    $     26,879   $  22,425   $     1,113
                                ==============  ===============  ===========  ===========  ============   =========   ===========


                                LN
                                EQUITY-
                                INCOME
                                SUBACCOUNT
------------------------------
Unit Transactions:
Accumulation units              $     884
Accumulated net investment
   income (loss)                        5
Accumulated net realized gain
   (loss) on investments                2
Net unrealized appreciation
   (depreciation) on
   investments                         52
                                ---------
------------------------------
                                $     943
                                =========

                                LN
                                GLOBAL       LN           LN          MFS         MFS                     NB AMT
                                ASSET        MONEY        SOCIAL      EMERGING    TOTAL       MFS         MID-CAP     NB AMT
                                ALLOCATION   MARKET       AWARENESS   GROWTH      RETURN      UTILITIES   GROWTH      PARTNERS
                                SUBACCOUNT   SUBACCOUNT   SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $   890      $ 1,506,253  $     892   $ 460,368   $  36,401   $ 254,784   $  16,164   $     889
Accumulated net investment
   income (loss)                     (2)          49,170          3       9,678       1,329      12,818          (9)         (2)
Accumulated net realized gain
   (loss) on investments             (4)              --         (6)       (254)        594      (2,192)         (4)         (3)
Net unrealized appreciation
   (depreciation) on
   investments                      (58)              --       (128)    (86,346)      4,457     (12,577)        366         (36)
                                -----------  -----------  ---------   ---------   ---------   ---------   ---------   ---------
------------------------------
                                $   826      $ 1,555,423  $     761   $ 383,446   $  42,781   $ 252,833   $  16,517   $     848
                                ===========  ===========  =========   =========   =========   =========   =========   =========

                                                                                         FTVIPT                     FTVIPT
                                OCC                         FTVIPT        FTVIPT         TEMPLETON      FTVIPT      TEMPLETON
                                ACCUMULATION  OCC           TEMPLETON     TEMPLETON      INTERNATIONAL  TEMPLETON   GROWTH
                                GLOBAL        ACCUMULATION  ASSET         INTERNATIONAL  SECURITIES     GROWTH      SECURITIES
                                EQUITY        MANAGED       STRATEGY      SECURITIES     CLASS 2        SECURITIES  CLASS 2
                                SUBACCOUNT    SUBACCOUNT    SUBACCOUNT    SUBACCOUNT     SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------
Unit Transactions:
Accumulation units              $ 76,589      $    51,004   $   20,187    $    168,257   $     11,134   $  47,217   $  10,505
Accumulated net investment
   income (loss)                   7,991            3,914          959           7,023             (5)      6,396          (3)
Accumulated net realized gain
   (loss) on investments            (460)          (3,363)        (132)         (1,946)            (5)     (4,340)         (2)
Net unrealized appreciation
   (depreciation) on
   investments                    (2,315)           3,382         (850)         (5,068)           339       1,741         214
                                ------------  -----------   ------------  ------------   ------------   ---------   ---------
------------------------------
                                $ 81,805      $    54,937   $   20,164    $    168,266   $     11,463   $  51,014   $  10,714
                                ============  ===========   ============  ============   ============   =========   =========

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)
4.   Purchases and sales of investments

   The aggregate cost of investments purchased and the aggregate proceeds from investments sold were as follows for 2000.

                                          AGGREGATE       AGGREGATE
                                          COST OF         PROCEEDS
                                          PURCHASES       FROM SALES
------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund        $      307,940  $       57,788
----------------------------------------
AIM V.I. Diversified Income Fund                 159,469          66,075
----------------------------------------
AIM V.I. Growth Fund                             762,320         104,719
----------------------------------------
AIM V.I. International Equity Fund                 2,342             118
----------------------------------------
AIM V.I. Value Fund                              889,531         132,116
----------------------------------------
AFIS Growth Class 2 Fund                          23,256             780
----------------------------------------
AFIS Growth-Income Class 2 Fund                   34,166             356
----------------------------------------
AFIS Global Small Cap Class 2 Fund                   944              51
----------------------------------------
Baron Capital Asset 12b1 Fund                     11,002             247
----------------------------------------
Deutsche VIT EAFE Equity Index Fund                  958              54
----------------------------------------
Deutsche VIT Equity 500 Index Fund               564,850          93,410
----------------------------------------
Deutsche VIT Small Cap Index Fund                    949              55
----------------------------------------
DGPF High Yield Series                             5,590              55
----------------------------------------
DGPF Devon Series                                    944              54
----------------------------------------
DGPF Emerging Markets Series                      21,032           2,762
----------------------------------------
DGPF REIT Fund                                       944              62
----------------------------------------
DGPF Small Cap Value Series                       68,883          24,628
----------------------------------------
DGPF Trend Series                                213,068          14,620
----------------------------------------
Fidelity VIP Equity-Income Portfolio             319,711          88,054
----------------------------------------
Fidelity VIP Growth Service
   Class Portfolio                                   944              52
----------------------------------------
Fidelity VIP High Income Service
   Class Portfolio                                 1,968              41
----------------------------------------
Fidelity VIP II Asset Manager Portfolio          139,321          47,188
----------------------------------------
Fidelity VIP II Contrafund Service
   Class Portfolio                                 8,203             233
----------------------------------------
Fidelity VIP II Investment Grade Bond
   Portfolio                                     188,663          69,074
----------------------------------------
Fidelity VIP III Growth Opportunities
   Service Class Portfolio                         2,827             135
----------------------------------------
Janus Aspen Series Balanced Portfolio             21,350           1,151
----------------------------------------
Janus Aspen Series Worldwide Growth
   Portfolio                                      48,794           1,577
----------------------------------------
Janus Aspen Series Global Technology
   Service Class Portfolio                        28,567             127
----------------------------------------
LN Bond Fund                                      22,421             117
----------------------------------------
LN Capital Appreciation Fund                       1,411              62
----------------------------------------
LN Equity-Income Fund                                951              62
----------------------------------------
LN Global Asset Allocation Fund                      944              56
----------------------------------------
LN Money Market Account                        3,792,327       3,100,418
----------------------------------------
LN Social Awareness Fund                             950              55
----------------------------------------
MFS Emerging Growth Series                       478,056          31,074
----------------------------------------
MFS Total Return Series                           43,044          10,254
----------------------------------------
MFS Utilities Series                             302,102          41,516
----------------------------------------
NB AMT Mid-Cap Growth Portfolio                   16,249              93
----------------------------------------
NB AMT Partners Portfolio                            944              57
----------------------------------------
OCC Accumulation Global Equity Portfolio         102,429          26,143
----------------------------------------
OCC Accumulation Managed Portfolio               100,990          81,056
----------------------------------------
Templeton Asset Strategy Fund                     19,281           1,916
----------------------------------------
Templeton International Securities Fund          189,841          35,512
----------------------------------------
Templeton International Securities
   Class 2 Fund                                   11,237             107
----------------------------------------
Templeton Growth Securities Fund                 107,784          81,036
----------------------------------------
Templeton Growth Securities Class 2 Fund          10,735             233
                                          --------------  --------------
----------------------------------------
                                          $    9,030,232  $    4,115,349
                                          ==============  ==============

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)
5. Investments

   The following is a summary of investments owned at December 31, 2000.

                                             NET
                                SHARES       ASSET   VALUE OF         COST OF
                                OUTSTANDING  VALUE   SHARES           SHARES
------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation
   Fund                           7,954      $30.84  $       245,314  $      292,078
------------------------------
AIM V.I. Diversified Income
   Fund                          11,771        9.48          111,586         116,330
------------------------------
AIM V.I. Growth Fund             23,721       24.82          588,761         749,957
------------------------------
AIM V.I. International Equity
   Fund                              88       20.12            1,770           2,203
------------------------------
AIM V.I. Value Fund              26,805       27.31          732,053         852,958
------------------------------
AFIS Growth Class 2 Fund            290       73.29           21,221          22,416
------------------------------
AFIS Growth-Income Class 2
   Fund                           1,013       35.13           35,576          33,811
------------------------------
AFIS Global Small Cap Class 2
   Fund                              49       14.24              698             884
------------------------------
Baron Capital Asset 12b1 Fund       639       17.26           11,031          10,735
------------------------------
Deutsche VIT EAFE Equity Index
   Fund                              71       11.14              791             897
------------------------------
Deutsche VIT Equity 500 Index
   Fund                          35,279       13.77          485,792         522,605
------------------------------
Deutsche VIT Small Cap Index
   Fund                              71       11.10              792             888
------------------------------
DGPF High Yield Series              929        6.00            5,576           5,532
------------------------------
DGPF Devon Series                    64       11.88              765             884
------------------------------
DGPF Emerging Markets Series      2,531        6.31           15,972          18,950
------------------------------
DGPF REIT Fund                       88       11.02              968             885
------------------------------
DGPF Small Cap Value Series       3,253       17.65           57,422          50,255
------------------------------
DGPF Trend Series                 6,265       29.80          186,699         211,773
------------------------------
Fidelity VIP Equity-Income
   Portfolio                     12,918       25.52          329,675         305,592
------------------------------
Fidelity VIP Growth Service
   Class Portfolio                   16       43.50              710             884
------------------------------
Fidelity VIP High Income
   Service Class Portfolio          218        8.15            1,775           1,923
------------------------------
Fidelity VIP II Asset Manager
   Portfolio                      5,724       16.00           91,577          97,249
------------------------------
Fidelity VIP II Contrafund
   Service Class Portfolio          341       23.67            8,074           7,962
------------------------------
Fidelity VIP II Investment
   Grade Bond Portfolio          11,956       12.59          150,529         141,775
------------------------------
Fidelity VIP III Growth
   Opportunities Service
   Class Portfolio                  143       17.70            2,539           2,677
------------------------------
Janus Aspen Series Balanced
   Portfolio                        827       24.31           20,096          20,182
------------------------------
Janus Aspen Series Worldwide
   Growth Portfolio               1,263       36.98           46,694          47,179
------------------------------
Janus Aspen Series Global
   Technology Service
   Class Portfolio                4,104        6.55           26,881          28,431
------------------------------
LN Bond Fund                      1,886       11.89           22,426          22,304
------------------------------
LN Capital Appreciation Fund         44       25.35            1,113           1,339
------------------------------
LN Equity-Income Fund                54       17.44              943             891
------------------------------
LN Global Asset Allocation
   Fund                              56       14.78              826             884
------------------------------
LN Money Market Account         155,550       10.00        1,555,502       1,555,502
------------------------------
LN Social Awareness Fund             20       37.21              761             889
------------------------------
MFS Emerging Growth Series       13,297       28.84          383,471         469,817
------------------------------
MFS Total Return Series           2,184       19.59           42,784          38,327
------------------------------
MFS Utilities Series             10,728       23.57          252,850         265,427
------------------------------
NB AMT Mid-Cap Growth
   Portfolio                        735       22.48           16,518          16,152
------------------------------
NB AMT Partners Portfolio            52       16.17              848             884
------------------------------
OCC Accumulation Global Equity
   Portfolio                      5,326       15.36           81,810          84,125
------------------------------
OCC Accumulation Managed
   Portfolio                      1,272       43.20           54,940          51,558
------------------------------
Templeton Asset Strategy Fund     1,049       19.22           20,165          21,015
------------------------------
Templeton International
   Securities Fund                8,960       18.78          168,277         173,345
------------------------------
Templeton International
   Securities Class 2 Fund          614       18.67           11,464          11,125
------------------------------
Templeton Growth Securities
   Fund                           3,708       13.76           51,017          49,276
------------------------------
Templeton Growth Securities
   Class 2 Fund                     782       13.70           10,714          10,500
                                                     ---------------  --------------
------------------------------
                                                     $     5,857,766  $    6,321,255
                                                     ===============  ==============

Lincoln Life & Annuity Flexible Premium Variable Life Account M
Notes to financial statements (continued)
6.   New investment funds and fund name changes

   During 2000, the BT Insurance Fund Trust Family changed its name to the Deutsche Asset Management VIT Funds Trust, the Delaware Group Premium
   Fund, Inc. family of funds changed its name to the Delaware Group Premium Fund (DGPF) and the Templeton Variable Products Series fund family changed its name to Franklin Templeton Variable Insurance Products Trust. Also, during 2000, the Templeton International Fund changed its name to the Templeton International Securities Fund, the Templeton Stock Fund changed its name to the Templeton Growth Securities Fund and the Templeton Asset Allocation Fund changed its name to the Templeton Asset Strategy Fund.

   Also, during 2000, the AIM V.I. International Equity Fund, the AFIS Growth Class 2 Fund, the AFIS Growth-Income Class 2 Fund, the AFIS Global Small Cap Class 2 Fund, the Baron Capital Asset 12b1 Fund, the Deutsche VIT
   EAFE Equity Index Fund, The Deutsche VIT Small Cap Index Fund, the DGPF High Yield Series, the DGPF Devon Series, the DGPF REIT Series, the Fidelity VIP Growth Service Class Portfolio, the Fidelity VIP High Income Service
   Class Portfolio, the Fidelity VIP II Contrafund Service Class Portfolio, the Fidelity VIP III Growth Opportunities Service Class Portfolio, the Janus Aspen Series Balanced Portfolio, the Janus Aspen Series Worldwide Growth Portfolio, the Janus Aspen Series Global Technology Service Class Portfolio, the LN Bond Fund, the LN Capital Appreciation Fund, the LN Equity Income Fund, the LN Global Asset Allocation, the LN Social Awareness Fund, the
   NB AMT Mid-Cap Growth Portfolio, the NB AMT Partners Portfolio, the Templeton International Securities Class 2 Fund, and the Templeton Growth Securities Class 2 Fund became available as investment options for the Variable Account contract owners.

Report of Ernst & Young LLP,
Independent Auditors

Board of Directors of Lincoln Life & Annuity Company of New York and
Contract Owners of Lincoln Life & Annuity Flexible Premium Variable
Life Account M

We have audited the accompanying statement of assets and liability of Lincoln Life & Annuity Flexible Premium Variable Life Account M ("Variable Account") (comprised of the following subaccounts: AIM Variable Insurance Funds ("AIM V.I.") Capital Appreciation, AIM V.I. Diversified Income, AIM V.I. Growth, AIM V.I. International Equity, AIM V.I. Value, American Funds Insurance Series ("AFIS") Growth Class 2, AFIS Growth-Income Class 2, AFIS Global Small Capitalization Class 2, Baron Capital Funds Trust Capital Asset 12b1, Deutsche Asset Management VIT Funds Trust ("Deutsche VIT") EAFE Equity Index, Deutsche VIT Equity 500 Index, Deutsche Small Cap Index, Delaware Group Premium Funds ("DGPF") High Yield, DGPF Devon, DGPF Emerging Markets, DGPF REIT, DGPF Small Cap Value, DGPF Trend, Fidelity Variable Insurance Products Fund ("Fidelity VIP") Equity-Income, Fidelity VIP Growth Service Class, Fidelity VIP High Income Service Class, Fidelity VIP II Asset Manager, Fidelity VIP II Contrafund Service Class, Fidelity VIP II Investment Grade Bond, Fidelity VIP III Growth Opportunities Service Class, Janus Aspen Series Balanced, Janus Aspen Series Worldwide Growth, Janus Aspen Series Global Technology Service Class, Lincoln National ("LN") Bond, LN Capital Appreciation, LN Equity-Income, LN Global Asset Allocation, LN Money Market, LN Social Awareness, MFS Variable Insurance Trust ("MFS") Emerging Growth, MFS Total Return, MFS Utilities, Neuberger Berman Advisors Management Trust ("NB AMT") Mid-Cap Growth, NB AMT Partners, OCC Accumulation Trust ("OCC") Global Equity, OCC Accumulation Managed, Franklin Templeton Variable Insurance Products Trust ("FTVIPT") Templeton Asset Strategy, FTVIPT Templeton International Securities, FTVIPT Templeton International Securities Class 2, FTVIPT Templeton Growth Securities and FTVIPT Templeton Growth Securities Class 2), as of December 31, 2000, and the related statements of operations and changes in net assets for the year then ended and for the period from May 18, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts constituting the Lincoln Life & Annuity Flexible Premium Variable Life Account M at December 31, 2000, and the results of their operations and the changes in their net assets for the year ended December 31, 2000 and for the period from May 18, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

Fort Wayne, Indiana
March 1, 2001

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

BALANCE SHEETS -- STATUTORY BASIS

                                                              DECEMBER 31
                                                              2000             1999
                                                              --------------   --------------
ADMITTED ASSETS
CASH AND INVESTED ASSETS:
Bonds                                                         $1,535,863,727   $1,482,592,831
------------------------------------------------------------
Unaffiliated common stocks                                                --          161,005
------------------------------------------------------------
Mortgage loans on real estate                                    185,143,131      197,425,386
------------------------------------------------------------
Policy loans                                                     178,943,976      177,437,149
------------------------------------------------------------
Cash and short-term investments                                   46,690,257       29,467,267
------------------------------------------------------------
Other invested assets                                                329,026          223,126
------------------------------------------------------------
Receivable for securities                                                 --        1,313,866
------------------------------------------------------------  --------------   --------------
Total cash and invested assets                                 1,946,970,117    1,888,620,630
------------------------------------------------------------
Premiums and fees in course of collection                          6,842,032        6,578,363
------------------------------------------------------------
Accrued investment income                                         30,071,679       29,296,814
------------------------------------------------------------
Other admitted assets                                              4,803,174       38,442,338
------------------------------------------------------------
Separate account assets                                          329,781,374      328,767,871
------------------------------------------------------------  --------------   --------------
Total admitted assets                                         $2,318,468,376   $2,291,706,016
------------------------------------------------------------  ==============   ==============

LIABILITIES AND CAPITAL AND SURPLUS
LIABILITIES:
Future policy benefits and claims                             $  873,952,295   $  853,572,463
------------------------------------------------------------
Other policyholder funds                                         897,562,593      951,347,964
------------------------------------------------------------
Other liabilities                                                 50,144,923       25,045,378
------------------------------------------------------------
Asset valuation reserve                                           10,400,107        7,884,503
------------------------------------------------------------
Interest maintenance reserve                                              --          956,570
------------------------------------------------------------
Net transfers due from separate accounts                         (11,992,077)      (8,262,299)
------------------------------------------------------------
Separate account liabilities                                     329,781,374      328,767,871
------------------------------------------------------------  --------------   --------------
Total liabilities                                              2,149,849,215    2,159,312,450
------------------------------------------------------------

CAPITAL AND SURPLUS:
Common stock, $100 par value:
  Authorized, issued and outstanding shares -- 20,000
  (owned by The Lincoln National Life Insurance Company)           2,000,000        2,000,000
------------------------------------------------------------
Paid-in surplus                                                  384,128,481      384,128,481
------------------------------------------------------------
Unassigned surplus -- deficit                                   (217,509,320)    (253,734,915)
------------------------------------------------------------  --------------   --------------
Total capital and surplus                                        168,619,161      132,393,566
------------------------------------------------------------  --------------   --------------
Total liabilities and capital and surplus                     $2,318,468,376   $2,291,706,016
------------------------------------------------------------  ==============   ==============

See accompanying notes.                                                      S-1

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

STATEMENTS OF OPERATIONS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              2000           1999           1998
                                                              ------------   ------------   --------------
PREMIUMS AND OTHER REVENUES:
Premiums and deposits                                         $244,426,295   $172,708,594   $1,291,566,984
------------------------------------------------------------
Net investment income                                          132,082,842    132,213,228      105,083,579
------------------------------------------------------------
Surrender and administrative charges                             2,475,660      2,401,973        2,834,073
------------------------------------------------------------
Mortality and expense charges on deposit funds                   4,872,577      2,937,632        1,980,728
------------------------------------------------------------
Amortization of interest maintenance reserve                        46,790        925,547          579,137
------------------------------------------------------------
Other revenues                                                   5,951,027      2,127,634          536,698
------------------------------------------------------------  ------------   ------------   --------------
Total revenues                                                 389,855,191    313,314,608    1,402,581,199
------------------------------------------------------------

BENEFITS AND EXPENSES:
Benefits and settlement expenses                               261,564,959    207,985,159    1,320,787,190
------------------------------------------------------------
Commissions                                                     13,942,948     17,665,459      274,529,390
------------------------------------------------------------
Underwriting, insurance and other expenses                      34,611,310     32,297,064       28,064,172
------------------------------------------------------------
Net transfers to separate accounts                              25,113,242     28,255,807       33,875,951
------------------------------------------------------------  ------------   ------------   --------------
Total benefits and expenses                                    335,232,459    286,203,489    1,657,256,703
------------------------------------------------------------  ------------   ------------   --------------
Gain (loss) from operations before dividends to
policyholders, federal income taxes (benefit) and net
realized loss on investments                                    54,622,732     27,111,119     (254,675,504)
------------------------------------------------------------
Dividends to policyholders                                       5,784,285      5,624,728        3,375,629
------------------------------------------------------------  ------------   ------------   --------------
Gain (loss) from operations before federal income taxes
(benefit) and net realized loss on investments                  48,838,447     21,486,391     (258,051,133)
------------------------------------------------------------
Federal income taxes (benefit)                                     792,834       (427,033)      (4,561,826)
------------------------------------------------------------  ------------   ------------   --------------
Gain (loss) from operations before net realized loss on
investments                                                     48,045,613     21,913,424     (253,489,307)
------------------------------------------------------------
Net realized loss on investments                                (2,233,251)    (2,012,331)        (721,449)
------------------------------------------------------------  ------------   ------------   --------------
Net income (loss)                                             $ 45,812,362   $ 19,901,093   $ (254,210,756)
------------------------------------------------------------  ============   ============   ==============

See accompanying notes.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS -- STATUTORY BASIS

                                                                                        UNASSIGNED            TOTAL
                                                COMMON             PAID-IN              SURPLUS--             CAPITAL AND
                                                STOCK              SURPLUS              DEFICIT               SURPLUS
                                                ----------------   ------------------   -------------------   -------------------
BALANCES AT JANUARY 1, 1998                     $      2,000,000   $      227,407,481   $       (16,555,254)  $       212,852,227
----------------------------------------------
Surplus paid-in                                               --          156,721,000                    --           156,721,000
----------------------------------------------
Net loss                                                      --                   --          (254,210,756)         (254,210,756)
----------------------------------------------
Increase in unrealized capital losses                         --                   --              (178,648)             (178,648)
----------------------------------------------
Decrease in nonadmitted assets                                --                   --               241,698               241,698
----------------------------------------------
Increase in asset valuation reserve                           --                   --            (3,024,183)           (3,024,183)
----------------------------------------------
Increase in liability for reinsurance in
unauthorized companies                                        --                   --              (682,060)             (682,060)
----------------------------------------------  ----------------   ------------------   -------------------   -------------------
BALANCES AT DECEMBER 31, 1998                          2,000,000          384,128,481          (274,409,203)          111,719,278
----------------------------------------------

Add (deduct):
Net income                                                    --                   --            19,901,093            19,901,093
----------------------------------------------
Increase in unrealized capital losses                         --                   --              (939,080)             (939,080)
----------------------------------------------
Decrease in nonadmitted assets                                --                   --               187,322               187,322
----------------------------------------------
Increase in asset valuation reserve                           --                   --            (2,509,909)           (2,509,909)
----------------------------------------------
Increase in liability for reinsurance in
unauthorized companies                                        --                   --              (605,340)             (605,340)
----------------------------------------------
Gain on reinsurance transaction                               --                   --             4,640,202             4,640,202
----------------------------------------------  ----------------   ------------------   -------------------   -------------------
BALANCES AT DECEMBER 31, 1999                          2,000,000          384,128,481          (253,734,915)          132,393,566
----------------------------------------------

Add (deduct):
Net income                                                    --                   --            45,812,362            45,812,362
----------------------------------------------
Increase in unrealized capital losses                         --                   --              (215,965)             (215,965)
----------------------------------------------
Increase in nonadmitted assets                                --                   --            (5,544,963)           (5,544,963)
----------------------------------------------
Increase in asset valuation reserve                           --                   --            (2,515,605)           (2,515,605)
----------------------------------------------
Decrease in liability for reinsurance in
unauthorized companies                                        --                   --               822,580               822,580
----------------------------------------------
Change in valuation basis for deposit fund
liabilities and accident and health reserves                  --                   --            (1,574,037)           (1,574,037)
----------------------------------------------
Amortization of gain on 1999 reinsurance
transaction                                                   --                   --              (558,779)             (558,779)
----------------------------------------------  ----------------   ------------------   -------------------   -------------------
BALANCES AT DECEMBER 31, 2000                   $      2,000,000   $      384,128,481   $      (217,509,322)  $       168,619,159
----------------------------------------------  ================   ==================   ===================   ===================

See accompanying notes.                                                      S-3

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

STATEMENTS OF CASH FLOWS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              2000            1999            1998
                                                              -------------   -------------   ---------------
OPERATING ACTIVITIES
Premiums, policy proceeds and other considerations received   $ 244,312,744   $ 172,535,360   $ 1,284,669,810
------------------------------------------------------------
Investment income received                                      134,872,591     138,850,106        96,331,551
------------------------------------------------------------
Benefits paid                                                  (301,454,632)   (204,263,171)      (83,399,329)
------------------------------------------------------------
Underwriting, insurance and other expenses paid                 (76,441,777)    (96,041,640)     (351,272,500)
------------------------------------------------------------
Federal income taxes recovered (paid)                               464,893        (656,134)        1,703,193
------------------------------------------------------------
Dividends to policyholders                                       (5,848,391)     (5,921,665)        2,651,237
------------------------------------------------------------
Change in other liabilities                                      48,015,638     (38,369,356)               --
------------------------------------------------------------
Other income received and expenses paid, net                     26,265,843       1,653,592        39,064,672
------------------------------------------------------------  -------------   -------------   ---------------
Net cash provided by (used in) operating activities              70,186,909     (32,212,908)      989,748,634
------------------------------------------------------------

INVESTING ACTIVITIES
Sale, maturity or repayment of investments                      202,673,308     294,554,595       249,409,117
------------------------------------------------------------
Purchase of investments                                        (254,130,400)   (369,356,711)   (1,280,892,696)
------------------------------------------------------------
Net increase in policy loans                                     (1,506,827)     (7,064,582)     (131,317,640)
------------------------------------------------------------  -------------   -------------   ---------------
Net cash used in investing activities                           (52,963,919)    (81,866,698)   (1,162,801,219)
------------------------------------------------------------

FINANCING AND MISCELLANEOUS ACTIVITIES
Capital and surplus paid-in                                              --              --       156,721,000
------------------------------------------------------------
Other                                                                    --              --        (3,895,136)
------------------------------------------------------------  -------------   -------------   ---------------
Net cash provided by financing activities                                --              --       152,825,864
------------------------------------------------------------  -------------   -------------   ---------------

Net increase (decrease) in cash and short-term investments       17,222,990    (114,079,606)      (20,226,721)
------------------------------------------------------------
Total cash and short-term investments at beginning of year       29,467,267     143,546,873       163,773,594
------------------------------------------------------------  -------------   -------------   ---------------
Total cash and short-term investments at end of year          $  46,690,257   $  29,467,267   $   143,546,873
------------------------------------------------------------  =============   =============   ===============

See accompanying notes.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

NOTES TO FINANCIAL STATEMENTS-STATUTORY BASIS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

--------------------------------------------------------------------------------

ORGANIZATION
Lincoln Life & Annuity Company of New York (the "Company") is a wholly owned subsidiary of The Lincoln National Life Insurance Company ("Lincoln Life"), which is a wholly owned subsidiary of Lincoln National Corporation ("LNC"). In 1996, the Company was organized under the laws of the state of New York as a life insurance company and received approval from the New York Insurance Department (the "Department") to operate as a licensed insurance company in the state of New York.

The Company's principal business consists of underwriting annuities, deposit-type contracts and life insurance sold through multiple distribution channels. The Company conducts business only in the state of New York.

USE OF ESTIMATES
The nature of the insurance business requires management to make estimates and assumptions that affect amounts reported in the statutory-basis financial statements and accompanying notes. Actual results could differ from these estimates.

BASIS OF PRESENTATION
The accompanying statutory-basis financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Department, which practices differ from accounting principles generally accepted in the United States ("GAAP").

For periods prior to January 1, 2001, effective "prescribed" statutory accounting practices were interspersed throughout state insurance laws and regulations, the National Association of Insurance Commissioners' ACCOUNTING PRACTICES AND PROCEDURES MANUAL and a variety of other National Association of Insurance Commissions ("NAIC") publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within in a state and may change in the future.

The NAIC revised the ACCOUNTING PRACTICES AND PROCEDURES MANUAL in a process referred to as Codification. The revised manual became effective on January 1, 2001. New York adopted the provisions of the revised manual subject to certain modifications. The most significant modification affecting the Company is that New York did not adopt the provisions of Codification requiring companies to record deferred tax assets and liabilities. The revised manual will result in other changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements for periods subsequent to December 31, 2000. The cumulative effect of changes in accounting principles adopted to conform to the revised ACCOUNTING PRACTICES AND PROCEDURES MANUAL will be reported in 2001 financial statements as an adjustment to surplus as of January 1, 2001. Management believes the impact of these changes, upon adoption, will not result in a significant reduction in the Company's statutory-basis capital and surplus.

Existing statutory accounting practices differ from accounting principles generally accepted in the United States ("GAAP"). The more significant variances from GAAP are as follows:

INVESTMENTS
Bonds are reported at cost or amortized cost or fair value based on their NAIC rating. For GAAP, the Company's bonds are classified as available-for-sale and, accordingly, are reported at fair value with changes in the fair values reported directly in shareholder's equity after adjustments for related amortization of deferred acquisition costs, additional policyholder commitments and deferred income taxes.

Changes between cost and admitted asset investment amounts are credited or charged directly to unassigned surplus rather than to a separate surplus account.

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of bonds and mortgage loans attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve ("IMR") in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. The asset valuation reserve ("AVR") is determined by a NAIC prescribed formula and is reported as a liability rather than a reduction to unassigned surplus. Under GAAP, realized capital gains and losses are reported in net income; on a pre-tax basis, in the period in which the asset giving rise to the gain or loss is sold. Such realized capital gains and losses are reported net of associated amortized of deferred acquisition costs and investment expenses, using the specific identification method. Under GAAP, writedowns are provided when there has been a decline in value deemed other than temporary, in which case, the provision for such declines are charged to income.

POLICY ACQUISITION COSTS
The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance, annuity and other investment-type products, deferred policy acquisition costs, to the extent recoverable from future gross profits, are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, expense margins and actual realized gain (loss) on investments.

NONADMITTED ASSETS
Certain assets designated as "nonadmitted," principally furniture and equipment, are excluded from the accompanying balance sheets and are charged directly to unassigned surplus.

PREMIUMS AND DEPOSITS
Revenues for universal life policies consist of the entire premium received. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue.

Premiums and deposits with respect to annuity and other investment-type contracts are reported as premium revenues;

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) whereas, under GAAP, such premiums and deposits are treated as liabilities and policy charges represent revenues.

BENEFITS RESERVES
Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Death benefits paid, policy and contract withdrawals, and the change in policy reserves on universal life policies, annuity and other investment-type contracts are reported as benefits and settlement expenses in the accompanying statements of operations; whereas, under GAAP, withdrawals are treated as a reduction of the policy or contract liabilities and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values. For traditional life and disability income products, benefits and expenses are recognized when incurred in a manner consistent with the related premium recognition policies.

REINSURANCE
Commissions on business ceded are reported as income when received rather than deferred and amortized with deferred policy acquisition costs. Business assumed under 100% indemnity reinsurance agreements is accounted for as a purchase for GAAP reporting purposes and the ceding commission represents the purchase price. Under purchase accounting, assets acquired and liabilities assumed are reported at fair value at the date of the transaction and the excess of the purchase price over the sum of the amounts assigned to assets acquired less liabilities assumed is recorded as goodwill and amortized over future periods, not to exceed 40 years, in accordance with benefits expected to be derived from the acquisitions. On a statutory-basis, the ceding commission is expensed when paid and reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Premiums, claims and policy benefits and contract liabilities are reported in the accompanying financial statements net of reinsurance amounts. For GAAP, assets and liabilities related to reinsurance ceded contracts are reported on a gross basis.

A liability for reinsurance balances has been provided for unsecured policy and contract liabilities and unearned premiums ceded to reinsurers not authorized by the Department to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible is established through a charge to income.

DEFERRED INCOME TAXES
Deferred income taxes are not provided for differences between financial statement amounts and tax bases of assets and liabilities.

POLICYHOLDER DIVIDENDS
Policyholder dividends are recognized when declared rather than over the term of the related policies.

STATEMENTS OF CASH FLOWS
Cash and short-term investments in the statements of cash flows represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

A reconciliation of the Company's capital and surplus and net income (loss) determined on a statutory basis with amounts determined in accordance with GAAP is as follows:

                                                              CAPITAL AND SURPLUS   NET INCOME (LOSS)
                                                              -----------------------------------------------------
                                                              DECEMBER 31           YEAR ENDED DECEMBER 31
                                                              2000       1999       2000       1999       1998
                                                              -----------------------------------------------------
                                                              (IN THOUSANDS)        (IN THOUSANDS)
                                                              -----------------------------------------------------
Amounts reported on a statutory-basis.......................  $168,619   $132,394   $ 45,812   $ 19,901   $(254,211)
GAAP adjustments:
  Unrealized loss on investments............................   (22,619)   (74,971)        --         --          --
  Interest maintenance reserve..............................        --        957     (3,206)       458        (579)
  Net realized gain (loss) on investments...................    (1,502)    (1,951)       347     (6,348)      3,050
  Asset valuation reserve...................................    10,400      7,885         --         --          --
  Policy and contract reserves..............................   (78,945)   (72,302)    (7,676)    25,985     271,293
  Present value of future profits, deferred policy
    acquisition costs and goodwill..........................   329,068    369,032    (15,195)    (6,639)      6,091
  Policyholders' share of earnings and surplus on
    participating business..................................    (8,297)    (9,325)     1,028      1,071        (100)
  Deferred income taxes.....................................    31,006     17,505     (7,814)   (12,159)    (12,696)
  Nonadmitted assets........................................     5,660      1,685         --         --          --
  Other, net................................................      (959)     2,555      3,871     (2,096)        (82)
                                                              --------   --------   --------   --------   ---------
Net increase (decrease).....................................   263,812    241,070    (28,645)       272     266,977
                                                              --------   --------   --------   --------   ---------
Amounts on a GAAP basis.....................................  $432,431   $373,464   $ 17,167   $ 20,173   $  12,766
                                                              ========   ========   ========   ========   =========

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Other significant accounting practices are as follows:

INVESTMENTS
Bonds not backed by loans are principally stated at amortized cost and the discount or premium is amortized using the scientific method.

Mortgage-backed bonds are valued at amortized cost and income is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities.

Short-term investments include investments with maturities of less than one year at the date of acquisition.

Policy loans are reported at unpaid principal balances.

Mortgage loans on real estate are reported at unpaid balances, less allowances for impairments.

Realized investment gains and losses on investments sold are determined using the specific identification method. Changes in admitted asset carrying amounts of bonds, mortgage loans and common stocks are credited or charged directly in unassigned surplus.

PREMIUMS
Premiums for group tax-qualified annuity business are recognized as revenue when deposited. Life insurance and individual annuity premiums are recognized as revenue when due. Accident and health premiums are earned pro rata over the contract term of the policies.

BENEFIT RESERVES
Life, annuity and accident and health disability benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death, except for policies issued prior to March 1977. Surrender values on policies do not exceed the corresponding benefit reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves. If net premiums exceed the gross premiums on any insurance inforce, additional reserves are established. Benefit reserves for policies underwritten on a substandard basis are determined using the multiple table reserve method.

The tabular interest, tabular less actual reserves released and tabular cost have been determined by formula or from the basic data for such items. Tabular interest funds not involving life contingencies were determined using the actual interest credited to the funds plus the change in accrued interest.

Liabilities related to policyholders' funds left on deposit with the Company generally are equal to fund balances less applicable surrender charges.

CLAIMS AND CLAIM ADJUSTMENT EXPENSES
Unpaid claims and claim adjustment expenses on accident and health policies represent the estimated ultimate net cost of all reported and unreported claims incurred during the year. The Company does not discount claims and claim adjustment expense reserves. The reserves for unpaid claims and claim adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims and claim adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

REINSURANCE CEDED AND ASSUMED
Reinsurance premiums, benefits and claims and claim adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

PENSION BENEFITS
Costs associated with the Company's defined benefit pension plans are systematically accrued during the expected period of active service of the covered employees.

ASSETS HELD IN SEPARATE ACCOUNTS AND LIABILITIES RELATED TO SEPARATE ACCOUNTS Separate account assets and liabilities reported in the accompanying balance sheets represent segregated funds administered and invested for the exclusive benefit of variable annuity and universal life contractholders and for which the contractholders, rather than the Company, bear the investment risk. Separate account assets and liabilities are reported at fair value. The operations of the separate accounts are not included in the accompanying financial statements. Policy administration and investment management fees charged on separate account policyholder deposits and mortality charges on variable universal life contracts are included in income and from mortality and expense charges on deposit funds. Fees charged relative to variable life and annuity administration agreements for separate account products sold by other insurance companies and not recorded on the Company's financial statements are included in income from mortality and expense charges on deposit funds.

RECLASSIFICATIONS
Certain amounts reported in the 2000 Annual Statement of the Company have been reclassified in the accompanying financial statements; however, such reclassifications had no effect on unassigned surplus-deficit or on net income.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

2. INVESTMENTS

The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in bonds are summarized as follows:

                                                           COST OR          GROSS         GROSS
                                                           AMORTIZED        UNREALIZED    UNREALIZED     FAIR
                                                           COST             GAINS         LOSSES         VALUE
                                                           ------------------------------------------------------------
At December 31, 2000:
  Corporate..............................................  $1,258,043,165   $12,258,931   $(40,298,957)  $1,230,003,139
  U.S. government........................................      26,082,036     1,353,121        (76,345)      27,358,812
  Foreign government.....................................      17,090,948       468,702       (865,569)      16,694,081
  Mortgage-backed........................................     231,565,609     4,478,734     (1,460,720)     234,583,623
  State and municipal....................................       3,081,969        21,205             --        3,103,174
                                                           --------------   -----------   ------------   --------------
                                                           $1,535,863,727   $18,580,693   $(42,701,591)  $1,511,742,829
                                                           ==============   ===========   ============   ==============

At December 31, 1999:
  Corporate..............................................  $1,214,312,519   $   908,731   $(65,599,479)  $1,149,621,771
  U.S. government........................................      25,736,299        11,711     (1,900,750)      23,847,260
  Foreign government.....................................      17,602,777       362,624     (1,070,496)      16,894,905
  Mortgage-backed........................................     221,570,519         2,732     (9,530,799)     212,042,452
  State and municipal....................................       3,370,717            --       (105,915)       3,264,802
                                                           --------------   -----------   ------------   --------------
                                                           $1,482,592,831   $ 1,285,798   $(78,207,439)  $1,405,671,190
                                                           ==============   ===========   ============   ==============

The carrying amount of bonds in the balance sheet at December 31, 2000 and 1999 reflects adjustments of $1,333,693 and $1,123,693, respectively, to decrease amortized cost as a result of the Securities Valuation Office of the NAIC designating certain investments in or near default.

A summary of the cost or amortized cost and fair value of investments in bonds at December 31, 2000, by contractual maturity, is as follows:

                          COST OR
                          AMORTIZED        FAIR
                          COST             VALUE
                          -------------------------------
Maturity:
  In 2001...............  $   55,774,634   $   55,637,893
  In 2002-2005..........     411,016,874      406,609,876
  In 2006-2010..........     429,344,203      419,664,778
  After 2010............     408,162,407      395,246,659
  Mortgage-backed
    securities..........     231,565,609      234,583,623
                          --------------   --------------
Total...................  $1,535,863,727   $1,511,742,829
                          ==============   ==============

The foregoing data is based on stated maturities. Actual maturities will differ in some cases because borrowers may have the right to call or pre-pay obligations.

Proceeds from sales of investments in bonds during 2000, 1999 and 1998, were $50,802,571, $253,876,450 and $203,748,028, respectively. Gross gains during
2000, 1999 and 1998, of $385,946, $842,229 and $3,612,434, respectively, and gross losses of $3,048,848, $6,968,975 and $1,529,149, respectively, were realized on those sales.

At December 31, 2000 and 1999, investments in bonds, with an admitted asset value of $500,024 and $500,078, respectively, were on deposit with the Department to satisfy regulatory requirements.

During 2000, the minimum and maximum lending rates for mortgage loans were 7.83% and 9.33%, respectively. At the issuance of a loan, the percentage of loan to value on any one loan does not exceed 75%. At December 31, 2000, the Company did not hold any mortgages with interest overdue beyond one year. All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

2. INVESTMENTS (CONTINUED)
The major categories of net investment income are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              2000           1999           1998
                                                              ------------------------------------------
Income:
  Bonds.....................................................  $105,825,033   $106,590,150   $ 78,205,686
  Mortgage loans on real estate.............................    14,035,856     13,522,104     14,304,385
  Policy loans..............................................    10,614,785     11,018,423      7,981,377
  Cash, short-term and other investments....................     3,006,508      2,391,977      5,893,453
                                                              ------------   ------------   ------------
Total investment income.....................................   133,482,182    133,522,654    106,384,901

Investment expenses.........................................     1,399,340      1,309,426      1,301,322
                                                              ------------   ------------   ------------
Net investment income.......................................  $132,082,842   $132,213,228   $105,083,579
                                                              ============   ============   ============

Net realized capital losses are reported net of federal income taxes and amounts transferred to the IMR as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              2000                1999                1998
                                                              --------------------------------------------------
Net realized capital gains (losses).........................  $(5,392,925)        $(4,743,577)        $3,538,335
Less amount transferred to IMR (net of related taxes
  (credits) of ($1,701,363), ($1,706,485) and $1,634,708, in
  2000, 1999 and 1998, respectively)........................   (3,159,674)         (3,169,187)         3,035,887
                                                              -----------         -----------         ----------
                                                               (2,233,251)         (1,574,390)           502,448
Less federal income taxes on realized gains.................           --             437,941          1,223,897
                                                              -----------         -----------         ----------
Net realized capital losses after transfer to IMR and
  taxes.....................................................  $(2,233,251)        $(2,012,331)        $ (721,449)
                                                              ===========         ===========         ==========

3. FEDERAL INCOME TAXES

The Company's federal income tax return is not consolidated with any other entities. The effective federal income tax rate in the accompanying statements of operations differs from the prevailing statutory tax rate principally due to tax-exempt investment income, other pass through tax attributes from investments, differences in ceding commissions, policy acquisition costs, and policy and contract liabilities in the tax return versus the financial statements.

In 1998, a federal income tax net operating loss of $80,156,000 was incurred. The Company utilized $9,162,000 of the net operating loss to recover taxes paid in prior years. In 1999, $11,612,000 of net operating loss was utilized to offset 1999 taxable income and in 2000 $29,343,000 of net operating loss was utilized to offset 2000 taxable income. The remaining portion of the net operating loss at December 31, 2000, of $30,039,000 will be available for use to offset taxable income in future years. The net operating loss carryforward expires in 2013.

No federal income tax payments were made in 1999 or 1998. The Company received a refund of $3,196,000 in 1999 as a result of the utilization of the net operating loss. The Company paid alternative minimum tax payments of $900,000 in 2000.

4. REINSURANCE

The Company cedes insurance to other companies, including certain affiliates. A portion of risks exceeding the Company's retention limit is reinsured with Lincoln Life. The Company limits its maximum coverage that it retains on an individual to $500,000. The Company remains liable if its reinsurers are unable to meet their contractual obligations under the applicable reinsurance agreements.

On January 2, 1998, the Company and Lincoln Life entered into an indemnity reinsurance transaction whereby the Company and Lincoln Life reinsured 100% of a block of individual life insurance and annuity business from CIGNA Corporation ("CIGNA"). The Company paid $149,621,452 to CIGNA on January 2, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $149,714,239 in 1998, which is included in the Statements of Operations line item "Commissions." At the time of closing, this block of business had statutory liabilities of $779,551,235 that became the Company's obligation. The Company also received assets, measured on a historical, statutory basis, equal to the liabilities.

In 1999, the Company received $5,800,000 from CIGNA as a result of the final settlement of the statutory-basis values of assets and liabilities for the reinsured business. The $5,800,000 is included in the Statements of Operations line item "Other revenues."

Subsequent to the CIGNA transaction, the Company and Lincoln Life announced that they had reached an agreement

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

4. REINSURANCE (CONTINUED)
to sell the administration rights to a variable annuity portfolio that had been acquired as part of the block of business assumed on January 2, 1998. This sale closed on October 12, 1998 with an effective date of September 1, 1998.

On November 1, 1999, the Company and Lincoln Life reached an agreement to retrocede virtually 100% of the disability income business assumed from CIGNA. A gain on the transaction of $4,640,202 was recorded directly in unassigned surplus and is being recognized in statutory earnings over the life of the business with $558,779 recognized in income in 2000.

On October 1, 1998, the Company entered into an indemnity reinsurance transaction whereby the Company and Lincoln Life reinsured 100% of a block of individual life insurance business from Aetna, Inc. The Company paid $143,721,000 to Aetna on October 1, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $135,374,141 in 1998, which is included in the statements of operations line item "Commissions." At the time of closing, this block of business had statutory liabilities of $463,007,132 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities.

Subsequent to the Aetna transaction, the Company and Lincoln Life announced that they had reached an agreement to retrocede the sponsored life business assumed for $87,600,000, of which $11,900,000 was received by the Company. The retrocession agreement closed on October 14, 1998 with an effective date of October 1, 1998.

The balance sheet caption, "Future policy benefits and claims" has been reduced for insurance ceded by $87,748,000 and $97,457,160 at December 31, 2000 and 1999, respectively. The balance sheet caption, "Other policyholder funds" has been reduced for insurance ceded by $1,645,109 and $2,290,826 at December 31, 2000 and 1999, respectively.

The caption "Premiums and deposits" in the statements of operations includes $122,293,714 and $140,394,771 of insurance assumed and $26,954,922 and
$44,245,573 of insurance ceded in 2000 and 1999, respectively.

The caption "Benefits and settlement expenses" in the statements of operations is net of reinsurance recoveries of $16,717,361 and $71,763,962 for 2000 and 1999, respectively.

The regulatory required liability for unsecured reserves ceded to unauthorized reinsurers was $464,800 and $1,287,400 at December 31, 2000 and 1999,
respectively. Amounts payable or recoverable for reinsurance on policy and contract liabilities are not subject to periodic or maximum limits. At
December 31, 2000, the Company's reinsurance recoverables are not material and no individual reinsurer owed the Company an amount that was equal to or greater than 3% of the Company's surplus.

5. LIFE AND ANNUITY RESERVES AND DEPOSIT FUND LIABILITIES

At December 31, 2000 and 1999, the Company had $408,060,280 and $1,149,964,000,
respectively, of insurance inforce for which the gross premiums are less than the net premiums according to the standard of valuation set by the state of New York. Reserves to cover the above insurance totaled $4,736,882 and $5,893,549 at December 31, 2000 and 1999, respectively.

At December 31, 2000, the Company's annuity reserves and deposit fund liabilities, including separate accounts, that are subject to discretionary withdrawal with adjustment, subject to discretionary withdrawal without adjustment and not subject to discretionary withdrawal provisions are summarized as follows:

                                   AMOUNT           PERCENT
                                   ------------------------
Subject to discretionary
  withdrawal with adjustment:
  With market value adjustment...  $  295,582,214     24.2%
  At book value, less surrender
    charge.......................      70,318,938      5.8
  At market value................     312,909,427     25.7

Subject to discretionary
  withdrawal without adjustment
  at book value with minimal or
  no charge or adjustment........     495,666,249     40.7
Not subject to discretionary
  withdrawal.....................      44,538,694      3.6
                                   --------------    -----
Total annuity reserves and
  deposit fund liabilities,
  before reinsurance.............   1,219,015,522    100.0%
                                                     =====
Less reinsurance.................       2,076,789
                                   --------------
Net annuity reserves and deposit
  fund liabilities, including
  separate accounts..............  $1,216,938,733
                                   ==============

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

5. LIFE AND ANNUITY RESERVES AND DEPOSIT FUND LIABILITIES (CONTINUED)
Details underlying the balance sheet caption "Other policyholder funds" are as follows:

                              DECEMBER 31
                              2000           1999
                              ---------------------------
Premium deposit funds.......  $866,537,763   $920,665,883
Undistributed earnings on
  participating business....    30,993,957     30,544,045
Other.......................        30,873        138,036
                              ------------   ------------
                              $897,562,593   $951,347,964
                              ============   ============

6. CAPITAL AND SURPLUS

The Company received additional paid-in surplus from Lincoln Life of $156,721,000 in October 1998.

Life insurance companies are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life insurance company is to be determined based on the various risk factors related to it. At December 31, 2000, the Company exceeds the RBC requirements.

The payment of dividends by the Company requires 30 day advance notice to the Department.

7. EMPLOYEE BENEFIT PLANS

LNC maintains defined benefit pension plans for its employees (including Company employees) and a defined contribution plan for the Company's agents. LNC also maintains 401(k) plans, deferred compensation plans and postretirement medical and life insurance plans for its employees and agents (including the Company's employees and agents). The aggregate expenses and accumulated obligations for the Company's portion of these plans are not material to the Company's statutory-basis Statements of Operations or financial position for any of the periods shown.

LNC has various incentive plans for key employees, agents and directors of LNC and its subsidiaries that provide for the issuance of stock options, stock appreciation rights, restricted stock awards and stock incentive awards. These plans are comprised primarily of stock option incentive plans. Stock options awarded under the stock option incentive plans are granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire ten years from the date of grant. Such options are transferable only upon death. Options granted prior to 1992 are exercisable one year after the date of grant and options issued subsequent to 1991 become exercisable in 25% increments on the option issuance anniversary in the four years following the grant anniversary date. A "reload option" feature was added in 1997. In most cases, persons exercising an option after that date have been granted new options in an amount equal to the number of matured shares tendered to exercise the original option award. The reload options are granted for the remaining term of the related original option and have an exercise price equal to the market value of LNC stock at the date of the reload award. Reload options can be exercised two years after the grant date if the value of the new option has appreciated by at least 25%.

As of December 31, 2000, there were 37,034 shares of LNC common stock subject to options granted to Company employees under the stock option incentive plans of which 17,169 were exercisable on that date. The exercise prices of the outstanding options range from $21.32 to $50.83. In 1999 and 1998, 3,740 and 137 options were exercised, respectively and in 1999, 2,400 options were forfeited. No options were exercised or forfeited during 2000 and no options were forfeited in 1998.

8. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES

VULNERABILITY FROM CONCENTRATIONS
At December 31, 2000, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location.

At December 31, 2000, the Company did not have a concentration of: 1) business transactions with a particular customer, lender or distributor; 2) revenues from a particular product or service; 3) sources of supply of labor or services used in the business; or 4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to the Company's financial condition.

MARKETING AND COMPLIANCE MATTERS
Regulators continue to focus on market conduct and compliance issues. Under certain circumstances, companies operating in the insurance and financial services markets have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageious to the policyholder. The Company's

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

8. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) management continues to monitor the Company's sales materials and compliance procedures and is making an extensive effort to minimize any potential liability. Due to the uncertainty surrounding such matters, it is not possible to provide a meaningful estimate of the range of potential outcomes at this time; however, it is management's opinion that such future development will not materially affect the financial position of the Company.

CONTINGENCY MATTERS
The Company is occasionally involved in various pending or threatened legal proceedings arising from the conduct of business. These proceedings are routine in the ordinary course of business. In some instances, these proceedings include claims for compensatory and punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these proceedings will not have a material adverse effect on the financial position of the Company.

State guaranty funds assess insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes. The Company has accrued for expected assessments net of estimated future premium tax deductions.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discussion outlines the methodologies and assumptions used to determine the estimated fair values of the Company's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of the Company's financial instruments.

BONDS AND COMMON STOCK
Fair values of bonds are based on quoted market prices, where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit quality and maturity of the investments. The fair values of common stocks are based on quoted market prices.

MORTGAGE LOANS ON REAL ESTATE
The estimated fair values of mortgage loans on real estate are established using a discounted cash flow method based on credit rating, maturity and future income. The rating for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market prices; or 3) the fair value of the collateral if the loan is collateral dependent.

POLICY LOANS
The estimated fair value of investments in policy loans was calculated on a composite discounted cash flow basis using U.S. treasury interest rates consistent with the maturity durations assumed. These durations were based on historical experience.

CASH AND SHORT-TERM INVESTMENTS
The carrying value of cash and short-term investments approximates their fair value.

INVESTMENT-TYPE INSURANCE CONTRACTS
The balance sheet captions, "Future policy benefits and claims" and "Other policyholder funds," include investment-type insurance contracts (i.e., deposit contracts). The fair values for the deposit contracts are based on their approximate surrender values.

The remainder of the balance sheet captions "Future policy benefits and claims" and "Other policyholder funds," that do not fit the definition of 'investment-type insurance contracts' are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and have not been determined by the Company. It is the Company's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about the Company's capital and surplus determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed. The Company and other companies in the insurance industry are monitoring the related actions of the various rule-making bodies and attempting to determine an appropriate methodology for estimating and disclosing the "fair value" of their insurance contract liabilities.

SEPARATE ACCOUNTS
Assets held in separate accounts are reported in the accompanying statutory-basis balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

9. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                              DECEMBER 31
                                                              -------------------------------------------------
                                                              2000                      1999
                                                              -----------------------   -----------------------
                                                              CARRYING                  CARRYING
ASSETS (LIABILITIES)                                          VALUE        FAIR VALUE   VALUE        FAIR VALUE
---------------------------------------------------------------------------------------------------------------
                                                              (IN THOUSANDS)
                                                              -------------------------------------------------
Bonds.......................................................  $1,535,863   $1,511,743   $1,482,593   $1,405,671
Unaffiliated common stocks..................................          --           --          161          161
Mortgage loans on real estate...............................     185,143      183,394      197,425      189,179
Policy loans................................................     178,944      190,615      177,437      190,667
Cash and short-term investments.............................      46,690       46,690       29,467       29,467
Other invested assets.......................................         329          329          223          223
Investment-type insurance contracts.........................    (876,379)    (824,960)    (951,348)    (910,752)
Separate account assets.....................................     329,781      329,781      328,768      328,768
Separate account liabilities................................    (329,781)    (329,781)    (328,768)    (328,768)

10. TRANSACTIONS WITH AFFILIATES

The Company has entered into agreements with Lincoln Life to receive processing and other corporate services. Fees paid to Lincoln Life for such services were $22,986,332, $22,675,891 and $18,504,450 in 2000, 1999 and 1998, respectively.
The Company has also entered into an agreement with Lincoln Life to provide certain processing services. Fees received from Lincoln Life for such services were $2,439,100, $1,359,279 and $273,952 in 2000, 1999 and 1998, respectively.

The Company has an investment management agreement with an affiliate, Lincoln Investment Management, Inc., for investment advisory and asset management services. Fees paid for such investment services were $1,388,223, $1,309,426 and $1,501,592 in 2000, 1999 and 1998, respectively.

The Company cedes business to two affiliated companies, Lincoln Life and Lincoln National Reassurance Company. The caption "Premiums and deposits" in the accompanying statements of operations has been reduced by $4,783,310 and $6,269,272 for premiums paid on these contracts in 2000 and 1999, respectively. The caption "Future policy benefits and claims" has been reduced by $2,475,583 and $2,323,435 related to reserve credits taken on these contracts as of December 31, 2000 and 1999, respectively.

11. SEPARATE ACCOUNTS

Separate account assets held by the Company consist primarily of long-term bonds, common stocks, short-term investments and mutual funds are carried at fair value. None of the separate accounts have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the policyholder.

Separate account premiums, deposits and other considerations amounted to $61,642,139, $109,574,216 and $73,993,993 in 2000, 1999 and 1998, respectively.
Reserves for separate accounts with assets at fair value were $317,471,859 and $320,413,080 at December 31, 2000 and 1999, respectively. All reserves are subject to discretionary withdrawal at market value.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

11. SEPARATE ACCOUNTS (CONTINUED)
A reconciliation of transfers to separate accounts is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              2000          1999              1998
                                                              --------------------------------------------
Transfers as reported in the Summary of Operations of
various separate accounts:
  Transfers to separate accounts............................  $ 61,642,139  $109,574,216      $ 73,993,993
  Transfers from separate accounts..........................   (36,528,897)  (81,318,409)      (40,118,042)
                                                              ------------  ------------      ------------
Net transfer to separate accounts as reported in the
Statement of Operations.....................................  $ 25,113,242  $ 28,255,807      $ 33,875,951
                                                              ============  ============      ============

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lincoln Life & Annuity Company of New York

We have audited the accompanying statutory-basis balance sheets of Lincoln Life & Annuity Company of New York (a wholly owned subsidiary of The Lincoln National Life Insurance Company) as of December 31, 2000 and 1999, and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the Untied States, the financial position of Lincoln Life & Annuity Company of New York at December 31, 2000 and 1999, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2000.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Life & Annuity Company of New York at December 31, 2000 and 1999, the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting practices prescribed or permitted by the New York Insurance Department.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
March 30, 2001

                                    PART II

                        FEES AND CHARGES REPRESENTATION

    Lincoln Life & Annuity Company of New York represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Lincoln Life & Annuity Company of New York.

                                  UNDERTAKING

    Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                INDEMNIFICATION

        (a) Brief description of indemnification provisions.

           In general, Article VII of the By-Laws of Lincoln Life & Annuity Company of New York (LLANY) provides that LLANY will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of LLANY, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or not opposed to the best interests of, LLANY. Certain additional conditions apply to indemnification in criminal proceedings.

           In particular, separate conditions govern indemnification of directors, officers, and employees of LLANY in connection with suits by, or in the right of, LLANY.

           Please refer to Article VII of the By-Laws of LLANY (Exhibit No. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, New York law.

        (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       CONTENTS OF REGISTRATION STATEMENT


    This Pre-Effective Amendment No.1 to the Registration Statement comprises the following papers and documents:



       The facing sheet;
       The cross reference sheet;
       1 Prospectus: (85 pages);
       The fees and charges representation;
       The undertaking to file reports;
       Statements regarding indemnification;
       The signatures
       Consents of
           Robert O. Sheppard, Esquire
           Vaughn W. Robbins, FSA
           Ernst & Young, LLP


    1. The following exhibits correspond to those required by paragraph A of the instructions as to exhibits in Form N-8B-2:
        (1) Resolution of the Board of Directors of Lincoln Life & Annuity Company of New York and related documents authorizing establishment of the Account. (2)

        (2) Not applicable.

        (3) (a) Revised and Amended Principal Underwriting Agreement between Lincoln Financial Advisors Corporation and Lincoln Life & Annuity Company of New York. (4)


            (b) Selling Group Agreement. (4)


            (c) Commission Schedule for Variable Life Policies. (5)

        (4) Not applicable.
        (5) (a)  Forms of Policy and Application.

                (1) Policy Form LN 680 NY. (6)


                (2) Application B 10399 NY. (5)

            (b) Riders. LR 434 NY LNY and LR 435 NY LNY. (3)

            (c) Death Benefit Option 3 - Policy Form B 10424 NY (7)


            (d) Accounting Value Rider - Policy Form LR 500 NY (7)


            (e) Change of Insured Rider - Policy Form LR 496 NY (7)

        (6) (a) Articles of Incorporation of Lincoln Life & Annuity Company of New York. (1)
            (b) Bylaws of Lincoln Life & Annuity Company of New York. (1)
        (7) Not applicable.

        (8) Fund Participation Agreements and Amendments thereto:


           Agreements between Lincoln Life & Annuity Company of New York and:


            (a) AIM Variable Insurance Funds


            (b) American Funds Insurance Series


            (c) Baron Capital Funds Trust.


            (d) BT Insurance Funds Trust.


            (e) Delaware Group Premium Fund, Inc.


            (f)  Fidelity Variable Insurance Products Fund.


            (g) Fidelity Variable Insurance Products Fund II.


            (h) Fidelity Variable Insurance Products Fund III


            (i)  Janus Aspen Series.


            (j)  Lincoln National Funds.


            (k) MFS-Registered Trademark- Variable Insurance Trust.


            (l)  Neuberger & Berman Advisers Management Trust.


            (m) Franklin Templeton Variable Products Series Fund.

        (9) Not applicable.
        (10) See Exhibit 1(5).
    2.  See Exhibit 1(5).
    3.  Opinion and Consent of Robert O. Sheppard, Esq.
    4.  Not applicable.
    5.  Not applicable.
    6.  Opinion and consent of Vaughn W. Robbins, FSA

    7.  Consent of Ernst & Young LLP, Independent Auditors.

    8.  Not applicable.
------------------------
(1) Incorporated by reference to Registration Statement on Form N-4 (File No. 333-38007) filed on October 16, 1997.

(2) Incorporated by reference to Registration Statement on Form N-8B-2 (File No. 811-08651) filed on February 11, 1998.

(3) Incorporated by reference to Pre-Effective Amendment No. 1 to this Registration Statement on Form S-6 (File No. 333-42507) filed on July 2, 1998.


(4) Incorporated by reference to Pre-Effective Amendment No. 1 on Form N-4 (File 333-93875) filed on April 27, 2000.



(5) Incorporated by reference to Post-Effective Amendment No. 6 on Form S-6 (File No. 333-42507) filed on July 28, 2000.



(6) Incorporated by reference to Registration Statement on Form S-6 (File No. 333-52194) filed on December 19, 2000.



(7) Incorporated by reference to Post-Effective Amendment No. 7 on Form S-6 (File No. 333-42507) filed on April 20, 2001.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Lincoln Life & Annuity Flexible Premium Variable Life Account M, has duly caused this Pre-Effective Amendment No. 1 to the Initial Registration Statement on Form S-6 (File No. 333-52194) to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Syracuse and State of New York on the 4th day of May, 2001.



                                          Lincoln Life & Annuity Flexible
                                           Premium
                                           Variable Life Account M
                                           (Registrant)



                                          By:       /s/ ROBERT O. SHEPPARD

                                             -----------------------------------

                                              Robert O. Sheppard
                                             SECOND VICE PRESIDENT AND GENERAL
                                              COUNSEL OF
                                             LINCOLN LIFE & ANNUITY COMPANY OF
                                              NEW YORK



                                              Lincoln Life & Annuity Company of
                                              New York
                                             (Depositor)



                                          By:       /s/ ROBERT O. SHEPPARD

                                             -----------------------------------

                                                     Robert O. Sheppard
                                              SECOND VICE PRESIDENT AND GENERAL
                                                           COUNSEL

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Initial Registration Statement (File No. 333-52194) has been signed below on May 4, 2001, by the following persons, as officers and directors of the Depositor, in the capacities indicated:



                    SIGNATURE                                 TITLE
                    ---------                                 -----
              /s/ LORRY J. STENSRUD*                President and Director
   -------------------------------------------       (Principal Executive
                Lorry J. Stensrud                    Officer)

                                                    Second Vice President and
                /s/ JANET CHRZAN*                    Chief Financial Officer
   -------------------------------------------       (Principal Financial
                   Janet Chrzan                      Officer and Principal
                                                     Accounting Officer)

             /s/ J. PATRICK BARRETT*
   -------------------------------------------      Director
                J. Patrick Barrett

               /s/ ROBERT D. BOND*
   -------------------------------------------      Director
                  Robert D. Bond

                /s/ JON A. BOSCIA*
   -------------------------------------------      Director
                  Jon A. Boscia

                /s/ JOHN H. GOTTA*
   -------------------------------------------      Director
                  John H. Gotta

          /s/ BARBARA STEURY KOWALCZYK*
   -------------------------------------------      Director
             Barbara Steury Kowalczyk

          /s/ MARGUERITE LEANNE LACHMAN*
   -------------------------------------------      Director
            Marguerite Leanne Lachman

             /s/ LOUIS G. MARCOCCIA*
   -------------------------------------------      Director
                Louis G. Marcoccia

               /s/ GARY W. PARKER*
   -------------------------------------------      Director
                  Gary W. Parker

              /s/ JOHN M. PIETRUSKI*
   -------------------------------------------      Director
                John M. Pietruski

                /s/ RON J. PONDER*
   -------------------------------------------      Director
                  Ron J. Ponder

             /s/ LAWRENCE T. ROWLAND*
   -------------------------------------------      Director
               Lawrence T. Rowland

             /s/ RICHARD C. VAUGHAN*
   -------------------------------------------      Director
                Richard C. Vaughan




*By:/s/ ROBERT O. SHEPPARD
    ----------------------------------
    Robert O. Sheppard, pursuant to a
Power of Attorney filed with this
    Pre-Effective Amendment No. 1 to
    the Registration Statement.

                               POWER OF ATTORNEY



    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint, Joanne B. Collins, Robert
O. Sheppard and Troy D. Panning, individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6, Form N-8B-2 and/or Form N-6, or any successors to these Forms, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by any of our attorneys-in-fact to any such Registration Statement or amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individual for this specific purpose.



                    WITNESS our hands and common seal on this 7th day of February, 2000.



                    SIGNATURE                                 TITLE
                    ---------                                 -----
                /s/ JON A. BOSCIA
   -------------------------------------------      Director
                  Jon A. Boscia

              /s/ RICHARD C. VAUGHAN
   -------------------------------------------      Director
                Richard C. Vaughan

                /s/ JOHN H. GOTTA
   -------------------------------------------      Director
                  John H. Gotta

           /s/ BARBARA STEURY KOWALCZYK
   -------------------------------------------      Director
             Barbara Steury Kowalczyk

          /s/ MARGUERITE LEANNE LACHMAN
   -------------------------------------------      Director
            Marguerite Leanne Lachman

              /s/ JOHN M. PIETRUSKI
   -------------------------------------------      Director
                John M. Pietruski

              /s/ J. PATRICK BARRETT
   -------------------------------------------      Director
                J. Patrick Barrett

              /s/ LOUIS G. MARCOCCIA
   -------------------------------------------      Director
                Louis G. Marcoccia

                               POWER OF ATTORNEY



    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint, Joanne B. Collins, Robert
O. Sheppard and Troy D. Panning, individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6, Form N-8B-2 and/or Form N-6, or any successors to these Forms, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by any of our attorneys-in-fact to any such Registration Statement or amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individual for this specific purpose.



                    WITNESS our hands and common seal on this 4th day of February, 2000.



                 SIGNATURE                                TITLE
                 ---------                                -----
          /s/ LAWRENCE T. ROWLAND
          ------------------------              Director
            Lawrence T. Rowland




                                                Subscribed and sworn to before
              STATE OF INDIANA      )            me this
                     )              SS:         4th day of February, 2000
              COUNTY OF ALLEN       )

          /s/ JANET L. LINDENBERG
          ------------------------                      Notary Public
            Janet L. Lindenberg                 Commission Expires: 7-10-2001




                               POWER OF ATTORNEY



    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint, Joanne B. Collins, Robert
O. Sheppard and Troy D. Panning, individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6, Form N-8B-2 and/or Form N-6, or any successors to these Forms, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by any of our attorneys-in-fact to any such Registration Statement or amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individual for this specific purpose.



                    WITNESS our hands and common seal on this 13th day of December, 2000.



                 SIGNATURE                                TITLE
                 ---------                                -----
             /s/ ROBERT D. BOND
          ------------------------              Director
               Robert D. Bond




                                                Subscribed and sworn to before
              STATE OF INDIANA      )            me this
                                    ) SS:       13th day of December, 2000
              COUNTY OF ALLEN       )

           /s/ BRENDA S. HENLINE
          ------------------------                      Notary Public
             Brenda S. Henline                   Commission Expires: 2/16/07

                               POWER OF ATTORNEY



    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint Robert O. Sheppard, individually, our true and lawful attorney-in-fact, with full power to him to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6 or Form N-6, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by our attorney-in-fact to any such amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individuals for this specific purpose.



                    WITNESS our hands and common seal on this 11th day of April 2001.



                    SIGNATURE                                 TITLE
                    ---------                                 -----
                                                    Second Vice President and
                       /s/ JANET CHRZAN*             Chief Financial Officer
   -------------------------------------------       (Principal Financial
                   Janet Chrzan                      Officer and Principal
                                                     Accounting Officer)

                /s/ GARY W. PARKER
   -------------------------------------------      Director
                  Gary W. Parker

                      /s/ RON J. PONDER**
   -------------------------------------------      Director
                  Ron J. Ponder




                                                *Subscribed and sworn to
              STATE OF INDIANA      )            before me this
                                    )           11th day of April, 2001
              COUNTY OF ALLEN       )

             /s/ JANET A. BELL
          ------------------------                      Notary Public
               Janet A. Bell                      Commission Expires 3/13/08

                                                **Subscribed and sworn to
            STATE OF NEW JERSEY     )            before me this
                                    )           11th day of April, 2001
              COUNTY OF MORRIS      )

             /s/ BARBARA WELSH
          ------------------------                      Notary Public
               Barbara Welsh                      Commission Expires 3/5/02

                               POWER OF ATTORNEY



    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint Robert O. Sheppard, individually, our true and lawful attorney-in-fact, with full power to him to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6 or Form N-6, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by our attorney-in-fact to any such amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individuals for this specific purpose.



                    WITNESS our hands and common seal on this 10th day of April 2001.



                 SIGNATURE                                TITLE
                 ---------                                -----
           /s/ LORRY J. STENSRUD                President and Director
          ------------------------               (Principal Executive
             Lorry J. Stensrud                   Officer)